As filed with the Securities and Exchange Commission on December 24, 2015

Registration No. 333-208469

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	6022	95-3629339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher D. Myers

President and Chief Executive Officer

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Craig Miller, Esq. David Gershon, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, California 94111 (415) 291-7400	Arthur A. Coren, Esq. Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302-4001 (818) 591-2121

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an ☐ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting the purchase of these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED DECEMBER 24, 2015, SUBJECT TO COMPLETION

To the Shareholders of County Commerce Bank:

On October 14, 2015, County Commerce Bank entered into an Agreement and Plan of Reorganization and Merger, which we refer to as the “merger agreement,” with CVB Financial Corp., which we refer to as “CVB Financial,” and Citizens Business Bank. The merger agreement provides for CVB Financial’s acquisition of County Commerce Bank. If the required shareholder and regulatory approvals are obtained, all closing conditions are satisfied or waived and the merger is subsequently completed, County Commerce Bank will be merged with and into Citizens Business Bank, a wholly owned subsidiary of CVB Financial, with Citizens Business Bank as the surviving entity, which we refer to as the “merger.”

You are cordially invited to attend a special meeting of shareholders of County Commerce Bank, to be held at 5:30 p.m., Pacific Time, on January 28, 2016 at the bank’s main office located at 2400 East Gonzales Road, Oxnard, California 93036. At the special meeting, County Commerce Bank shareholders will be asked to consider and vote upon a proposal to approve the merger agreement. We cannot complete the proposed merger unless County Commerce Bank shareholders vote to approve the merger agreement. This letter is accompanied by the attached proxy statement/prospectus, which the County Commerce Bank board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

If the merger is completed, all outstanding shares of County Commerce Bank common stock will be converted into an aggregate of $20.625 million in shares of CVB Financial common stock, subject to potential adjustment based on the volume-weighted average closing price of CVB Financial common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to the effective time of the merger, which we refer to as the “CVB average closing price,” and $20.625 million in cash less the amounts paid on account of the termination of then-outstanding stock options to purchase County Commerce Bank common stock, all as set forth in the merger agreement. Because of the possibility of adjustments to the stock consideration or the cash consideration or a combination of the two, you will not know the exact number of shares of CVB Financial common stock or the exact amount of cash you will receive in connection with the merger when you vote on the merger agreement. Based on 2,389,936 shares of County Commerce Bank common stock issued and outstanding as of December 23, 2015, assuming a CVB average closing price of $16.71, which was the volume-weighted average closing price of a shares of CVB Financial common stock for the 20 trading days ending on the second trading day prior to the date the merger agreement was signed, and that 132,995 options to purchase shares of County Commerce Bank common stock are outstanding and unexercised at exercise prices ranging from $6.44 to $12.27 with an aggregate cash-out value of $1.14 million, holders of County Commerce Bank common stock would receive a number of shares of CVB Financial common stock (plus cash in lieu of any fractional share) valued at $8.63 and $8.16 in cash, or $16.79 in the aggregate, subject to possible adjustment as described in the accompanying proxy statement/prospectus, for each share of County Commerce Bank common stock they own. After completion of the merger, we expect that current CVB Financial shareholders will own approximately 98.6% of the combined company and that former shareholders of County Commerce Bank will own approximately 1.4% of the combined company.

CVB Financial’s common stock is listed on the NASDAQ Global Select Market under the symbol “CVBF.” The closing price of CVB Financial common stock on December 21, 2015 was $17.09 per share.

The attached proxy statement/prospectus contains a more complete description of the special meeting and the terms of the merger agreement and the merger. We urge you to review that entire document carefully. In particular, you should read the “Risk Factors” section beginning on page 24 of the proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you. You may also obtain information about CVB Financial from documents that CVB Financial has filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to County Commerce Bank. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby and, accordingly, you will lose your right to dissent to the merger under California law. If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote “AGAINST” such proposal.

We enthusiastically support the merger and recommend that you vote in favor of the adoption and approval of the merger agreement. Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger consideration is fair to County Commerce Bank shareholders from a financial point of view and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Your vote is very important. To ensure your representation at the County Commerce Bank special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

Sincerely,

Joseph D. Kreutz

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of CVB Financial common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated December 24, 2015 and is first being mailed to shareholders of County Commerce Bank on or about December 29, 2015.

WHERE YOU CAN FIND MORE INFORMATION

CVB Financial files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy any materials that CVB Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, CVB Financial files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, by accessing CVB Financial’s website at www.cbbank.com under the heading “Investors.”

County Commerce Bank does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

CVB Financial has filed a registration statement on Form S-4, of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference documents that CVB Financial has previously filed with the SEC. These documents contain important information about CVB Financial and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 100. These documents are available without charge to you upon written or oral request to CVB Financial’s principal executive office at:

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Attention: Corporate Secretary

(909) 980-4030

To obtain timely delivery of these documents, you must request the information no later than January 21, 2016 in order to receive them before County Commerce Bank’s special meeting of shareholders.

CVB Financial common stock is traded on the NASDAQ Global Select Market under the symbol “CVBF,” and County Commerce Bank common stock is traded on the OTC Markets Group’s OTC Pink marketplace under the symbol “CNYB.”

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COUNTY COMMERCE BANK

2400 East Gonzales Road

Oxnard, California 93036

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JANUARY 28, 2016

To the Shareholders of County Commerce Bank:

Notice is hereby given that, under the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of County Commerce Bank will be held at the bank’s main office located at 2400 East Gonzales Road, Oxnard, California 93036, on January 28, 2016, at 5:30 p.m. Pacific Time, for the sole purpose of considering and voting upon the following matters:

1.	Approval of the Merger Agreement. To consider and vote upon an Agreement and Plan of Reorganization and Merger, dated October 14, 2015 (as it may be amended from time to time, the “merger agreement”), by and among CVB Financial Corp. (“CVB Financial”), Citizens Business Bank and County Commerce Bank, and the transactions contemplated therein pursuant to which (i) County Commerce Bank will merge with and into Citizens Business Bank (the “merger”), the separate existence of County Commerce Bank as a California state-chartered bank will cease and Citizens Business Bank will survive and continue to exist as a California state-chartered bank and (ii) each share of County Commerce Bank common stock outstanding (other than shares as to which dissenters’ rights are properly exercised) will be converted into the right to receive cash and common stock of CVB Financial in accordance with the merger agreement.

2.	Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the terms of the merger agreement.

No other matters may be presented for consideration by County Commerce Bank shareholders at the special meeting.

The merger agreement, which is attached as Appendix A to the accompanying proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 24 of the accompanying proxy statement/prospectus.

The board of directors of County Commerce Bank has fixed the close of business on December 23, 2015 as the record date for determination of shareholders entitled to notice of and the right to vote at the special meeting. The proposal to approve the merger agreement requires the affirmative vote of at least a majority of the shares of County Commerce Bank common stock outstanding as of the record date for the special meeting and entitled to vote at that meeting. The proposal to grant authority to adjourn the special meeting, if necessary, requires the affirmative vote of at least a majority of the shares of County Commerce Bank common stock present in person or represented by proxy and entitled to vote at the special meeting.

County Commerce Bank shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached as Appendix C to the attached proxy statement/prospectus and incorporated herein by reference. Shareholders who do not vote in favor of the merger agreement, who file written demands that County Commerce Bank acquire their shares of County Commerce Bank common stock for cash and who comply with the other procedural requirements set forth in California Corporations Code Sections 1300, et. seq., may demand that County Commerce Bank acquire their shares of County Commerce Bank common stock for cash at their fair market value as of October 14, 2015, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. The demand must be in writing, must state the number of shares of County Commerce Bank common stock held of record for which demand is being made and must contain a statement of the amount claimed to be the fair market value of the shares as of October 14, 2015, the day of, and immediately prior to the first public announcement of the terms of the merger. That statement will constitute an offer to sell the shares to County Commerce Bank at that price. The County Commerce Bank board of directors has determined that the fair market value of the shares on October 14, 2015 was $13.35 per share based upon the last reported trading price of County Commerce Bank common stock on the OTC Pink marketplace on October 14, 2015, the day of, and immediately prior to, the first announcement of the terms of the merger. Shareholders dissenting to the merger must also deliver their share certificate(s) for receipt by County Commerce Bank within 30 days after the date on which notice of the approval by the outstanding shares of County Commerce Bank is mailed to the shareholders. Certificates representing these dissenting shares will be stamped or endorsed with a statement that the shares are dissenting shares and the certificate(s) will be returned to the shareholder. Any demands, notices, certificates or other documents delivered to County Commerce Bank may be sent to Joseph Kreutz, President and Chief Executive Officer, County Commerce Bank, 2400 East Gonzales Road, Oxnard, California 93036. For additional details about dissenters’ rights, please refer to “Dissenters’ Rights of County Commerce Bank Shareholders” beginning on page 90 and Appendix C to the accompanying proxy statement/prospectus.

BECAUSE IMPORTANT MATTERS ARE TO BE CONSIDERED AT THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT EACH SHAREHOLDER VOTE. Whether or not you plan to attend the special meeting, we urge you to promptly complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the proxy card included with this proxy statement/prospectus.

The enclosed proxy card is solicited by the County Commerce Bank board of directors. Any shareholder who executes and delivers a proxy card has the right to revoke it at any time before it is exercised by giving written notice of revocation to the secretary of County Commerce Bank by submitting, prior to the special meeting, a properly executed proxy bearing a later date or by being present at the special meeting and electing to vote in person by advising the chairman of the special meeting of such election.

Please indicate on the proxy card whether or not you expect to attend the special meeting so that arrangements for adequate accommodations can be made.

If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from the nominee a proxy issued in your name.

Dated: December 23, 2015	By Order of the Board of Directors

H. Randall Kinsling, Corporate Secretary

PLEASE VOTE YOUR SHARES OF COUNTY COMMERCE BANK COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL JOSEPH KREUTZ AT COUNTY COMMERCE BANK AT (805) 477-7600.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by CVB Financial (File No. 333-208469), constitutes a prospectus of CVB Financial under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of CVB Financial common stock to be issued in the merger contemplated by the merger agreement.

This proxy statement/prospectus also serves as a proxy statement provided to County Commerce Bank shareholders in connection with County Commerce Bank’s solicitation of proxies with respect to its special meeting of shareholders, at which County Commerce Bank shareholders will be asked to consider and vote upon the approval of the merger agreement and the merger contemplated thereby.

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the proposed merger and the special meeting. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in deciding how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	What is the merger?

A.	CVB Financial, Citizens Business Bank and County Commerce Bank have entered into a merger agreement pursuant to which County Commerce Bank will merge with and into Citizens Business Bank, a wholly owned subsidiary of CVB Financial, with Citizens Business Bank continuing as the surviving corporation, in a transaction which we refer to as the merger. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. In order for us to complete the merger, we need the approval of County Commerce Bank’s shareholders as well as the approvals of the banking regulators of CVB Financial’s wholly owned subsidiary, Citizens Business Bank.

Q:	Why am I receiving this proxy statement/prospectus?

A.	County Commerce Bank is sending these materials to you and other County Commerce Bank shareholders to help you decide how to vote your shares of County Commerce Bank common stock with respect to the approval of the merger agreement and the grant of discretionary authority to adjourn the special meeting if necessary to permit the further solicitation of proxies.

The merger cannot be completed unless County Commerce Bank shareholders approve the merger and approve and adopt the merger agreement. At the special meeting, County Commerce Bank shareholders will vote on the proposals necessary to complete the merger. Information about the special meeting, the merger and any other business to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a prospectus of CVB Financial and a proxy statement of County Commerce Bank. It is a prospectus because CVB Financial is offering shares of its common stock and cash in exchange for outstanding shares of County Commerce Bank common stock in the merger. It is a proxy statement because County Commerce Bank is using this proxy statement/prospectus to solicit proxies from its shareholders.

Q:	What will County Commerce Bank shareholders receive in the merger?

A:	If the merger is completed, all outstanding shares of County Commerce Bank common stock and options to purchase County Commerce Bank common stock will be converted into an aggregate of $41,250,000 of merger consideration consisting of $20,625,000 in shares of CVB Financial common stock and $20,625,000 in cash, subject to adjustment under certain circumstances as set forth in the merger agreement. Assuming a CVB average closing price of $16.71 (the volume-weighted average closing price of a shares of CVB Financial common stock for the 20 trading days ending on the second trading day prior to the date the merger agreement was signed), 2,389,936 shares of County Commerce Bank common stock are issued and outstanding, and options to purchase 132,995 shares of County Commerce Bank common stock are outstanding immediately prior to the merger at exercise prices ranging from $6.44 to $12.27 with an aggregate cash-out value of $1.14 million (which were the number of shares and options outstanding as of December 23, 2015, the record date for the special meeting), holders of County Commerce Bank common stock would receive shares of CVB Financial common stock (plus cash in lieu of a fractional share) valued at $8.63 and $8.16 in cash per share of County Commerce Bank common stock, all subject to possible adjustment as described below, for each share they own.

Q:	Is the merger consideration subject to adjustment based on changes in the price of CVB Financial common stock or the number of options to purchase shares of County Commerce Bank outstanding at the time of the merger?

A:	Yes. Both the value of the shares of CVB Financial common stock and the amount of cash included in the merger consideration are subject to adjustment. The number of shares of CVB Financial common stock issuable and the amount of cash payable for each share of County Commerce Bank common stock will not be determined until the effective time of the merger.

If the volume-weighted average closing price of CVB Financial common stock for the 20 consecutive trading days ending on and including the fifth trading day prior to the closing date of the merger, which we refer to as the “CVB average closing price,” is between $14.62 and $18.80, then the aggregate value of the stock component of the merger consideration is fixed at $20,625,000 and the aggregate number of shares of CVB Financial common stock deliverable to County Commerce Bank shareholders will increase or decrease so that shareholders receive, in the aggregate, shares of CVB Financial common stock worth $20,625,000, based on the CVB average closing price, along with $20,625,000 in cash (subject to adjustment).

However, if the CVB average closing price is $18.80 or greater, then County Commerce Bank shareholders would instead receive a fixed aggregate number of 1,097,147 shares of CVB Financial common stock (regardless of the value of such shares), which is a fixed ratio of 0.4593 shares of CVB Financial common stock per share of County Commerce Bank common stock, assuming there are 2,388,876 shares of County Commerce Bank common stock outstanding at the time of the merger. If the CVB average closing price is $14.62 or less, then County Commerce Bank shareholders would instead receive a fixed aggregate number of 1,410,618 shares of CVB Financial common stock (regardless of the value of such shares), which is a fixed ratio of 0.5905 shares of CVB Financial common stock per share of County Commerce Bank common stock, assuming there are 2,389,936 shares of County Commerce Bank common stock outstanding at the time of the merger. As a result, the stock component of the merger consideration will decrease in value if the CVB average closing price is less than $14.62 per share and will increase in value if the CVB average closing price is greater than $18.80 per share. In either case, County Commerce Bank shareholders would receive cash in lieu of fractional shares and a pro rata share of the cash portion of the merger consideration.

The foregoing calculations assume that there will be 2,389,936 shares of the County Commerce Bank common stock outstanding at the effective time of the merger. However, as of December 23, 2015, there were also 132,995 County Commerce Bank options outstanding and the merger agreement provides that the holders of the options will be given the opportunity to: (i) exercise their stock options, whether or not vested, which will increase the number of shares outstanding and reduce the per share calculations accordingly; or (ii) be paid out in cash equal to the difference between the exercise price and the per share merger consideration, with the amount of cash utilized to cash-out the unexercised stock options reduced from the $20,625,000 cash portion of the merger consideration. Therefore, the $20,625,000 cash portion of the merger consideration is subject to decrease on account of amounts paid to cancel any options to purchase County Commerce Bank common stock that are outstanding and unexercised at the time of the merger.

Holders of County Commerce Bank common stock will be entitled to receive an equal, pro rata share of the aggregate number of shares of CVB Financial common stock and cash included in the merger consideration for each share of County Commerce Bank common stock (other than dissenting shares). Therefore, the exchange ratio and the amount of cash that you will receive for each share of County Commerce Bank common stock depend on the number of shares of County Commerce Bank common stock outstanding at the time of the merger, the number of unexercised stock options, and the value of the per share merger consideration will be reduced if County Commerce Bank issues additional shares of common stock, such as shares issuable upon the exercise of stock options.

Q:	Does CVB Financial or County Commerce Bank have the ability to terminate the merger agreement based on the CVB average closing price?

A:	Yes. CVB Financial may, by written notice to County Commerce Bank following the fifth trading day prior to closing, terminate the merger agreement if the CVB average closing price is greater than $20.05. County Commerce Bank may, by written notice to CVB Financial following the fifth trading day prior to closing, terminate the merger agreement if the CVB average closing price is less than $13.37.

Q:	What happens to County Commerce Bank stock options in the merger?

A:	Pursuant to the terms of County Commerce Bank’s Stock Option Plan and the merger agreement, all outstanding stock options will become fully vested and exercisable as a result of the merger. The holders will have the ability to exercise their options and participate in the merger. To the extent not exercised, the options will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, equal to the amount by which, if any, the value of the per share merger consideration to be received by holders of County Commerce Bank stock exceeds the exercise price per share of the option, multiplied by the number of shares of County Commerce Bank stock underlying the option, whether or not vested. As of December 23, 2015, the record date for the special meeting, options to purchase 132,995 shares of County Commerce Bank common stock were outstanding at exercise prices ranging from $6.44 to $12.27.

Q:	When will the merger be completed?

A:	CVB Financial and County Commerce Bank expect to complete the merger at the end of the month in which all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approval is received at the special meeting of County Commerce Bank shareholders and all required regulatory approvals are received and statutory waiting periods have elapsed. CVB Financial and County Commerce Bank currently expect to complete the merger in the first quarter of 2016. It is possible, however, that as a result of factors outside of either party’s control, the merger may be completed at a later time or may not be completed at all. For further information, please see the section entitled “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 78.

Q:	Who is entitled to vote?

A:	Holders of record of County Commerce Bank common stock at the close of business on December 23, 2015, which is the date that the County Commerce Bank board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	Do County Commerce Bank shareholders have dissenters’ rights with respect to approval of the merger agreement?

A:	Yes. Holders of County Commerce Bank common stock have dissenters’ rights in accordance with Chapter 13 of the California Corporations Code. In order to exercise dissenters’ rights, a shareholder does not need to affirmatively vote against the merger agreement. Rather, in order to exercise dissenters’ rights under California law, a shareholder must either (i) vote against the merger, (ii) abstain from voting on the merger or (iii) not return the proxy or vote in person. In addition, a shareholder choosing to exercise his or her dissenters’ rights must also comply with the applicable provisions of Chapter 13 of the California Corporations Code. A copy of the applicable sections of Chapter 13 of the California Corporations Code is included with this proxy statement/prospectus as Appendix C. Please read the section entitled “DISSENTERS’ RIGHTS OF COUNTY COMMERCE BANK SHAREHOLDERS” beginning on page 90.

CVB Financial is not obligated to complete the merger if dissenters’ rights are perfected and exercised, or capable of being perfected and exercised, with respect to 8% or more of the outstanding shares of County Commerce Bank common stock. Please see “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 78.

Q:	Will County Commerce Bank shareholders be able to trade CVB Financial common stock that they receive in the merger?

A:	Yes. CVB Financial common stock issued in the merger to County Commerce Bank shareholders will be listed on the NASDAQ Global Select Market under the symbol “CVBF.” Unless you are deemed an “affiliate” of CVB Financial, you may sell the shares of CVB Financial common stock you receive in the merger without restriction.

Q:	What constitutes a quorum?

A:	The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of County Commerce Bank common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	County Commerce Bank shareholders are being asked to vote on the following proposals:

1.	To approve the merger and to approve and adopt the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which is referred to as the “merger proposal;” and

2.	To grant authority to adjourn the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which is referred to as the “adjournment proposal.”

Shareholder approval of the merger proposal is required for completion of the merger. Because this is a special meeting of shareholders, County Commerce Bank will not transact any other business at the special meeting.

Q:	What vote is required to approve each proposal at the special meeting?

A:	Merger proposal: The affirmative vote of a majority of the issued and outstanding shares of County Commerce Bank common stock entitled to vote is required to approve the merger proposal.

Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of County Commerce Bank common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Q:	What does the County Commerce Bank board of directors recommend?

A:	After careful consideration, the County Commerce Bank board of directors unanimously recommends that County Commerce Bank shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a shareholder of record of County Commerce Bank as of December 23, 2015, which is referred to as the “record date,” you may submit your proxy before the special meeting in one of the following ways:

•	Use the toll-free number shown on your proxy card;

•	Visit the website shown on your proxy card to vote via the Internet; or

•	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of County Commerce Bank common stock that you owned as of the record date. As of the close of business on December 23, 2015, there were 2,389,936 outstanding shares of County Commerce Bank common stock. As of that date, approximately 41.42% of the outstanding shares of County Commerce Bank common stock were beneficially owned and entitled to vote by the directors and executive officers of County Commerce Bank.

Q:	When and where is the special meeting?

A:	The special meeting of shareholders of County Commerce Bank will be held at County Commerce Bank’s main office located at 2400 East Gonzales Road, Oxnard, California 93036 at 5:30 p.m., Pacific Time, on January 28, 2016. All County Commerce Bank shareholders as of the County Commerce Bank record date, or their duly appointed proxies, may attend the special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to County Commerce Bank or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the stock exchanges and other self-regulatory agencies, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self-regulatory agencies determines to be “non-routine” without specific instructions from the beneficial owner. All proposals at the special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	What if I abstain from voting or fail to instruct my broker?

A:	If you are a holder of County Commerce Bank common stock as of the record date and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger proposal.

Abstentions and broker non-votes of shares of County Commerce Bank common stock will not have any effect on the adjournment proposal, if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the County Commerce Bank common stock represented by your proxy will be voted as recommended by the County Commerce Bank board of directors with respect to that proposal, including “FOR” the merger proposal, in which case you will be prohibited from asserting dissenters’ rights.

Unless you check the box on its proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to special meeting.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of the following ways:

•	by sending a notice of revocation to the corporate secretary of County Commerce Bank; or

•	by sending a completed proxy card bearing a later date than your original proxy card.

If you choose any of these methods, you must take the described action such that the notice, Internet vote or proxy card, as applicable, is received no later than the beginning of the special meeting.

You may also change your vote by attending the special shareholders’ meeting, as applicable, and voting in person.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Do I need identification to attend the special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of County Commerce Bank common stock. If your shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of County Commerce Bank common stock on the record date.

Q:	What are the material United States federal income tax consequences of the merger to County Commerce Bank shareholders?

A:	CVB Financial and County Commerce Bank each expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as, the “Code,” and it is a condition to the respective obligations of CVB Financial and County Commerce Bank to complete the merger that each of CVB Financial and County Commerce Bank receive a legal opinion from their respective counsel that the merger qualifies as a reorganization. Consistent with such treatment, a U.S. holder (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 85) of County Commerce Bank common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger as a result of receiving CVB Financial common stock and cash in exchange for County Commerce Bank common stock; provided, that, the United States federal income tax consequences of the receipt of cash for a fractional share interest will be different. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the CVB Financial common stock exceeds the shareholder’s basis in County Commerce Bank common stock to be surrendered in exchange therefor.

Please carefully review the information set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 85 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your own situation. We strongly encourage you to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, County Commerce Bank shareholders will not receive any consideration for their shares of County Commerce Bank common stock in connection with the merger. Instead, County Commerce Bank will remain an independent company and its common stock will continue to be quoted on the OTC Pink marketplace. Under specified circumstances County Commerce Bank may be required to pay CVB Financial a fee with respect to the termination of the merger agreement, as described under the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 80.

Q:	Should I send in my County Commerce Bank stock certificates now?

A:	No. County Commerce Bank shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials, with instructions for completion, will be provided to County Commerce Bank shareholders under separate cover and the stock certificates should be sent at that time.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within County Commerce Bank or to third parties, except:

•	as necessary to meet applicable legal requirements,

•	to allow for the counting and certification of votes, or

•	to help our boards solicit proxies.

Q:	Who can help answer my questions about the proxy materials or voting?

A:	If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Joseph Kreutz, at County Commerce Bank at (805) 477-7600.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about CVB Financial into this proxy statement/prospectus. For a description of this information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 100. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “CVB Financial” refers to CVB Financial Corp., “County Commerce Bank” refers to County Commerce Bank and “we,” “us” and “our” refers collectively to CVB Financial and County Commerce Bank. Also, we refer to the proposed merger of County Commerce Bank with and into Citizens Business Bank as the “merger,” and the Agreement and Plan of Reorganization and Merger, dated as of October 14, 2015, by and among CVB Financial, Citizens Business Bank and County Commerce Bank, as the “merger agreement.”

The Merger and the Merger Agreement (pages 40 and 68)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, because it is the legal document that governs the merger.

Under the terms of the merger agreement, County Commerce Bank will merge with and into Citizens Business Bank, a wholly owned subsidiary of CVB Financial, with Citizens Business Bank as the surviving corporation immediately upon the closing of the merger.

Merger Consideration (page 40)

In the merger, all outstanding shares of County Commerce Bank common stock and options to purchase County Commerce Bank common stock will be converted into merger consideration with an aggregate value of $41,250,000, comprised of $20,625,000 in CVB Financial common stock and $20,625,000 in cash, subject to adjustment under certain circumstances as set forth in the merger agreement. Assuming that 2,389,936 shares of County Commerce Bank common stock and 132,995 stock options to purchase County Commerce Bank common stock at exercise prices ranging from $6.44 to $12.27 with an aggregate cash-out value of $1.14 million (which were the number of shares and options outstanding as of December 23, 2015) are outstanding immediately prior to the merger, and the CVB average closing price is $16.71 per share (which was the weighted average closing price of CVB Financial common stock for the 20 trading days ending on the second trading day prior to the date of the merger agreement), holders of County Commerce Bank common stock would receive 0.5167 shares of CVB Financial common stock (plus cash in lieu of any fractional share) and $8.16 in cash, all subject to possible adjustment as described below, for each share they own.

The aggregate value and the number of shares of CVB Financial common stock included in the merger consideration and the amount of cash included in the merger consideration are subject to adjustment. Therefore, the number of shares of CVB Financial common stock issuable and the amount of cash payable for each share of County Commerce Bank common stock will not be determined until the effective time of the merger.

If the CVB average closing price is between $14.62 and $18.80, then County Commerce Bank shareholders would receive the number of shares of CVB Financial common stock having an aggregate value of $20,625,000, and the per share merger consideration would be comprised of $8.63 in shares of CVB Financial common stock valued at the CVB average closing price plus $8.16 cash per share of County Commerce Bank common stock, assuming that only 2,389,936 shares of County Commerce Bank common stock are outstanding and 132,995 stock options to purchase County Commerce Bank common stock are cashed-out at exercise prices ranging from $6.44 to $12.27. However, if the CVB average closing price is $18.80 or greater, then County Commerce Bank shareholders would instead receive an aggregate of 1,097,147 shares (regardless of the value of those shares), which is 0.4593 shares of CVB Financial common stock per share of County Commerce Bank common stock (again assuming that only 2,389,936 shares of County Commerce Bank common stock and options to purchase 132,995 shares of County Commerce Bank common stock are cashed-out at exercise prices ranging from $6.44 to $12.26). Alternatively, if the CVB average closing price of CVB Financial common stock is $14.62 or less, and assuming that only 2,389,936 shares of County Commerce Bank common stock are outstanding and options to purchase 132,995 shares of County Commerce Bank common stock are cashed-out, then County Commerce Bank shareholders would instead receive an aggregate of 1,410,618 shares of CVB Financial common stock (regardless of the value of those shares), which is equal to 0.5905 shares of CVB Financial common stock per share of County Commerce Bank common stock. In either case, County Commerce Bank shareholders would also receive a pro rata portion of the aggregate cash portion of the merger consideration. Cash will be paid in lieu of any fractional shares.

Immediately prior to the effective time of the merger, each outstanding option to purchase shares of County Commerce Bank common stock, whether or not then vested and whether or not then exercisable, will become fully exercisable. Option holders will have the opportunity to either exercise their options or be cashed-out. Options that are exercised will result in an increase in the number of County Commerce Bank common shares outstanding, thereby reducing proportionately the number of shares of CVB Financial and the amount of cash payable per share of outstanding County Commerce Bank common stock. Options not exercised will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, equal to the excess over the exercise price per share, if any, of the value of the per share merger consideration. Thus, the cash portion of the merger consideration is subject to decrease on account of amounts that are paid to cancel any unexercised stock options to purchase County Commerce Bank common stock that are outstanding at the time of the merger.

CVB Financial may, by written notice to County Commerce Bank following the fifth trading day prior to closing, terminate the merger agreement if the CVB average closing price is greater than $20.05. County Commerce Bank may, by written notice to CVB Financial following the fifth trading day prior to closing, terminate the merger agreement if the CVB average closing price is less than $13.37.

The share price of CVB Financial common stock will fluctuate and the number of options to purchase shares of County Commerce Bank common stock outstanding may decrease, so the value of the merger consideration you receive may be different than any of these amounts.

The following table illustrates, for a range of potentially applicable CVB average closing prices, the value of the merger consideration and the cash included in the merger consideration and the number and value of the shares CVB Financial common stock included in the merger consideration, on both an aggregate and per share basis. The table assumes that 2,389,936 shares and 132,995 options to purchase shares of County Commerce Bank common stock at exercise prices ranging from $6.44 to $12.27 with an aggregate cash-out value of $1.14 million (which are the number of shares and stock options outstanding as of December 23, 2015) will be outstanding immediately before the merger and that none of the stock options will be exercised. The actual merger consideration will be based on the actual CVB average closing price, the actual number of shares outstanding at the time of the merger and the actual number of stock options outstanding immediately prior to the merger, each of which will be determined at the time of the merger. The CVB average closing prices and other amounts shown on this table are for illustration only.

Aggregate and Per Share Merger Consideration*

CVB Average Closing Price**		Aggregate Merger Consideration				Per Share Merger Consideration
		Merger Consideration	Cash Portion of Merger Consideration	Stock Consideration		Value	Cash Portion	Stock Portion
				Value	Shares			Value	Shares
$20.89		$43,541,667	$20,625,000	$22,916,667	1,097,147	$17.70	$8.11	$9.59	0.4593
$20.47		$43,083,333	$20,625,000	$22,458,333	1,097,147	$17.52	$8.12	$9.40	0.4593
$20.05	***	$42,625,000	$20,625,000	$22,000,000	1,097,147	$17.34	$8.13	$9.21	0.4593
$19.63		$42,166,667	$20,625,000	$21,541,667	1,097,147	$17.15	$8.14	$9.02	0.4593
$19.22		$41,708,333	$20,625,000	$21,083,333	1,097,147	$16.97	$8.15	$8.83	0.4593
$18.80		$41,250,000	$20,625,000	$20,625,000	1,097,147	$16.79	$8.16	$8.63	0.4593
$18.38		$41,250,000	$20,625,000	$20,625,000	1,122,083	$16.79	$8.16	$8.63	0.4697
$17.96		$41,250,000	$20,625,000	$20,625,000	1,148,178	$16.79	$8.16	$8.63	0.4806
$17.55		$41,250,000	$20,625,000	$20,625,000	1,175,515	$16.79	$8.16	$8.63	0.4921
$17.13		$41,250,000	$20,625,000	$20,625,000	1,204,186	$16.79	$8.16	$8.63	0.5041
$16.71	**	$41,250,000	$20,625,000	$20,625,000	1,234,291	$16.79	$8.16	$8.63	0.5167
$16.29		$41,250,000	$20,625,000	$20,625,000	1,265,939	$16.79	$8.16	$8.63	0.5299
$15.87		$41,250,000	$20,625,000	$20,625,000	1,299,254	$16.79	$8.16	$8.63	0.5439
$15.46		$41,250,000	$20,625,000	$20,625,000	1,334,368	$16.79	$8.16	$8.63	0.5586
$15.04		$41,250,000	$20,625,000	$20,625,000	1,371,434	$16.79	$8.16	$8.63	0.5741
$14.62		$41,250,000	$20,625,000	$20,625,000	1,410,618	$16.79	$8.16	$8.63	0.5905
$14.20		$40,660,714	$20,625,000	$20,035,714	1,410,618	$16.56	$8.17	$8.39	0.5905
$13.79		$40,071,429	$20,625,000	$19,446,429	1,410,618	$16.32	$8.18	$8.14	0.5905
$13.37	***	$39,482,143	$20,625,000	$18,857,143	1,410,618	$16.09	$8.20	$7.89	0.5905
$12.95		$38,892,857	$20,625,000	$18,267,857	1,410,618	$15.86	$8.21	$7.65	0.5905
$12.53		$38,303,571	$20,625,000	$17,678,571	1,410,618	$15.62	$8.22	$7.40	0.5905

*	For purpose of this table, the value of the per share merger consideration is the value of (x) the number of shares of CVB Financial common stock indicated in the column labeled “PER SHARE MERGER CONSIDERATION—Stock Portion—Shares,” based on the applicable CVB average closing price (valuing such shares at the applicable CVB average closing price), plus (y) the amount of cash per share. The actual per share merger consideration will be based on the actual CVB average closing price and number of shares of County Commerce Bank common stock then outstanding, which will be computed at the time of the merger. The CVB average closing prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of CVB Financial common stock.
**	On October 14, 2015, the date the merger agreement was signed, the volume-weighted average closing price of a share of CVB Financial common stock for the 20 trading days ending on the second trading day prior to the date the merger agreement was signed was $16.71. The merger agreement provides that if the CVB average closing price is equal to or greater than $18.80, then the CVB average closing price will be deemed to be $18.80 for purposes of determining the number of shares to be issued in the merger. Additionally, if the CVB average closing price is equal to or below $14.62, then the CVB average closing price will be deemed to be $14.62 for purposes of determining the number of shares to be issued in the merger.
***	If the CVB average closing price is greater than $20.05, CVB Financial may elect to terminate the merger agreement. If the CVB average closing price is less than $13.37, County Commerce Bank may elect to terminate the merger agreement.

For illustrative purposes only, assuming the CVB average closing price is $16.71, and there are only 2,389,936 shares of County Commerce Bank common stock outstanding and 132,995 County Commerce Bank stock options are outstanding immediately prior to the merger, a County Commerce Bank shareholder holding 100 shares of County Commerce Bank common stock would receive $816.00 in cash, 51 shares of CVB Financial common stock and $11.20 in cash in lieu of the resulting fractional share.

Assuming that 1,234,291 shares of CVB Financial common stock will be issued to County Commerce Bank shareholders (based on a $16.71 CVB average closing price and no cash in lieu of fractional shares paid), County Commerce Bank shareholders would own approximately 1.4% of CVB Financial’s outstanding common stock after the merger is completed, excluding any shares of CVB Financial common stock they may already own.

Recommendation of the County Commerce Bank Board of Directors (page 39)

After careful consideration, the County Commerce Bank board of directors unanimously recommends that County Commerce Bank shareholders vote “FOR” the merger proposal and “FOR” the County Commerce Bank adjournment proposal. For a more complete description of County Commerce Bank’s reasons for the merger and the recommendation of the County Commerce Bank board of directors, please see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of the County Commerce Bank Board of Directors” beginning on page 39.

Voting and Support Agreements (page 82)

Each of the directors and certain of the executive officers of County Commerce Bank has entered into a Voting and Support Agreement with CVB Financial and County Commerce Bank, pursuant to which they have agreed to vote “FOR” the County Commerce Bank merger proposal and “FOR” the County Commerce Bank adjournment proposal (if necessary or appropriate). As of the record date, these directors and executive officers of County Commerce Bank beneficially owned and were entitled to vote 990,005 shares of County Commerce Bank common stock, representing approximately 41.42% of the shares of County Commerce Bank common stock outstanding on that date. For more information regarding the Voting and Support Agreements, please see the section entitled “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 82.

Opinion of County Commerce Bank’s Financial Advisor (page 48)

On October 14, 2015, Keefe, Bruyette & Woods, Inc., which we refer to as “KBW,” County Commerce Bank’s financial advisor in connection with the merger, delivered an oral opinion to the County Commerce Bank board of directors, which was subsequently confirmed in a written opinion dated the same date, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration to be received by the holders of County Commerce Bank common stock in the proposed merger was fair, from a financial point of view, to such holders.

The full text of KBW’s opinion dated October 14, 2015 is attached as Appendix B to this proxy statement/prospectus, and the full text of the opinion is incorporated herein by reference. You should read the opinion in its entirety to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

KBW’s opinion was for the information of, and was directed to, the County Commerce Bank board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger.

The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the common shareholders of County Commerce Bank. It did not address the underlying business decision of County Commerce Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the County Commerce Bank board of directors in connection with the merger, and it does not constitute a recommendation to any holder of County Commerce Bank common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. KBW will receive a fee for its services, portions of which have been paid, and a significant portion of which is contingent upon consummation of the merger.

For further information, please see the section entitled “THE MERGER—Opinion of County Commerce Bank’s Financial Advisor” beginning on page 48.

County Commerce Bank Special Meeting of Shareholders (page 33)

County Commerce Bank’s special meeting of shareholders will be held at 5:30 p.m., Pacific Time, on January 28, 2016, at the bank’s main office located at 2400 East Gonzales Road, Oxnard, California 93036. At the special meeting, County Commerce Bank shareholders will be asked to approve the merger proposal and the adjournment proposal.

The County Commerce Bank board of directors has fixed the close of business on December 23, 2015 as the record date for determining the holders of County Commerce Bank common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of County Commerce Bank common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements (unless the special meeting is adjourned for more than 45 days). As of the record date, there were 2,389,936 shares of County Commerce Bank common stock outstanding and entitled to vote at the County Commerce Bank special meeting held by approximately 123 holders of record. Each share of County Commerce Bank common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

Approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of County Commerce Bank common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of County Commerce Bank common stock represented (in person or by proxy) at the County Commerce Bank special meeting and entitled to vote on the proposal.

Interests of County Commerce Bank’s Directors and Executive Officers in the Merger (page 61)

Certain of County Commerce Bank’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of County Commerce Bank shareholders, generally including the following:

•	Two of County Commerce Bank’s executive officers are party to agreements providing for severance and other benefits following a change in control of County Commerce Bank in connection with a qualifying termination of employment.

•	Joseph D. Kreutz, who is the President and Chief Executive Officer of County Commerce Bank, has entered into a consulting agreement with Citizens Business Bank that becomes effective upon the completion of the merger and Citizens Business Bank has offered Richard M. Favor, who is the Executive Vice President, Chief Operating Officer and Chief Credit Officer of County Commerce Bank, a position of employment, subject to the completion of the merger.

•	Certain of County Commerce Bank’s directors and executive officers may have stock options that under the merger agreement become fully vested upon the merger, the treatment of which is described below under “THE MERGER—Terms of the Merger” beginning on page 40.

•	County Commerce Bank directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The members of the County Commerce Bank board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that County Commerce Bank shareholders approve the merger proposal. These interests are described in more detail under the section entitled “THE MERGER—Interests of County Commerce Bank Directors and Executive Officers in the Merger” beginning on page 61.

Treatment of County Commerce Bank Stock Options (page 42)

Pursuant to the terms of County Commerce Bank’s Stock Option Plan and the merger agreement, all outstanding stock options will become fully vested and exercisable as a result of the merger. The holders will have the ability to exercise their options and participate in the merger. To the extent not exercised, the options will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, equal to the amount by which, if any, the value of the per share merger consideration to be received by holders of County Commerce Bank stock exceeds the exercise price per share of the option, multiplied by the number of shares of County Commerce Bank stock underlying the option, whether or not vested. As of December 23, 2015, options to purchase 132,995 shares of County Commerce Bank common stock were outstanding at exercise prices ranging from $6.44 to $12.27.

Regulatory Approvals Required for the Merger (page 65)

Completion of the merger is subject to various regulatory approvals, including approvals from the California Department of Business Oversight, which we refer to as the “Department of Business Oversight,” and the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” Notifications and/or applications requesting approval for the merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing all notices and applications to obtain the necessary regulatory approvals. We have received approval from the FDIC to complete the merger. Although we currently believe we should be able to obtain all required regulatory approvals, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to, or have a material adverse effect on, the combined company after the completion of the merger. The regulatory approvals to which completion of the merger are subject are described in more detail under the section entitled “THE MERGER—Regulatory Approvals Required for the Merger” beginning on page 65.

Conditions to the Merger (page 78)

The obligations of CVB Financial, Citizens Business Bank and County Commerce Bank to complete the merger are each subject to the satisfaction or waiver of the following conditions:

•	Approval of the merger proposal by County Commerce Bank shareholders;

•	The receipt of all regulatory approvals required from the FDIC and the Department of Business Oversight, subject to the limitations set forth in the merger agreement;

•	No injunction or decree or law preventing the consummation of the merger or making the merger illegal shall be in effect;

•	As of the last day of the month preceding the closing date, County Commerce Bank’s total loans shall not be less than $150,000,000; its total net equity shall not be less than $24,000,000 (subject to certain adjustments for certain merger-related expenses); and its average demand deposits and total demand deposits shall not be less than $75,000,000;

•	County Commerce Bank shall have presented to CVB Financial, no later than five business days prior to the closing date, a summary of certain of its merger-related transaction costs, which shall not exceed $3,300,000;

•	Change in control payments payable as a result of the merger shall not exceed $1,040,000, subject to certain adjustments;

•	The effectiveness of CVB Financial’s SEC registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	Approval for the listing on the NASDAQ Global Select Market of the shares of CVB Financial common stock to be issued in the merger;

•	The accuracy of the representations and warranties of each party as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on such party;

•	The absence of a material adverse effect on either party since the date of the merger agreement;

•	Performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

•	Holders of not in excess of 8% of the outstanding shares of County Commerce Bank shall have exercised or be capable of exercising their dissenters’ rights;

•	Written certifications as to certain factual matters shall have been delivered to each party;

•	Receipt by each party of an opinion of its tax counsel as to certain tax matters;

•	Receipt of a properly executed statement from County Commerce Bank that meets the requirements of the Foreign Investment in Real Property Tax Act; and

•	Joseph D. Kreutz and Citizens Business Bank shall have entered into the consulting agreement (which, as noted, has been completed).

No Solicitation (page 74)

Under the terms of the merger agreement, County Commerce Bank has agreed not to initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any company acquisition proposal (as defined below in the section entitled “THE MERGER AGREEMENT—Covenants and Agreements”). Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if County Commerce Bank receives an unsolicited bona fide company acquisition proposal and the board of directors of County Commerce Bank concludes in good faith that such company acquisition proposal constitutes, or is reasonably expected to result in, a company superior proposal (as defined below in the section entitled “THE MERGER AGREEMENT—Covenants and Agreements”), then County Commerce Bank and its board of directors may furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of County Commerce Bank concludes in good faith (after conferring with outside legal counsel and its financial advisors) that failure to take such actions would breach or would be more likely than not to breach its fiduciary duties to shareholders under applicable law; provided that prior to providing any such nonpublic information or engaging in any such negotiations, County Commerce Bank entered into a confidentiality agreement with such third party.

Under the terms of the merger agreement, none of the members of the board of directors of County Commerce Bank may, except as expressly permitted by the merger agreement, make an adverse change of recommendation (as defined below in the section entitled “THE MERGER AGREEMENT—Covenants and Agreements”), or cause or commit County Commerce Bank to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any company acquisition proposal made to County Commerce Bank. Nevertheless, in the event that County Commerce Bank receives a company acquisition proposal that County Commerce Bank board of directors concludes in good faith constitutes a company superior proposal, the board of directors of County Commerce Bank may make an adverse change of recommendation or terminate the merger agreement, as long as County Commerce Bank gives CVB Financial prior written notice at least five business days before taking such action and during such five business day period County Commerce Bank negotiates in good faith with CVB Financial to enable CVB Financial to make an improved offer that is at least as favorable to the shareholders of County Commerce Bank as such alternative company acquisition proposal.

Termination; Termination Fee (page 80)

CVB Financial and County Commerce Bank may mutually agree at any time to terminate the merger agreement without completing the merger, even if County Commerce Bank shareholders have approved the merger and approved and adopted the merger agreement.

In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by County Commerce Bank shareholders of the merger agreement:

•	by mutual written consent of CVB Financial and County Commerce Bank;

•	by either CVB Financial or County Commerce Bank if a requisite regulatory approval is denied and such denial has become final and non-appealable, if a governmental entity advises CVB Financial or County Commerce Bank in writing that it will deny a requisite regulatory approval (or intends to revoke or rescind such an approval) and such denial becomes unappealable, or if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making the consummation of the transactions contemplated by the merger agreement illegal;

•	by either CVB Financial or County Commerce Bank if the merger is not completed by June 30, 2016, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement;

•	by either CVB Financial or County Commerce Bank if there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by either CVB Financial or County Commerce Bank if County Commerce Bank shareholders have not approved the merger agreement and the transactions contemplated thereby at the duly convened County Commerce Bank special meeting or at any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the merger agreement;

•	by CVB Financial prior to County Commerce Bank shareholders’ approval of the merger proposal, in the event (a) County Commerce Bank breaches in any material respect the no solicitation provisions of the merger agreement; (b) County Commerce Bank or the board of directors of County Commerce Bank submits the merger agreement to County Commerce Bank shareholders without recommending approval or withdraws or adversely modifies such recommendation or makes an adverse change of recommendation; (c) at any time after the end of 15 business days following receipt of a company acquisition proposal, the board of directors of County Commerce Bank fails to reaffirm its recommendation that shareholders vote to approve the merger proposal as promptly as practicable (but in any event within five business days after receipt of any written request to do so by CVB Financial); or (d) a tender offer or exchange offer for outstanding shares of County Commerce Bank common stock is publicly disclosed (other than by CVB Financial or one of its affiliates) and the board of directors of County Commerce Bank recommends that its shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the board of directors of County Commerce Bank fails to recommend unequivocally against acceptance of such offer, which we refer to as a “termination due to no company recommendation;”

•	by County Commerce Bank, prior to obtaining County Commerce Bank shareholder approval, in order to enter into a definitive agreement providing for a company superior proposal (as defined below)

(provided that County Commerce Bank is not in material breach of any of the terms of the merger agreement and County Commerce Bank pays CVB Financial a termination fee in advance of or concurrently with such termination, as described below), which we refer to as a “termination due to a company superior proposal;”

•	by County Commerce Bank, by written notice to CVB Financial following the fifth trading day prior to closing in the event that the CVB average closing price is less than $13.37; or

•	by CVB Financial, by written notice to County Commerce Bank following the fifth trading day prior to closing in the event that the CVB average closing price is greater than $20.05.

County Commerce Bank must pay CVB Financial a termination fee of $1,650,000 in the event that:

•	the merger agreement is terminated by County Commerce Bank in order to enter into a definitive agreement providing for a company superior proposal;

•	CVB Financial terminates the merger agreement due to no company recommendation; or

•	any person has made a company acquisition proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and: (a) thereafter the merger agreement is terminated (i) by either party pursuant to the termination provision for delay or pursuant to the termination provision for no approval by County Commerce Bank shareholders or (ii) by CVB Financial pursuant to the termination provision for breach and (b) within 12 months after such termination of the merger agreement, a company acquisition proposal is consummated or any definitive agreement with respect to a company acquisition proposal is entered into (provided that references to “10%” in the definition of company acquisition proposal are deemed to be references to “50%”).

For more information, please see the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 80.

Material United States Federal Income Tax Consequences of the Merger (page 85)

The merger is intended to qualify as a reorganization under Section 368(a) of the Code and it is a condition to the respective obligations of CVB Financial and County Commerce Bank to complete the merger that each of CVB Financial and County Commerce Bank receives a legal opinion from its respective tax counsel that the merger qualifies as a reorganization. Consistent with such treatment, as a result of receiving CVB Financial common stock and cash in exchange for County Commerce Bank common stock, in general, a U.S. holder (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 85) of County Commerce Bank common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger; provided, that, the United States federal income tax consequences of the receipt of cash for a fractional share interest will be different. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of CVB Financial common stock exceeds the shareholder’s basis in County Commerce Bank common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of County Commerce Bank. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. We strongly recommend that you consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

For more information, please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 85.

Comparison of Shareholders’ Rights (page 93)

The rights of County Commerce Bank shareholders who continue as CVB Financial shareholders after the merger will be governed by the California Corporations Code and the articles of incorporation and bylaws of CVB Financial rather than by the California Corporations Code, the California Financial Code, and the articles of incorporation and bylaws of County Commerce Bank. For more information, please see the section entitled “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page 93.

Information About the Companies (page 29)

CVB Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. CVB Financial’s principal subsidiary is Citizens Business Bank, a California-chartered bank with 40 Business Financial Centers, eight Commercial Banking Centers and three Trust Offices located in San Bernardino County, Riverside County, Los Angeles County, Orange County, San Diego County, Santa Barbara County, Ventura County and the Central Valley area of California. As of September 30, 2015, CVB Financial had consolidated total assets of approximately $7.6 billion, total loans and lease finance receivables of approximately $3.8 billion, total deposits of approximately $6.0 billion and shareholders’ equity of approximately $921 million. CVB Financial had 750 full-time equivalent employees as of September 30, 2015. CVB Financial’s principal executive office is located at 701 N. Haven Avenue, Suite 350, Ontario, California 91764.

County Commerce Bank is a California-chartered bank. As of September 30, 2015, County Commerce Bank had consolidated total assets of approximately $257 million, total loans of approximately $162 million, total deposits of approximately $223 million and shareholders’ equity of approximately $24 million. County Commerce Bank had 41 full-time equivalent employees as of September 30, 2015. County Commerce Bank’s executive office is located at 2400 East Gonzales Road, Oxnard, California 93036 and County Commerce Bank maintains four full-service banking offices in Oxnard, Ventura, Camarillo and Westlake Village, California.

Risk Factors (page 24)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 24 and the risk factors described in CVB Financial’s Annual Report on Form 10-K for the year ended on December 31, 2014 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVB FINANCIAL

The following table summarizes consolidated financial results of CVB Financial for the periods and at the dates indicated and should be read in conjunction with CVB Financial’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that CVB Financial has previously filed with the SEC. Historical financial information for CVB Financial can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2015 and 2014 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of CVB Financial believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2015 and 2014 indicate results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(Dollars in thousands, except per share amounts)
Interest income	$196,426	$187,573	$252,903	$232,773	$262,222	$269,720	$317,289
Interest expense	6,742	12,234	16,389	16,507	25,272	35,039	57,972

Net interest income	189,684	175,339	236,514	216,266	236,950	234,681	259,317

Provision for loan losses	(4,500)	(16,100)	(16,100)	(16,750)	—	7,068	61,200
Noninterest income	24,769	26,557	36,412	25,287	15,903	34,216	57,114
Noninterest expense	108,747	94,962	126,229	114,028	138,160	141,025	168,492

Earnings before income taxes	110,206	123,034	162,797	144,275	114,693	120,804	86,739
Income taxes	39,674	44,594	58,776	48,667	37,413	39,071	23,804

NET EARNINGS	$70,532	$78,440	$104,021	$95,608	$77,280	$81,733	$62,935

Basic earnings per common share	$0.66	$0.74	$0.98	$0.91	$0.74	$0.77	$0.59

Diluted earnings per common share	$0.66	$0.74	$0.98	$0.91	$0.74	$0.77	$0.59

Cash dividends declared per common share	$0.360	$0.300	$0.400	$0.385	$0.340	$0.340	$0.340

Cash dividends declared on common shares	$38,274	$31,769	$42,356	$40,469	$35,642	$35,805	$36,103
Dividend pay-out ratio(1)	54.26%	40.50%	40.72%	42.33%	46.12%	43.81%	57.37%
Weighted average common shares:
Basic	105,672,082	105,218,139	105,239,421	104,729,184	104,418,905	105,142,650	105,879,779
Diluted	106,139,116	105,760,037	105,759,523	105,126,303	104,657,610	105,222,566	106,125,761
Common Stock Data:
Common shares outstanding at period end	106,355,098	105,796,853	105,893,216	105,370,170	104,889,586	104,482,271	106,075,576
Book value per share	$8.66	$8.03	$8.29	$7.33	$7.28	$6.84	$6.07
Financial Position:
Assets	$7,626,462	$7,422,849	$7,377,920	$6,664,967	$6,363,364	$6,482,915	$6,436,691
Investment securities available-for-sale	2,312,721	3,160,056	3,137,158	2,663,642	2,449,387	2,201,526	1,791,558
Investment securities held-to-maturity	869,650	1,598	1,528	1,777	2,050	2,383	3,143
Net loans, excluding PCI loans(2)	3,668,591	3,514,303	3,630,875	3,310,681	3,159,872	3,125,763	3,268,469
Net PCI loans(3)	94,431	132,351	126,367	160,315	195,215	256,869	374,012
Deposits	5,959,472	5,759,292	5,604,658	4,890,631	4,773,987	4,604,548	4,518,828
Borrowings	610,174	728,234	809,106	911,457	698,178	958,032	1,095,578
Junior subordinated debentures	25,774	25,774	25,774	25,774	67,012	115,055	115,055
Shareholders’ equity	920,727	849,231	878,109	771,887	762,970	714,814	643,855
Equity-to-assets ratio(4)	12.07%	11.44%	11.90%	11.58%	11.99%	11.03%	10.00%
Financial Performance:
Return on beginning equity	10.74%	13.59%	13.48%	12.53%	10.81%	12.69%	9.77%
Return on average equity (ROE)	10.42%	12.77%	12.50%	12.34%	10.31%	12.00%	9.40%
Return on average assets (ROA)	1.25%	1.49%	1.45%	1.48%	1.19%	1.26%	0.93%
Net interest margin (tax-equivalent)(5)	3.65%	3.63%	3.62%	3.71%	4.06%	4.04%	4.28%
Efficiency ratio(6)	50.71%	47.04%	46.25%	47.21%	54.64%	52.45%	53.25%

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
			(Dollars in thousands, except per share amounts)
Credit Quality (excluding PCI loans):
Allowance for loan losses	$59,149	$59,582	$59,825	$75,235	$92,441	$93,964	$105,259
Allowance/gross loans	1.59%	1.67%	1.62%	2.22%	2.84%	2.92%	3.12%
Total nonaccrual loans	$23,648	$37,050	$32,186	$39,954	$57,997	$62,672	$157,020
Nonaccrual loans/gross loans	0.63%	1.04%	0.87%	1.18%	1.78%	1.95%	4.65%
Allowance/nonaccrual loans	250.12%	160.82%	185.87%	188.30%	159.39%	149.93%	67.04%
Net (recoveries), charge offs	$(3,824)	$(447)	$(690)	$456	$1,523	$18,363	$64,865
Net (recoveries), charge offs/average loans	(0.10%)	(0.01%)	(0.02%)	0.01%	0.05%	0.57%	1.86%
Regulatory Capital Ratios:
Company:
Leverage ratio	11.12%	10.71%	10.86%	11.30%	11.50%	11.19%	10.58%
Common equity
Tier 1 capital ratio	16.88%	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 capital	17.40%	17.27%	16.99%	17.83%	18.23%	17.79%	16.61%
Total capital	18.65%	18.52%	18.24%	19.09%	19.49%	19.05%	18.00%
Bank:
Leverage ratio	11.01%	10.62%	10.77%	11.20%	11.21%	10.92%	10.54%
Common equity
Tier 1 capital ratio	17.22%	N/A	N/A	N/A	N/A	N/A	N/A
Tier 1 capital	17.22%	17.13%	16.85%	17.67%	17.77%	17.36%	16.55%
Total capital	18.47%	18.38%	18.11%	18.93%	19.03%	18.63%	17.82%

(1)	Dividends declared on common stock divided by net earnings.
(2)	Net Loans, excluding Purchased credit impaired (“PCI”) loans.
(3)	Excludes loans held-for-sale. PCI Loans are those loans acquired from San Joaquin Bank and previously covered by a loss sharing agreement with the FDIC.
(4)	Shareholders’ equity divided by total assets.
(5)	Net interest income (TE) divided by total average earning assets.
(6)	Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.

SELECTED HISTORICAL FINANCIAL DATA OF COUNTY COMMERCE BANK

The following table sets forth selected historical financial data of County Commerce Bank. The following selected financial data as of and for the years ended December 31, 2014, 2013 and 2012 have been derived from County Commerce Bank’s audited financial statements. Financial amounts as of and for the nine months ended September 30, 2015 and 2014 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of County Commerce Bank believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2015 and 2014 indicate results for any future period.

(In thousands, except per share data)	At or For the Nine Months Ended September 30,(1)		At or For the Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited )
Summary of Operations:
Interest Income	$6,313	$5,461	$7,408	$7,193	$7,083
Interest Expense	325	337	446	478	578

Net Interest Income	5,988	5,124	6,962	6,715	6,505
Provision for Loan Losses	3	(247)	(247)	(136)	12
Noninterest Income	385	274	365	309	321
Noninterest Expense	3,581	3,222	4,280	4,093	3,885

Income Before Income Taxes	2,789	2,423	3,294	3,067	2,929
Income Taxes	1,185	1,020	1,387	1,262	1,205

Net Income	$1,604	$1,403	$1,907	$1,805	$1,724

Per Share and Other Data:
Weighted Average Shares—Basic	2,388,876	2,388,876	2,388,876	2,388,876	2,022,321
Weighted Average Shares—Diluted	2,432,866	2,430,986	2,432,338	2,417,986	2,138,862
Net Income—Basic	$0.67	$0.59	$0.80	$0.76	$0.85
Net Income—Diluted	$0.66	$0.58	$0.78	$0.75	$0.81
Book Value Per Share(2)	$10.09	$9.18	$9.40	$8.57	$8.58
Balance Sheet Summary:
Investments, available-for-sale	$—	$—	$—	$—	$—
Loans Held for Sale	$5,347	$1,766	$1,282	$1,344	$9,406
Loans, net of Deferred Costs	$156,822	$132,799	$139,099	$125,865	$110,890
Allowance for Loan Losses	$2,491	$2,482	$2,483	$2,727	$3,001
Total Assets	$257,137	$252,533	$252,568	$223,585	$203,363
Total Deposits	$223,253	$224,607	$215,444	$193,843	$180,222
Borrowings	$9,000	$5,000	$13,800	$8,500	$4,000
Total Shareholders’ Equity	$24,112	$21,935	$22,457	$20,481	$18,508
Financial Ratios:
Return on Average Assets	0.85%	0.80%	0.80%	0.86%	0.91%
Return on Average Equity	9.21%	8.84%	8.89%	9.29%	10.10%
Net Interest Margin	3.28%	2.98%	3.02%	3.32%	3.56%
Operating efficiency ratio	57.07%	60.11%	58.44%	59.56%	57.04%
Shareholders’ Equity to Assets	9.38%	8.69%	8.89%	9.16%	9.10%
Credit Quality:
Allowance to Loans, Net of Deferred Costs	1.59%	1.87%	1.77%	2.17%	2.71%
Non-performing Loans to Total Loans	—	—	—	—	—
Non-performing Assets to Total Assets	—	—	—	—	—
Allowance to Non-performing Loans	—	—	—	—	—
Regulatory Capital Ratios:
Tier 1 Common Equity Capital Ratio	13.84%	N/A	N/A	N/A	N/A
Tier 1 Leverage Ratio	9.56%	8.97%	8.95%	9.15%	9.35%
Tier 1 Risk-Based Capital Ratio	13.84%	15.36%	15.06%	15.17%	15.19%
Total Risk-Based Capital Ratio	15.10%	16.61%	16.31%	16.42%	16.46%

(1)	Ratios for the nine month periods have been annualized where appropriate. No assurances can be given that the results for the nine months ended September 30, 2015 are indicative of the results that will be achieved for the full year.
(2)	Book value is calculated by dividing shareholders’ equity of $24,112,000 by the total number of shares outstanding (2,388,876 shares) at September 30, 2015, $21,935,000 by the total number of shares outstanding (2,388,876 shares) at September 30, 2014, $22,457,000 by the total number of shares outstanding (2,388,876 shares) at December 31, 2014, $20,481,000 by the total number of shares outstanding (2,388,876 shares) at December 31, 2013, and $18,508,000 by the total number of shares outstanding (2,156,370 shares) at December 31, 2012.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the dividends paid per share, of CVB Financial common stock, which trades on the NASDAQ Global Select Market under the symbol “CVBF,” and County Commerce Bank common stock, which trades on the OTC Markets Group’s OTC Pink marketplace under the symbol “CNYB.” The OTC Pink is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Global Select Market. Historical trading in County Commerce Bank common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

	CVB Financial Corp.			County Commerce Bank
	Stock Price		Dividends Per Share	Stock Price		Dividends Per Share
	High	Low		High	Low
2015
Fourth quarter (through December 21, 2015)	$18.77	$15.82	$0.12	$16.50	$13.25	$—
Third quarter	$18.37	$15.30	$0.12	$14.25	$12.50	$—
Second quarter	$18.11	$15.45	$0.12	$15.25	$11.80	$—
First quarter	$16.21	$14.53	$0.12	$12.25	$10.83	$—

2014
Fourth quarter	$16.47	$13.35	$0.10	$11.49	$10.80	$—
Third quarter	$16.50	$14.35	$0.10	$11.25	$10.35	$—
Second quarter	$16.42	$13.77	$0.10	$10.65	$10.26	$—
First quarter	$17.08	$14.23	$0.10	$10.80	9.45	$—

2013
Fourth quarter	$17.48	$13.28	$0.10	$9.90	$9.33	$—
Third quarter	$13.77	$11.65	$0.10	$9.75	$9.09	$—

The following table sets forth the closing sale prices per share of CVB Financial common stock and County Commerce Bank common stock on October 14, 2015, the last trading day before the first public announcement of the terms of the merger, and on December 21, 2015, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value of the merger consideration per share of County Commerce Bank common stock on October 14, 2015 and December 21, 2015.

	CVB Financial Corp.	County Commerce Bank	Equivalent Market Value Per Share of County Commerce Bank
December 21, 2015	$17.09	$16.50	$16.79	*
October 14, 2015	$16.53	$13.35	$16.79

*	Assumes the CVB average closing price is $17.09, which was the actual closing price of CVB Financial common stock as of December 21, 2015, that there are 2,389,936 shares of County Commerce Bank common stock outstanding and that options to purchase 132,995 shares of County Commerce Bank stock options are outstanding and cashed-out in lieu of being exercised by the holders thereof.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that give CVB Financial’s and County Commerce Bank’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects,” “projections” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Forward-looking statements speak only as of the date they are made, and CVB Financial and County Commerce Bank assume no duty to update forward-looking statements.

In addition to factors previously disclosed in CVB Financial’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus (including the section entitled “Risk Factors” beginning on page 24), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	The ability to complete the proposed transaction, including obtaining the required regulatory approvals and the approval by the shareholders of County Commerce Bank

•	The ability of Citizens Business Bank to successfully integrate County Commerce Bank, or achieve expected beneficial synergies and/or operating efficiencies, in each case within expected time frames or at all

•	Business disruption following the merger

•	Diversion of management’s attention from ongoing business operations and opportunities

•	Customer acceptance of Citizens Business Bank’s and County Commerce Bank’s products and services and efforts by competitor institutions to lure away such customers

•	The possibility that a change in the interest rate environment may reduce net interest margins

•	General economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected

•	Customer borrowing, repayment, investment and deposit practices

•	The introduction, withdrawal, success and timing of business initiatives

•	Credit quality deterioration or a reduction in real estate values that could cause an increase in the allowance for loan losses and a reduction in net earnings

•	Increased competitive pressure among depository institutions

•	The outcome of any legal proceedings that are or may be instituted against CVB Financial, Citizens Business Bank or County Commerce Bank or their respective directors or officers

•	Liquidity risk affecting CVB Financial’s, Citizens Business Bank’s and/or County Commerce Bank’s ability to meet their obligations when they come due

•	Changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios

•	Greater than expected noninterest expenses

•	Ability to retain key managers and employees of County Commerce Bank and Citizens Business Bank

•	Excessive loan losses

•	Other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” County Commerce Bank shareholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger proposal. Please see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i and “Incorporation of Certain Documents by Reference” beginning on page 100.

Fluctuations in market prices of CVB Financial common stock could affect the value that County Commerce Bank shareholders receive for their shares of County Commerce Bank common stock.

Under the terms of the merger agreement, and subject to certain exceptions as described elsewhere in this proxy statement/prospectus, if the CVB average closing price is $14.62 or more and $18.80 or less, the aggregate value of the shares of CVB Financial common stock to be issued as part of the merger consideration will be fixed at $20,625,000. Therefore, the aggregate number of shares of CVB common stock issued in the merger will depend on the CVB average closing price and will not be determined until the time of the merger. However, if the CVB average closing price is less than $14.62, then the number of shares of CVB Financial common stock included in the merger consideration will be fixed at 1,410,618 regardless of the aggregate value of such shares. Further, if the CVB average closing price is greater than $18.80, then the number of shares of CVB Financial common stock included in the merger consideration will be fixed at 1,097,147 regardless of the aggregate value of such shares. If the merger had occurred on December 29, 2015, the CVB average closing price would have been $17.37, which is the volume-weighted average closing price for CVB Financial common stock for the 20 trading days ending on December 21, 2015. The market price of CVB Financial common stock may vary from its price on the date immediately prior to the first public announcement of the merger, the date of this proxy statement/prospectus, the date of County Commerce Bank’s special meeting and the date for determining the CVB average closing price. The market price of CVB Financial common stock may fluctuate as a result of a variety of factors, including, among other things, changes in CVB Financial’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of CVB Financial. Therefore, the market value of the shares of CVB Financial common stock that a County Commerce Bank shareholder receives in the merger could decline correspondingly with any declines in the market price of CVB Financial common stock prior to and as of the date the merger consideration is determined.

Because the price of CVB Financial common stock will fluctuate prior to the merger, CVB Financial cannot assure County Commerce Bank shareholders of the market value or number of shares of CVB Financial common stock that they will receive in the merger.

Further, the amount of cash included in the merger consideration will be reduced by the amount of cash paid to holders of outstanding stock options immediately prior to the merger. Accordingly, at the time County Commerce Bank shareholders vote with respect to the merger agreement, they will not know the precise market value or number of shares of CVB Financial common stock or the amount of cash consideration that they will receive in the merger.

If the CVB average closing price falls below $13.37, County Commerce Bank could elect to terminate the merger agreement and the merger would not occur. Likewise, if the CVB average closing price rises above $20.05, CVB Financial could elect to terminate the merger agreement and the merger would not occur.

If the CVB average closing price for CVB Financial common stock is less than $13.37 per share as of the fifth trading day prior to the closing date of the merger, County Commerce Bank has the discretion, but not the obligation, to terminate the merger agreement. Conversely, if the CVB average closing price for CVB Financial common stock is greater than $20.05 per share as of the fifth trading day prior to the closing date of the merger, CVB Financial has the discretion, but not the obligation, to terminate the merger agreement.

As a result, even if County Commerce Bank shareholders and the regulators of County Commerce Bank and Citizens Business Bank approve the merger agreement, the merger may not ultimately be completed. Although either CVB Financial or County Commerce Bank may have the discretion to terminate the merger agreement based on the CVB average closing price, there is no obligation of either party to exercise such power.

The market price for CVB Financial common stock may be affected by factors different from those that historically have affected County Commerce Bank.

Upon completion of the merger, holders of County Commerce Bank common stock will become holders of CVB Financial common stock. CVB Financial’s business differs from that of County Commerce Bank, and accordingly, the results of operations of CVB Financial will be affected by some factors that are different from those currently affecting the results of operations of County Commerce Bank. For a discussion of the business of CVB Financial and some important factors to consider in connection with its business, see the section entitled “INFORMATION ABOUT THE COMPANIES” beginning on page 29 and the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on CVB Financial’s ability to successfully combine the Citizens Business Bank and County Commerce Bank organizations. If CVB Financial is not able to achieve this objective, the anticipated benefits of the merger may not be realized fully or at all or may take longer than expected to be realized.

CVB Financial and County Commerce Bank have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits and/or loans out of our banks. As a result of such disruptions or the perceived potential for such disruptions, our competitors may be successful at luring key employees and customers away from us. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on CVB Financial following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion and may contain conditions on the completion of the merger that are not anticipated or cannot be met. It is a condition to closing the merger that no regulatory approval shall contain or shall have resulted in, or reasonably be expected to result in the imposition of, any burdensome condition on the combined company following the merger.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include approval of the merger agreement by County Commerce Bank shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of CVB Financial common stock to be issued to County Commerce Bank shareholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties, the absence of a material adverse effect on either CVB Financial or County Commerce Bank, the satisfaction of certain financial tests by County Commerce Bank and the performance by both parties of their covenants and agreements contained in the merger agreement, and the receipt by both parties of opinions from their respective tax counsel. These conditions to the closing of the merger may not be fulfilled, and accordingly, the merger may not be completed. In addition, if the merger is not completed by June 30, 2016, either CVB Financial or County Commerce Bank may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after County Commerce Bank shareholders approve the merger. In addition, CVB Financial and County Commerce Bank may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, County Commerce Bank may be required to pay a termination fee of $1,650,000 to CVB Financial. Please refer to the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 80 for a description of these circumstances.

Failure to complete the merger could negatively impact CVB Financial’s, Citizens Business Bank’s and/or County Commerce Bank’s respective businesses, financial condition, results of operations and/or stock prices.

If the merger agreement is terminated and the merger is not completed, the ongoing businesses of CVB Financial, Citizens Business Bank and County Commerce Bank may be adversely affected. The market prices of CVB Financial’s and County Commerce Bank’s respective common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, CVB Financial and County Commerce Bank may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal, and neither CVB Financial nor County Commerce Bank would realize any of the anticipated benefits of having completed the merger. The expenses of each of CVB Financial and County Commerce Bank incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not be recovered from the other party.

Further, if the merger agreement is terminated and the County Commerce Bank board of directors seeks another merger or business combination, County Commerce Bank shareholders cannot be certain that County Commerce Bank will be able to find a party willing to pay the equivalent or greater consideration than that which CVB Financial has agreed to pay in the merger.

CVB Financial is not required to complete the merger if County Commerce Bank does not meet certain financial measures.

CVB Financial’s obligation to complete the merger is subject to a number of conditions, including, but not limited to County Commerce Bank’s satisfying certain financial conditions and limits. For example, as of the last day of the month preceding the closing date, County Commerce Bank’s total loans may not be less than $150,000,000; its total net equity shall not be less than $24,000,000 (subject to adjustment for certain merger-related expenses); and its average demand deposits and total demand deposits may not be less than $75,000,000. If County Commerce Bank does not satisfy any one of these conditions, CVB Financial would not be obligated to complete the merger and the merger might not occur.

County Commerce Bank will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on County Commerce Bank and consequently, if the merger occurs, on CVB Financial. These uncertainties may impair County Commerce Bank’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with County Commerce Bank to seek to change existing business relationships with County Commerce Bank, which could negatively affect its results of operations. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CVB Financial. If key employees depart, CVB Financial’s business following the merger could be harmed and/or County Commerce Bank’s business would be harmed if the merger is not completed and County Commerce Bank then continues as an independent bank. In addition, the merger agreement restricts County Commerce Bank from making certain acquisitions and loans and taking other specified actions until the merger occurs without the consent of CVB Financial. These restrictions may prevent County Commerce Bank from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “THE MERGER AGREEMENT—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” beginning on page 69 of this proxy statement/prospectus for a description of the restrictive covenants to which County Commerce Bank is subject.

Some of the directors and officers of County Commerce Bank may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of County Commerce Bank may be different from those of County Commerce Bank shareholders generally, and directors and officers of County Commerce Bank may be participants in arrangements that are different from, or in addition to, those of County Commerce Bank shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “THE MERGER—Interests of County Commerce Bank Directors and Executive Officers in the Merger” beginning on page 61.

County Commerce Bank shareholders will have a significantly reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

County Commerce Bank shareholders currently have the right to vote in the election of the board of directors of County Commerce Bank and on other matters affecting County Commerce Bank. The merger will transfer control of County Commerce Bank to CVB Financial and, indirectly, to the shareholders of CVB Financial. When the merger occurs, each County Commerce Bank shareholder (other than shareholders exercising dissenters’ rights with respect to all of their shares of County Commerce Bank stock) will become a shareholder of CVB Financial with a percentage ownership of CVB Financial much smaller than such shareholder’s percentage ownership of County Commerce Bank. Because of this, County Commerce Bank shareholders will have significantly less influence on the management and policies of CVB Financial than they now have on the management and policies of County Commerce Bank.

The merger agreement contains provisions that may discourage other companies from trying to acquire County Commerce Bank for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to County Commerce Bank that might result in greater value to County Commerce Bank shareholders than does the merger. These provisions include a general prohibition on County Commerce Bank from soliciting, or, subject to certain exceptions, entering into discussions with, any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of County Commerce Bank have agreed to vote their shares of County Commerce Bank common stock in favor of the

County Commerce Bank merger proposal and the adjournment proposal and against any alternative transaction. County Commerce Bank also has an obligation to submit the merger proposal to a vote by its shareholders, even if County Commerce Bank receives a proposal that its board of directors believes is superior to the merger, unless the merger agreement is validly terminated prior to the special meeting. The shareholders that are party to the voting and support agreements described in this paragraph beneficially own and are entitled to vote in the aggregate approximately 41.42% of the outstanding shares of County Commerce Bank common stock as of the record date. In addition, County Commerce Bank may be required to pay CVB Financial a termination fee of $1,650,000 in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the sections entitled “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 82 and “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 80.

The combined company expects to incur substantial expenses related to the merger.

The combined company expects to incur substantial expenses in connection with the consummation of the merger and the combining of the business, operations, networks, systems, employees, technologies and policies and procedures of the two companies. Although CVB Financial and County Commerce Bank have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Under the merger agreement, if certain transaction costs exceed an aggregate of $3.3 million, the amount by which this threshold is exceeded could negatively impact County Commerce Bank’s net equity and its ability to meet the minimum total net equity closing condition contained in the merger agreement, in which case CVB Financial could decide not to complete the merger.

INFORMATION ABOUT THE COMPANIES

CVB Financial Corp. and Citizens Business Bank

CVB Financial is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2015, CVB Financial had consolidated total assets of approximately $7.6 billion, total loans and lease finance receivables of approximately $3.8 billion, total deposits of approximately $6.0 billion and shareholders’ equity of approximately $921 million. CVB Financial had 750 full-time-equivalent employees as of September 30, 2015.

CVB Financial provides a wide range of banking services through Citizens Business Bank, its wholly owned subsidiary. Citizens Business Bank is a California state-chartered bank headquartered in Ontario, California, and has been conducting business since 1974, originally under the name Chino Valley Bank.

Citizens Business Bank is an independent community bank that offers a full range of banking services in 40 Business Financial Centers located in the Inland Empire, Los Angeles County, Orange County, San Diego County, Santa Barbara County, Ventura County and the Central Valley areas of California. Citizens Business Bank also has eight Commercial Banking Centers. Although able to take deposits, these centers operate primarily as sales offices and focus on business clients and their principals, professionals and high-net-worth individuals. These centers are located in Burbank, Encino, Los Angeles, Newport Beach, Oxnard, Santa Barbara, Torrance and Upland, California. Citizens Business Bank also has three trust offices in Ontario, Newport Beach and Pasadena, California. These offices serve as sales offices for Citizens Business Bank’s wealth management, trust and investment products.

Through its network of banking offices, Citizens Business Bank emphasizes personalized service combined with a full range of banking and trust services for businesses, professionals and individuals. Although Citizens Business Bank focuses the marketing of its services to small- and medium-sized businesses, a full range of banking, investment and trust services are made available to the local consumer market.

Citizens Business Bank offers a standard range of bank deposit instruments. These include checking, savings, money market and time certificates of deposit for both business and personal accounts. Citizens Business Bank’s deposit accounts are insured by the FDIC up to applicable limits.

Citizens Business Bank provides a full complement of lending products, including commercial, agribusiness, consumer, real estate loans and equipment and vehicle leasing. Commercial products include lines of credit and other working capital financing, accounts receivable lending and letters of credit. Agribusiness products are loans to finance the operating needs of wholesale dairy farm operations, cattle feeders, livestock raisers and farmers. Citizens Business Bank also provides bank-qualified lease financing for municipal governments. Financing products include automobile leasing and financing, lines of credit, credit cards and home equity loans and lines of credit. Real estate loans include mortgage and construction loans.

Citizens Business Bank also offers a wide range of specialized services designed for its commercial customers, including cash management systems for monitoring cash flow, a credit card program for merchants, courier pick-up and delivery, payroll services, remote deposit capture, electronic funds transfers by way of domestic and international wires and automated clearinghouse, and online account access.

Citizens Business Bank offers financial services and trust services through its CitizensTrust division. These services include fiduciary services, mutual funds, annuities, 401(k) plans and individual investment accounts.

As a bank holding company, CVB Financial is subject to the supervision of the Board of Governors of the Federal Reserve Systems, or the “Federal Reserve.” It is required to file with the Federal Reserve reports and other information regarding its business operations and the business operations of its subsidiaries. As a California state-chartered bank, Citizens Business Bank is subject to primary supervision, periodic examination and regulation by the Department of Business Oversight, and by the FDIC as its primary federal regulator.

CVB Financial’s principal executive office is located at 701 North Haven Avenue, Suite 350, Ontario, California 91764, telephone number: (909) 980-4030.

CVB Financial common stock is traded on the NASDAQ Global Select Market under the symbol “CVBF.”

Additional information about CVB Financial and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

County Commerce Bank

General

County Commerce Bank is a full-service California state-chartered commercial bank headquartered in Oxnard, California, offering a full range of credit and depository services primarily to small- and medium-sized businesses. County Commerce Bank opened for business in February 2003 and currently operates from four full-service banking offices in Oxnard, Ventura, Camarillo and Westlake Village, California. County Commerce Bank’s deposits are insured by the FDIC up to the maximum limits allowable by law.

For the year ended December 31, 2014:

•	Net income was $1,907,000, or $0.78 per diluted share, an increase of $102,000 or 5.7% from the prior year’s $1,805,000, or $0.75 per diluted share;

•	Total assets as of December 31, 2014 were a record $252.6 million, a 13.0% increase over December 31, 2013;

•	Deposits increased by $21.6 million to $215.4 million at December 31, 2014, an 11.1% increase over December 31, 2013;

•	Capital increased by 9.7% or $1,976,000, ending 2014 at $22,457,000; and

•	The loan portfolio increased to $140,382,000 at December 31, 2014, compared to $127,209,000 at the end of 2013, an increase of 10.4%.

For the nine-month period ended September 30, 2015:

•	Net income was $1,604,000, or $0.66 per diluted share, an increase of $201,000 or 14.3% from $1,403,000 or $0.58 per diluted share for the same period of 2014;

•	Total assets as of September 30, 2015 were $257.3 million, a 1.8% increase over September 30, 2014;

•	Deposits decreased by $1.3 million to $223.3 million, a 0.6% decrease from September 30, 2014;

•	Capital increased by 9.9% or $2.2 million, ending September 30, 2015 at $24.1 million; and

•	The loan portfolio increased to $162.2 million at September 30, 2015, compared to $134.5 million at September 30, 2014, an increase of 20.5%.

Services

County Commerce Bank’s focus is providing highly personalized banking services to entrepreneurial businesses, professional firms and nonprofit organizations, along with their owners and key managers. County Commerce Bank offers a full range of deposit accounts, including personal and business/professional checking accounts, savings accounts, attorney-client trust accounts, money market demand accounts, NOW accounts, time certificates of deposit and tiered accounts for larger depositors. County Commerce Bank also provides other customary banking products and services, including, among other things, notary public services and wire transfers. Other convenience-oriented services and products County Commerce Bank offers are direct payroll deposits, bank-by-mail services, merchant bank card processing, telephone transfers, ATM debit cards, check imaging, electronic check capture, and ACH origination. County Commerce Bank also offers a full complement of convenience-oriented services including automated teller machines, remote deposit capture, courier service for bank transactions and a 24-hour Internet online banking capability to allow clients to obtain account information, transfer funds between accounts, place stop payment orders and re-order checks.

County Commerce Bank also provides a full array of lending products tailored to meet the needs of clients in its service market. These products include business lines of credit, term loans, loans guaranteed in whole or part by the U.S. Small Business Administration, or “SBA,” and state guaranteed loans, equipment loans, accounts receivable and inventory financing, construction loans, commercial real estate loans, letters of credit, individual lines of credit, auto and other consumer loans, and homeowner equity lines of credit.

There have been no significant changes in the types of services offered by County Commerce Bank since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. County Commerce Bank has no present plans regarding “a new line of business” requiring the investment of a material amount of its total assets. Most of County Commerce Bank’s business originates from within Ventura County and is primarily focused on loans to professional services, manufacturers, building contractors, developers, retailers, wholesalers and business service companies. County Commerce Bank’s business, based upon performance to date, does not appear to be seasonal. Except as described above, no material portion of County Commerce Bank’s loans is concentrated within a single industry or group of related industries, nor is County Commerce Bank dependent upon a single customer or group of related customers for a material portion of its deposits. Management of County Commerce Bank is unaware of any material effect upon County Commerce Bank’s capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

County Commerce Bank holds no patents, licenses (other than licenses obtained from bank regulatory authorities), franchises or concessions.

Service Areas

County Commerce Bank’s current market areas are Ventura and Los Angeles counties and surrounding areas in Southern California. County Commerce Bank attracts the majority of its loan and deposit business from the residents and numerous small- to medium-sized businesses, professional firms, and service entities located in Southern California. County Commerce Bank does not have direct dealings with any foreign sources and has no known risks in any international business.

Competition

The banking and financial services business in California generally, and in County Commerce Bank’s service area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers.

County Commerce Bank’s business is concentrated in its service area that originates from within Ventura County, including but not restricted to the following communities comprising Eastern Ventura and Western Los Angeles Counties: Thousand Oaks, Westlake Village, Newbury Park, Simi Valley, Calabasas, Agoura Hills, Camarillo, and Ventura, California. In order to compete with other financial institutions in its service area, County Commerce Bank relies principally upon direct personal contact by officers, directors, employees, and shareholders; and specialized services such as courier pick-up and delivery of non-cash banking items. In addition, County Commerce Bank has an experienced lending and marketing officer base. Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. Larger banks also perform services, such as trust services, international banking, discount brokerage and insurance services, that are not offered by County Commerce Bank.

Increasing levels of competition in the banking and financial services businesses may reduce market share or cause the prices charged for services to fall. Results may differ in future periods depending on the nature or level of competition. The increasingly competitive environment is a result primarily of sustained low market interest rates, changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers.

Commercial banks such as County Commerce Bank compete with savings banks, credit unions, other financial institutions, securities brokerage firms, and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings banks, credit unions, consumer finance companies, mortgage companies and other lending institutions.

Properties

County Commerce Bank currently operates out of its full-service headquarters in Oxnard and from three branch offices located in Ventura, Camarillo and Westlake Village, California. County Commerce Bank owns the real property where the Oxnard and Westlake Village offices are located. County Commerce Bank leases the Ventura and Camarillo facilities.

COUNTY COMMERCE BANK SPECIAL MEETING OF SHAREHOLDERS

General

This proxy statement/prospectus is being provided to County Commerce Bank shareholders as part of a solicitation of proxies by the County Commerce Bank board of directors for use at the special meeting and at any adjournments or postponements of such meeting. County Commerce Bank commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the County Commerce Bank special meeting on or about December 29, 2015.

Date, Time and Place of the Special Meeting

The special meeting will be held at County Commerce Bank’s main office located at 2400 East Gonzales Road, Oxnard, California on January 28, 2016, at 5:30 p.m. (Pacific Time).

Record Date for the Special Meeting; Shares Entitled to Vote

Only holders of record of County Commerce Bank common stock at the close of business on December 23, 2015, which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, County Commerce Bank had 2,389,936 shares of its common stock issued, outstanding and eligible to vote at the special meeting. As of December 23, 2015, County Commerce Bank had approximately 123 holders of its common stock of record.

Quorum

A majority of the shares of County Commerce Bank common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the special meeting to another date.

Purposes of the Special Meeting

The special meeting is being held to consider and vote on the following proposals:

1.	Approval of the Merger Agreement. To consider and vote upon an Agreement and Plan of Reorganization and Merger, dated October 14, 2015, and the transactions contemplated therein pursuant to which (i) County Commerce Bank will merge with and into Citizens Business Bank, the separate existence of County Commerce Bank as a California state-chartered bank will cease and Citizens Business Bank will survive and continue to exist as a California state-chartered bank and (ii) each share of County Commerce Bank common stock (other than shares as to which dissenters’ rights are properly exercised) will be converted into the right to receive cash and common stock of CVB Financial, the parent company of Citizens Business Bank, in accordance with and as determined by the merger agreement. We refer to this proposal as the “merger proposal.”

2.	Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the terms of the merger agreement. We refer to this proposal as the “adjournment proposal.”

Recommendation of the County Commerce Bank Board of Directors

The County Commerce Bank board of directors recommends that County Commerce Bank shareholders vote:

“FOR” the approval of the merger proposal; and

“FOR” the approval of the adjournment proposal.

The County Commerce Bank board of directors unanimously approved the merger agreement and the merger and has determined that the merger is in the best interests of County Commerce Bank and its shareholders. See “THE MERGER—Background of the Merger” beginning on page 38 and “THE MERGER—Reasons for the Merger and Recommendation of the County Commerce Bank Board of Directors” beginning on page 39.

In considering the recommendation of the County Commerce Bank board of directors with respect to the merger, County Commerce Bank shareholders should be aware that some of the County Commerce Bank directors and executive officers may have interests that are different from, or in addition to, the interests of County Commerce Bank shareholders generally. See “THE MERGER—Interests of County Commerce Bank Directors and Officers in the Merger” beginning on page 61.

Number of Votes

Each County Commerce Bank shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of County Commerce Bank as of the record date on the matters to be submitted to the vote of the shareholders.

Votes Required; Voting Agreements

The votes required for each proposal are as follows:

The merger proposal. The affirmative vote of at least a majority of the shares of County Commerce Bank common stock outstanding is required to approve this proposal.

The adjournment proposal. The affirmative vote of at least a majority of the shares of County Commerce Bank common stock, present in person or represented by proxy and entitled to vote at the special meeting, is required to approve this proposal.

County Commerce Bank’s directors, executive officers, principal shareholder and another shareholder collectively hold and were entitled to vote, as of the record date for the special meeting, 990,005 shares, or approximately 41.42% of County Commerce Bank common stock eligible to vote at the special meeting. Pursuant to voting agreements more fully described under the section “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 82, each of County Commerce Bank’s directors, executive officers and that principal shareholder and other shareholder has agreed to vote his, her or its shares of County Commerce Bank common stock “FOR” approval of the merger agreement and the transactions contemplated therein and the merger. A copy of the form of voting agreement is attached as Exhibit A to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by reference.

Voting of Proxies

Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote in person. You may also vote over the Internet or by telephone. Instructions for all voting methods can be found on the proxy card included with this proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual(s) named on your proxy card) will vote your shares as you have directed. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY AS FOLLOWS:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Abstentions and Broker Non-Votes

If you hold your shares of County Commerce Bank common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers which are voting with respect to shares held in “street name,” brokers have the discretion to vote such shares on routine, but not on non-routine, matters. At the special meeting, none of the proposals to be presented constitute a routine matter. THEREFORE, YOUR BROKER MAY NOT VOTE YOUR SHARES “FOR” ANY OF THE COUNTY COMMERCE BANK PROPOSALS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, WITHOUT YOUR SPECIFIC DIRECTION. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you instruct your broker or nominee how to vote your shares. Therefore, if you wish to be represented, you must vote by completing the information that is sent to you by your broker or nominee.

Revoking Proxies

County Commerce Bank shareholders who hold their shares in certificate form may revoke their proxies at any time before the time their proxies are voted at the special meeting by (i) filing with the Corporate Secretary of County Commerce Bank, H. Randall Kinsling, an instrument revoking it or a duly executed proxy bearing a later date or (ii) appearing in person at the special meeting and advising the chairman of the County Commerce Bank board of directors of the holder’s intent to vote at the special meeting.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:

County Commerce Bank

2400 East Gonzales Road

Oxnard, California 93036

Attention: H. Randall Kinsling, Corporate Secretary

For shareholders whose shares are held in “street name” and if you have instructed your broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Dissenters’ Rights

Holders of County Commerce Bank common stock will have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. After the special meeting, a notice will be sent advising shareholders if the merger has been approved. In order to perfect dissenters’ rights, a shareholder of County Commerce Bank common stock must do the following:

•	Not vote “FOR” the merger agreement and the merger;

•	Make a timely written demand upon County Commerce Bank for purchase in cash of the dissenting shareholder’s shares at their fair market value as of October 14, 2015, which demand includes:

•	the number of the shares held of record by the dissenting shareholder that such holder demands be paid in cash, and

•	what the dissenting shareholder claims to be the fair market value of his or her shares as of October 14, 2015;

•	Have the dissenting shareholder’s demand received by County Commerce Bank within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to the shareholder;

•	Submit certificates representing the dissenting shareholder’s shares for endorsement in accordance with Section 1302 of the California Corporations Code; and

•	Comply with such other procedures as are required by Chapter 13 of the California Corporations Code.

If dissenters’ rights are properly perfected, such dissenter has the right to cash in the amount equal to the fair market value of its shares of County Commerce Bank common stock as of October 14, 2015, the day of, and immediately prior to, the first public announcement of the terms of the merger. The County Commerce Bank board of directors has determined the fair market value for each share of County Commerce Bank common stock to be $13.35 as of October 14, 2015, based upon the last reported trading price of County Commerce Bank common stock on the OTC Pink marketplace on October 14, 2015, the day of, and immediately prior to, the first announcement of the terms of the merger. Please read the section entitled “DISSENTERS’ RIGHTS OF COUNTY COMMERCE BANK SHAREHOLDERS” beginning on page 90 and see Appendix C for additional information.

If dissenters’ rights are perfected and exercised or capable of being perfected and exercised with respect to more than 8% of County Commerce Bank’s outstanding shares of common stock, then CVB Financial has the option to terminate the merger agreement.

Other Matters

Because it is a special meeting of shareholders, no other matters may be presented for consideration by shareholders at the special meeting.

Solicitation of Proxies

The County Commerce Bank board of directors is soliciting proxies for the special meeting. County Commerce Bank will pay for the cost of solicitation of proxies. In addition to solicitation by mail, County Commerce Bank’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. County Commerce Bank will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If County Commerce Bank management deems it advisable, the services of individuals or companies that are not regularly employed by County Commerce Bank may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. County Commerce Bank will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Attending the Special Meeting

All County Commerce Bank shareholders as of the record date, or their duly appointed proxies, may attend the special meeting.

If you hold your shares of County Commerce Bank common stock in your name as a shareholder of record and you wish to attend the special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the special meeting. You must also bring valid photo identification.

If your shares of County Commerce Bank common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.

THE MERGER PROPOSAL

As discussed throughout this proxy statement/prospectus, County Commerce Bank is asking its shareholders to approve the merger proposal. Holders of County Commerce Bank common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of County Commerce Bank common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The County Commerce Bank board of directors unanimously recommends a vote “FOR” the merger proposal.

Each of the directors of County Commerce Bank has entered into a voting and support agreement with CVB Financial and County Commerce Bank, pursuant to which they have agreed to vote “FOR” the merger proposal. For more information regarding the voting and support agreements, please see the section entitled “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 82.

THE ADJOURNMENT PROPOSAL

If there are not sufficient shares of County Commerce Bank common stock represented to constitute a quorum at the special meeting or if the number of shares of County Commerce Bank common stock voting “FOR” approval of the merger agreement and the transactions contemplated therein is not sufficient to approve that proposal at the meeting, then the person(s) designated as the proxy holder stated in the proxy card of County Commerce Bank intends to move to adjourn the special meeting in order to enable the County Commerce Bank board of directors to solicit additional proxies for approval of the merger proposal.

In this proposal, County Commerce Bank is asking shareholders to grant discretionary authority to the person(s) designated as the proxy holder stated in the proxy card to move to adjourn the special meeting if there are not sufficient shares represented to constitute a quorum at the meeting or if the number of shares voting for approval of the merger proposal is not sufficient to approve that proposal at the meeting. If the shareholders of County Commerce Bank approve the adjournment proposal, County Commerce Bank could adjourn the special meeting to a later date and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if County Commerce Bank has received proxies representing a sufficient number of votes against approval and adoption of the merger proposal, County Commerce Bank could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger proposal.

If the special meeting is adjourned so that the County Commerce Bank board of directors can solicit additional proxies to approve the merger proposal, County Commerce Bank will not be required to give any notice to shareholders of the adjourned meeting’s place, date and time other than an announcement of the place, date and time provided at the special meeting.

Vote Required

At the special meeting, the adjournment proposal requires the affirmative vote of at least a majority of the shares voted in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting, but will be treated as present at the meeting for purposes of determining a quorum.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. Thus, shares held by a broker to whom you do not give instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Recommendation of the County Commerce Bank Board of Directors

The County Commerce Bank board of directors recommends a vote “FOR” granting discretionary authority to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement among CVB Financial, Citizens Business Bank and County Commerce Bank. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about CVB Financial, Citizens Business Bank or County Commerce Bank. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings CVB Financial makes with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Terms of the Merger

Transaction Structure

The merger agreement provides for CVB Financial’s acquisition of County Commerce Bank through the merger of County Commerce Bank with and into Citizens Business Bank, a bank chartered under the laws of California and the wholly owned bank subsidiary of CVB Financial, with Citizens Business Bank continuing as the surviving corporation.

Merger Consideration

In the merger, all outstanding shares of County Commerce Bank common stock and options to purchase shares of County Commerce Bank common stock will be converted into an aggregate of $41,250,000 in merger consideration comprised of $20,625,000 in shares of CVB Financial common stock and $20,625,000 in cash, subject to adjustment under certain circumstances as set forth in the merger agreement. Assuming the CVB average closing price is between $14.62 and $18.80 per share at the time of the merger, 2,389,936 shares of County Commerce Bank common stock are issued and outstanding, and 132,995 options to purchase shares County Commerce Bank common stock are outstanding at exercise prices ranging from $6.44 to $12.27 with a cash-out value of $1.14 million (which were the number of shares and options outstanding as of December 23, 2015, the record date for the special meeting), holders of County Commerce Bank common stock will receive $8.63 in shares of CVB Financial common stock (plus cash in lieu of any fractional shares) and $8.16 in cash, all subject to possible adjustment as described below, for each share they own.

The number of shares of CVB Financial common stock issuable and the amount of cash payable for each share of County Commerce Bank common stock will not be determined until the effective time of the merger and may change based on the trading price of CVB Financial common stock and the number of unexercised stock options to purchase County Commerce Bank outstanding at the time of the merger. If the CVB average closing price is between $14.62 and $18.80 and if there are only 2,389,936 shares of County Commerce Bank common stock outstanding, then County Commerce Bank shareholders would receive a number of shares of CVB Financial common stock having an aggregate of $20,625,000, which is $8.63 of CVB Financial common stock per share of County Commerce bank common stock, plus a pro rata portion of the cash included in the merger consideration. However, if the CVB average closing price is $18.80 or greater and if there are only 2,389,936 shares of County Commerce Bank common stock outstanding, then County Commerce Bank shareholders would instead receive a fixed exchange ratio of 0.4593 shares of CVB Financial common stock (regardless of the value of such number of shares) per share of County Commerce Bank common stock, and if the CVB average closing price is $14.62 or less; then County Commerce Bank shareholders would instead receive a fixed exchange ratio of 0.5905 shares of CVB Financial common stock (regardless of the value of such shares) per share of County Commerce Bank common stock, in either case, a pro rata portion of the cash consideration, subject to adjustment as further described in this proxy statement/prospectus and in the merger agreement.

Further, the aggregate cash portion of the merger consideration may decrease as a result of CVB Financial paying cash to cancel any unexercised stock options to purchase County Commerce Bank common stock at the effective time of the merger as determined in accordance with the merger agreement.

No fractional shares will be issued. CVB Financial will pay cash in lieu of fractional shares.

The following table illustrates, for a range of potentially applicable CVB average closing prices, the value of the merger consideration and the cash included in the merger consideration and the number and value of the shares of CVB Financial common stock included in the merger consideration, on both an aggregate and per share basis. The table assumes that 2,389,936 shares of County Commerce Bank common stock and 132,995 options to purchase shares (which were the number of shares and stock options outstanding as of December 23, 2015, the record date for the special meeting) will be outstanding immediately before the merger. The actual merger consideration will be based on the actual CVB average closing price, the actual number of shares of County Commerce Bank common stock outstanding at the time of the merger and the actual number of stock options outstanding immediately prior to the merger, each of which will be determined at the time of the merger. The CVB average closing prices and other amounts shown on this table are for illustration only.

Aggregate and Per Share Merger Consideration*

		Aggregate Merger Consideration				Per Share Merger Consideration
CVB Average Closing Price**		Merger Consideration	Cash Portion of Merger Consideration	Stock Consideration		Value	Cash Portion	Stock Portion
				Value	Shares			Value	Shares
$20.89		$43,541,667	$20,625,000	$22,916,667	1,097,147	$17.70	$8.11	$9.59	0.4593
$20.47		$43,083,333	$20,625,000	$22,458,333	1,097,147	$17.52	$8.12	$9.40	0.4593
$20.05	***	$42,625,000	$20,625,000	$22,000,000	1,097,147	$17.34	$8.13	$9.21	0.4593
$19.63		$42,166,667	$20,625,000	$21,541,667	1,097,147	$17.15	$8.14	$9.02	0.4593
$19.22		$41,708,333	$20,625,000	$21,083,333	1,097,147	$16.97	$8.15	$8.83	0.4593
$18.80		$41,250,000	$20,625,000	$20,625,000	1,097,147	$16.79	$8.16	$8.63	0.4593
$18.38		$41,250,000	$20,625,000	$20,625,000	1,122,083	$16.79	$8.16	$8.63	0.4697
$17.96		$41,250,000	$20,625,000	$20,625,000	1,148,178	$16.79	$8.16	$8.63	0.4806
$17.55		$41,250,000	$20,625,000	$20,625,000	1,175,515	$16.79	$8.16	$8.63	0.4921
$17.13		$41,250,000	$20,625,000	$20,625,000	1,204,186	$16.79	$8.16	$8.63	0.5041
$16.71	**	$41,250,000	$20,625,000	$20,625,000	1,234,291	$16.79	$8.16	$8.63	0.5167
$16.29		$41,250,000	$20,625,000	$20,625,000	1,265,939	$16.79	$8.16	$8.63	0.5299
$15.87		$41,250,000	$20,625,000	$20,625,000	1,299,254	$16.79	$8.16	$8.63	0.5439
$15.46		$41,250,000	$20,625,000	$20,625,000	1,334,368	$16.79	$8.16	$8.63	0.5586
$15.04		$41,250,000	$20,625,000	$20,625,000	1,371,434	$16.79	$8.16	$8.63	0.5741
$14.62		$41,250,000	$20,625,000	$20,625,000	1,410,618	$16.79	$8.16	$8.63	0.5905
$14.20		$40,660,714	$20,625,000	$20,035,714	1,410,618	$16.56	$8.17	$8.39	0.5905
$13.79		$40,071,429	$20,625,000	$19,446,429	1,410,618	$16.32	$8.18	$8.14	0.5905
$13.37	***	$39,482,143	$20,625,000	$18,857,143	1,410,618	$16.09	$8.20	$7.89	0.5905
$12.95		$38,892,857	$20,625,000	$18,267,857	1,410,618	$15.86	$8.21	$7.65	0.5905
$12.53		$38,303,571	$20,625,000	$17,678,571	1,410,618	$15.62	$8.22	$7.40	0.5905

*	For purpose of this table, the value of the per share merger consideration is the value of (x) the number of shares of CVB Financial common stock indicated in the column labeled “Per Share Merger Consideration—Stock Portion—Shares,” based on the applicable CVB average closing price (valuing such shares at the applicable CVB average closing price), plus (y) the amount of cash per share. The actual per share merger consideration will be based on the actual CVB average closing price and number of shares of County Commerce Bank common stock then outstanding, which will be computed at the time of the merger. The CVB average closing prices shown on this table are for illustration only. Cash will be paid in lieu of issuing fractional shares of CVB Financial common stock.
**

On October 14, 2015, the date the merger agreement was signed, the volume-weighted average closing price of a share of CVB Financial common stock for the 20 trading days ending on the second trading day prior to the date the merger agreement was signed was $16.71. The merger agreement provides that if the CVB average closing price is equal to or greater than $18.80, then the CVB average closing price will be deemed to be $18.80 for purposes of determining the number of shares to be issued in the merger. Additionally, if the CVB average closing price is equal to or below $14.62, then the CVB average closing price will be deemed to be $14.62 for purposes of determining the number of shares to be issued in the merger.
***	If the CVB average closing price is greater than $20.05, CVB Financial may elect to terminate the merger agreement. If the CVB average closing price is less than $13.37, County Commerce Bank may elect to terminate the merger agreement.

For illustrative purposes only, assuming the CVB average closing price is $16.71, and there are 2,389,936 shares of County Commerce Bank common stock and 132,995 County Commerce Bank stock options outstanding immediately prior to the merger at exercise prices ranging from $6.44 to $12.27 with an aggregate cash-out value of $1.14 million, a County Commerce Bank shareholder holding 100 shares of County Commerce Bank common stock would receive $816.00 in cash, 51 shares of CVB Financial common stock, and $11.20 in cash in lieu of the resulting fractional share.

Assuming that 1,234,291 shares of CVB Financial common stock will be issued to County Commerce Bank shareholders (based on a $16.71 CVB average closing price and no cash in lieu of fractional shares paid), County Commerce Bank shareholders would own approximately 1.4% of CVB Financial’s outstanding common stock after the merger is completed, excluding any shares of CVB Financial common stock they may already own.

Based on the volume-weighted average closing share price of CVB Financial common stock for the 20-trading day period ending on December 21, 2015, which was $17.37, and the number of shares of County Commerce Bank common stock and County Commerce Bank stock options outstanding on December 23, 2015, the most recent day for which information was available prior to the printing and mailing of this proxy statement/prospectus, the value of the merger consideration was $16.79 per share, assuming that no stock options are exercised prior to the merger. Because the price of CVB Financial common stock will fluctuate prior to the merger and because holders of County Commerce Bank stock options may elect to exercise their stock options prior to the merger, the value of the merger consideration you receive may be different than either of these amounts.

Treatment of County Commerce Bank Stock Options

Pursuant to the terms of County Commerce Bank’s Stock Option Plan and the merger agreement, all outstanding stock options will become fully vested and exercisable as a result of the merger. The holders will have the ability to exercise their options and participate in the merger. To the extent not exercised, the options will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, equal to the amount by which, if any, the value of the per share merger consideration to be received by holders of County Commerce Bank stock exceeds the exercise price per share of the option, multiplied by the number of shares of County Commerce Bank stock underlying the option, whether or not vested. As of December 23, 2015, the date of the merger agreement, options to purchase 132,995 shares of County Commerce Bank common stock were outstanding at exercise prices ranging from $6.44 to $12.27.

Background of the Merger

Each of CVB Financial’s and County Commerce Bank’s board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders. For County Commerce Bank’s board of directors, these strategic considerations have included, among other things, the business and regulatory environment facing financial institutions generally and each of CVB Financial and County Commerce Bank, in particular, as well as conditions and ongoing consolidation in the financial services industry. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions.

CVB Financial has considered acquisitions as a means of achieving growth and expanding its market. Consistent with this strategy, on May 15, 2014, CVB Financial most recently acquired American Security Bank, which was based in Newport Beach, California and had approximately $431 million in assets.

In the normal course of its business, County Commerce Bank has from time to time received unsolicited verbal inquiries from various sources regarding possible interest in a business combination transaction. The general policy of the board of directors has been to not respond to these unsolicited verbal inquiries unless confirmed in writing from a credible source. At the same time, in the context of its annual budgeting and planning process, the board of directors has periodically discussed and evaluated strategic planning alternatives and whether they would be in the best interests of shareholders. Discussions have included the possibility of making acquisitions and whether to remain independent or to consider a combination with some other financial institution. Discussion of these topics has typically involved a review of current and projected market conditions, the results of operations of County Commerce Bank, certain peer group performance comparisons, reported merger and acquisition activity, and selected industry information and analysis provided to the board of directors by its financial advisors.

On April 30, 2015, Christopher Myers, President and Chief Executive Officer of CVB Financial and Citizens Business Bank, and Joseph Kreutz, Chairman, President and Chief Executive Officer of County Commerce Bank, met to discuss a potential business combination transaction. In a meeting of the County Commerce Bank board of directors on May 14, 2015, a discussion took place relative to a possible business combination transaction involving CVB Financial and possible strategic transactions.

On May 18, 2015, County Commerce Bank contacted KBW to request that KBW render financial advisory and investment banking services to County Commerce Bank in connection with a potential business combination transaction involving CVB Financial. In a meeting of the County Commerce Bank board of directors on May 26, 2015, representatives from KBW discussed the current market conditions, the stand-alone valuation of County Commerce Bank and possible alternative strategic partners.

Thereafter, on May 28, 2015, the County Commerce Bank board of directors authorized KBW to contact another institution in order to obtain a preliminary indication of interest in a business combination transaction. On June 15, 2015, County Commerce Bank received that institution’s letter of intent offering aggregate consideration of approximately $36.7 million to $38 million, depending on certain factors utilizing a mix of 50% cash and 50% stock.

On June 18, 2015, County Commerce Bank received CVB Financial’s letter of intent offering aggregate consideration of approximately $40 million, depending on certain factors, and utilizing a mix of 50% cash and 50% stock.

In a meeting of the County Commerce Bank board of directors on June 18, 2015, the board of directors discussed the letters of intent received from CVB Financial and the other institution. The board of directors discussed and analyzed the price, terms, merits, risks and strategic reasons for and against the two potential transactions.

The County Commerce Bank board of directors met again on July 1, 2015, and the directors had further discussions regarding the two potential transactions. The board of directors determined that it was in the best interests of shareholders to not enter into a business combination transaction at that time. The board of directors believed that a price of $40 million was not acceptable.

On July 9, 2015, Mr. Myers and Mr. Kreutz met again. At that meeting, the rationale for a business combination transaction was again discussed and the parties generally agreed to continue discussions. On July 20, 2015, Mr. Myers and Mr. Kreutz met. Representatives of KBW also attended the meeting. At that meeting, the parties discussed pricing and terms that would be acceptable to County Commerce Bank, and on

July 21, 2015, County Commerce Bank received a revised letter of intent from CVB Financial offering an increased aggregate price of $41.25 million.

In a special meeting of the County Commerce Bank board of directors on July 30, 2015, the board of directors discussed the pricing and terms of the revised letter of intent. The board of directors authorized KBW to work with CVB Financial to conduct due diligence of County Commerce Bank. Also at that meeting, the board of directors signed and accepted CVB Financial’s non-disclosure agreement and letter of intent.

Subsequently, on August 13, 2015, CVB Financial was provided with access to an electronic data room, which County Commerce Bank began to populate with due diligence materials. From August through October, 2015, County Commerce Bank and CVB Financial continued mutual due diligence and negotiated the merger agreement and related matters with the help of each institution’s legal and financial advisors.

On September 3, 2015, County Commerce Bank received the first draft of the merger agreement and over the next several weeks the parties, their financial advisors and their legal counsel negotiated the terms of the merger agreement and the related merger documents. On October 4, 2015, the board of directors held a special meeting in which they reviewed drafts of the merger agreement and related documents.

On October 14, 2015, the County Commerce Bank board of directors convened a special meeting. Horgan, Rosen, Beckham & Coren, L.L.P., County Commerce Bank’s legal counsel, provided a detailed overview of the merger agreement and related exhibits including voting agreements and non-solicitation agreements. At that meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration to be received by the holders of County Commerce Bank common stock in the proposed merger was fair, from a financial point of view, to such holders. The County Commerce Bank board of directors then unanimously approved the merger agreement and other related documents.

The CVB Financial board of directors held a meeting on October 14, 2015, which was also attended by CVB Financial’s management and financial and legal advisors. After a thorough discussion, CVB Financial’s board of directors approved the merger agreement and other related documents with County Commerce Bank.

At the conclusion of the respective board meetings on October 14, 2015, and pursuant to the resolutions adopted by each of CVB Financial’s and County Commerce Bank’s board of directors, CVB Financial, Citizens Business Bank and County Commerce Bank entered into the merger agreement, dated as of October 14, 2015.

On October 14, 2015, after the close of trading on the NASDAQ Global Select Market, a joint press release announcing the execution of the merger agreement was issued by County Commerce Bank and CVB Financial.

Reasons for the Merger and Recommendation of the County Commerce Bank Board of Directors

The County Commerce Bank board of directors believes the proposed merger with CVB Financial is fair and in the best interests of the shareholders, as well as its employees and the communities served by County Commerce Bank. In reaching this conclusion, the County Commerce Bank board of directors discussed the proposed merger with its senior management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. The directors unanimously recommend that County Commerce Bank shareholders vote in favor of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement.

In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement as being in the best interests of County Commerce Bank and its shareholders and recommending that County Commerce Bank shareholders vote “FOR” the merger proposal, the County

Commerce Bank board of directors consulted with the bank’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	Its knowledge of County Commerce Bank’s business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with Citizens Business Bank, as well as under various other alternative scenarios;

•	Its understanding of Citizens Business Bank’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects taking into account presentations by senior management of the results of due diligence review and information from KBW and Horgan, Rosen, Beckham & Coren, L.L.P.;

•	Its belief that the merger will result in County Commerce Bank shareholders becoming shareholders of a premier, locally-operated Southern California commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to County Commerce Bank’s shareholders than alternatives to the merger;

•	The complementary nature of the cultures and product mix of County Commerce Bank and Citizens Business Bank, including with respect to strategic focus, target markets and client service, which management believes should facilitate integration and implementation of the transaction;

•	The expanded possibilities, including organic growth and future acquisitions and other strategic transactions, that would be available to the combined company, given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

•	The fact that the current value of the merger consideration for holders of County Commerce Bank common stock at $16.79 per share (before dilutive adjustment for stock options) represents a premium of approximately 25% over the $13.35 last reported trading price of County Commerce Bank common stock on the OTC Pink marketplace on October 14, 2015 (the day of, and immediately prior to, the first announcement of the terms of the merger) and a multiple of 1.75 times County Commerce Bank’s tangible book value, and the board’s review of similar transactions and belief that the transaction is likely to provide substantial future value to County Commerce Bank’s shareholders, as well as the benefit of additional liquidity enjoyed by shareholders in a NASDAQ-listed security, like the shares of common stock of CVB Financial;

•	the opinion, dated October 14, 2015, delivered to the County Commerce Bank board of directors by KBW to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration to be received by the holders of County Commerce Bank common stock in the proposed merger was fair, from a financial point of view, to such holders;

•	The fact that CVB Financial increased its aggregate offering price from $40 million to $41.25 million and that both of CVB Financial’s offers surpassed the aggregate offering price proposed by the other potential acquirer;

•	The familiarity of County Commerce Bank’s management team with Citizens Business Bank’s management team and the belief of County Commerce Bank’s management that the management and employees of County Commerce Bank and Citizens Business Bank possess complementary skills and expertise;

•	The board of directors’ belief that the potential of combining with a larger company will provide additional products and services to better grow and retain County Commerce Bank’s customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis;

•	The effects of the merger on County Commerce Bank employees, including the retention of a significant number of County Commerce Bank employees which would increase the retention of County Commerce Bank customers and the likelihood of success of the combined companies;

•	The board’s understanding of the current and prospective environment in which County Commerce Bank and Citizens Business Bank operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on County Commerce Bank both with and without the proposed transaction;

•	The reports of County Commerce Bank’s management to the County Commerce Bank board of directors concerning the operations, financial condition and prospects of CVB Financial and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics;

•	The limited availability of acquisition opportunities that met, or would meet going forward, the strategic goals of County Commerce Bank, including growth in the current environment;

•	The merger is consistent with County Commerce Bank’s strategic plan, including achieving strong earnings growth and improving customer attraction, retention and service;

•	The complementary fit of County Commerce Bank and Citizens Business Bank because of the nature of the markets served and the products offered by the two institutions;

•	The enhancement of the combined company’s competitive position expected to result from the merger, including that the combined company is expected to have a greater market reach with expanded resources and broader product offerings in areas currently served by County Commerce Bank;

•	The ability of Citizens Business Bank to complete the merger from a financial and regulatory perspective;

•	The equity interest in the combined company that County Commerce Bank’s existing shareholders will receive in the merger, which allows such shareholders to continue to participate in the future success of the combined company;

•	The greater market capitalization and trading liquidity of CVB Financial common stock, which is listed on NASDAQ Global Select Market, in the event that County Commerce Bank shareholders desire to sell the shares of CVB Financial common stock to be received by them following completion of the merger;

•	The board’s understanding that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including County Commerce Bank’s shareholders; and

•	The board’s review with its independent legal advisor, Horgan, Rosen, Beckham & Coren, L.L.P., of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withdraw its recommendation to County Commerce Bank’s shareholders and to consider another acquisition proposal in certain circumstances, subject to the potential payment by County Commerce Bank of a termination fee of $1.65 million to CVB Financial and payment of certain expenses, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

The County Commerce Bank board of directors also considered a number of potential risks and uncertainties associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	It is unlikely that CVB Financial and Citizens Business Bank will be able to retain all officers and employees of County Commerce Bank after the merger;

•	The potential risk of diverting management attention and resources from the operation of County Commerce Bank’s business and towards the completion of the merger;

•	The restrictions on the conduct of County Commerce Bank’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent County Commerce Bank from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of County Commerce Bank absent the pending merger;

•	The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating County Commerce Bank’s business, operations and workforce with those of Citizens Business Bank;

•	The merger-related costs;

•	The fact that the interests of certain of County Commerce Bank’s directors and executive officers may be different from, or in addition to, the interests of County Commerce Bank’s other shareholders as described under the heading “THE MERGER—Interests of County Commerce Bank Directors and Executive Officers in the Merger” on page 61;

•	The fact that, because the merger consideration consists of a fixed exchange ratio of shares of CVB Financial common stock, if the “Parent Average Closing Price” (as that term is defined in the merger agreement) is between $13.37 and $14.62, County Commerce Bank shareholders could be adversely affected by a decrease in the trading price of CVB Financial common stock in the period prior to the closing of the merger;

•	The fact that outstanding stock options, if exercised, will reduce the amount of common stock and cash available for existing shareholders and if unexercised, will reduce the amount of cash available for existing shareholders;

•	The fact that, while County Commerce Bank expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•	The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by CVB Financial as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with County Commerce Bank from proposing such a transaction;

•	the risk that County Commerce Bank might not satisfy some or all of the financial measures that are conditions to CVB Financial’s obligation to complete the merger, in which case CVB Financial could decide not to complete the merger;

•	the possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of County Commerce Bank common stock and County Commerce Bank operating results, particularly in light of the costs incurred in connection with the transaction; and

•	the other factors described under the section of this proxy statement/prospectus entitled “RISK FACTORS.”

The foregoing discussion of the information and factors considered by the County Commerce Bank board of directors is not intended to be exhaustive, but includes the material factors considered by the County Commerce Bank board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the County Commerce Bank board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The County Commerce Bank board of directors considered all these factors as a whole, including discussions with, and questioning of County Commerce Bank’s management and County Commerce Bank’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

County Commerce Bank’s board of directors unanimously approved the merger agreement and unanimously recommends that County Commerce Bank’s shareholders vote “FOR” the approval of the merger proposal.

This summary of the reasoning of County Commerce Bank’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 23 of this proxy statement/prospectus.

Opinion of County Commerce Bank’s Financial Advisor

County Commerce Bank engaged KBW to render financial advisory and investment banking services to County Commerce Bank, including providing an opinion to the County Commerce Bank board of directors as to the fairness, from a financial point of view, to the holders of County Commerce Bank common stock of the merger consideration to be received by such holders in the proposed merger of County Commerce Bank with and into Citizens Business Bank, a wholly owned subsidiary of CVB Financial. County Commerce Bank selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of KBW attended the meeting of the County Commerce Bank board of directors held on October 14, 2015, at which the County Commerce Bank board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the County Commerce Bank board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the merger consideration to be received by the holders of County Commerce Bank common stock in the proposed merger was fair, from a financial point of view, to such holders. The County Commerce Bank board of directors approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the County Commerce Bank board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger to the holders of County Commerce Bank common stock. It did not address the underlying business decision of County Commerce Bank to engage in the merger or enter into the merger agreement or constitute a recommendation to the County Commerce Bank board of directors in connection with the merger, and it does not constitute a recommendation to any holder of County Commerce Bank common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and bearing upon the financial and operating condition of County Commerce Bank and CVB Financial, including among other things, the following:

•	a draft of the merger agreement, dated October 13, 2015 (the most recent draft then made available to KBW);

•	the audited financial statements for the three fiscal years ended December 31, 2014 of County Commerce Bank;

•	the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2015 and June 30, 2015 of County Commerce Bank;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2014 of CVB Financial;

•	the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 of CVB Financial;

•	certain regulatory filings of CVB Financial, Citizens Business Bank and County Commerce Bank, including (as applicable) the quarterly reports on Form FR Y-9C and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2014 and the two quarters ended March 31, 2015 and June 30, 2015;

•	certain other interim reports and other communications of County Commerce Bank and CVB Financial to their respective shareholders and investors; and

•	other financial information concerning the businesses and operations of County Commerce Bank and CVB Financial furnished to KBW by County Commerce Bank and CVB Financial or which KBW was otherwise directed to use for purposes of KBW’s analyses.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of County Commerce Bank and CVB Financial;

•	the assets and liabilities of County Commerce Bank and CVB Financial;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial and stock market information for County Commerce Bank and CVB Financial with similar information for certain other companies the securities of which were publicly traded;

•	financial and operating forecasts and projections of County Commerce Bank that were prepared by, and provided to KBW and discussed with KBW by, County Commerce Bank management and that were used and relied upon by KBW at the direction of such management with the consent of the County Commerce Bank board of directors;

•

publicly available consensus “street estimates” of CVB Financial earnings for 2015 through 2017 (as well as CVB Financial long term growth rates based thereon), all of which information was reviewed and discussed with KBW by CVB Financial management and, at the direction of County Commerce

Bank management and with the consent of the County Commerce Bank board of directors, was used and relied upon by KBW based on such discussions; and

•	estimates regarding certain pro forma financial effects of the merger on CVB Financial (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by, and provided to and discussed with KBW by, CVB Financial management and used and relied upon by KBW at the direction of County Commerce Bank management with the consent of the County Commerce Bank board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of County Commerce Bank and CVB Financial regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by County Commerce Bank, with KBW’s assistance, to solicit an indication of interest from another third party regarding a potential transaction with County Commerce Bank.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or that was publicly available and KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon management of County Commerce Bank as to the reasonableness and achievability of the financial and operating forecasts and projections of County Commerce Bank (and the assumptions and bases therefor) that were prepared by, and provided to KBW and discussed with KBW by, such management and KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with consent of County Commerce Bank, upon CVB Financial management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CVB Financial earnings referred to above (and the CVB Financial long term growth rates based thereon) all of which was reviewed and discussed with KBW by such management, as well as the estimates regarding certain pro forma financial effects of the merger on CVB Financial (and the assumptions and bases therefor, including without limitation, the cost savings and related expenses expected to result or be derived from the merger) referred to above. KBW assumed that all such information was consistent with (in the case of the CVB Financial “street estimates” and long-term growth rates referred to above), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of CVB Financial management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.

It is understood that the estimated and projected information of County Commerce Bank and CVB Financial prepared and provided to KBW by the respective managements of County Commerce Bank and CVB Financial were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus “street estimates” of CVB Financial referred to above, were based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and “street estimates.” KBW assumed, based on discussions with the respective managements of County Commerce Bank and CVB Financial, that all of the foregoing information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information (or the assumptions or bases therefor). KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either County Commerce Bank or CVB Financial since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with County Commerce Bank’s consent, that the aggregate allowances for loan and lease losses for County Commerce Bank and CVB Financial were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of County Commerce Bank or CVB Financial, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of County Commerce Bank or CVB Financial under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transaction would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to KBW’s analyses from the latest draft of the merger agreement that had been reviewed by KBW) with no adjustments to the merger consideration and with no other payments in respect of the County Commerce Bank common stock;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and any related transaction would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of County Commerce Bank, CVB Financial, the combined entity, or the contemplated benefits of the merger, including the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed, in all respects material to KBW’s analyses, that the merger would be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of County Commerce Bank that County Commerce Bank relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to County Commerce Bank, CVB Financial, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, to the holders of County Commerce Bank common stock of the merger consideration to be received by such holders in the merger. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction, including without limitation, the form or structure of the merger (including the form of merger consideration or the allocation thereof between stock and cash) or any related transaction, any consequences of the merger or any related transaction to County Commerce Bank, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of County Commerce Bank to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by County Commerce Bank or the County Commerce Bank board of directors;

•	the fairness of the amount or nature of any compensation to any of County Commerce Bank’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of County Commerce Bank common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of County Commerce Bank (other than the holders of County Commerce Bank common stock (solely with respect to the merger consideration, as described in KBW’s opinion and not relative to the consideration to be received by holders of any other class of securities)), or holders of any class of securities of CVB Financial or any other party to any transaction contemplated by the merger agreement;

•	whether CVB Financial has sufficient cash, available lines of credit or other sources of funds to enable it to pay the aggregate amount of per share cash consideration to the holders of County Commerce Bank common stock at the closing of the merger;

•	the actual value of CVB Financial common stock to be issued in the merger;

•	any adjustment (as provided in the merger agreement) to the amount of the merger consideration assumed to be paid in the merger for purposes of KBW’s opinion;

•	the prices, trading range or volume at which County Commerce Bank common stock or CVB Financial common stock would trade following the public announcement of the merger or the prices, trading range or volume at which CVB Financial common stock would trade following the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to County Commerce Bank, CVB Financial, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, County Commerce Bank and CVB Financial. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the County Commerce Bank board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the County Commerce Bank board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between County Commerce Bank and CVB Financial and the decision to enter into the merger agreement was solely that of the County Commerce Bank board of directors.

The following is a summary of the material financial analyses performed by KBW and presented to the County Commerce Bank board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the County Commerce Bank board of directors, but summarizes the material analyses performed or presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

KBW’s opinion was based only on information available to KBW through the date of the opinion and conditions as they existed and could be evaluated on the date thereof. Accordingly, for purposes of the financial analyses described below, KBW utilized an implied value of the merger consideration of $16.79 per share of County Commerce Bank common stock, which was calculated based on the sum of (i) a cash component of the per share consideration equal to $20.625 million minus the assumed aggregate payment to County Commerce Bank stock option holders of $1.14 million, divided by 2,388,876 shares of County Commerce Bank common stock outstanding (as advised by County Commerce Bank); plus (ii) the implied value (based on the $17.02 closing price of CVB Financial common stock on October 13, 2015) of a number of shares of CVB Financial common stock equal to $20.625 million, divided by 2,388,876 shares of County Commerce Bank common stock outstanding (as advised by County Commerce Bank), further divided by an implied value of the CVB average closing price of $17.02. The actual CVB average closing price to be calculated in accordance with the merger agreement and the actual value of the per share merger consideration to be received by holders of County Commerce Bank common stock may vary significantly from the implied values set forth above.

Selected Companies Analysis—County Commerce Bank. Using publicly available information, KBW compared the financial performance, financial condition and market performance of County Commerce Bank to 28 selected banks, referred to as the “peer” group, which are publicly traded and headquartered in California and have total assets between $200 million and $500 million. Thrifts, ethnically-focused banks and merger targets were excluded from the selected companies.

The selected companies included in County Commerce Bank’s “peer” group were:

Summit State Bank	Capital Bank
1st Capital Bank	New Resource Bank
California Bank of Commerce	Communities First Financial Corp.
Valley Republic Bank	Community Bank of the Bay
Seacoast Commerce Banc Holdings	Pacific Valley Bank
CommerceWest Bank	Liberty Bancorp
Mission Bancorp	Pinnacle Bank
San Diego Private Bank	Community 1st Bank
Valley Commerce Bancorp	Community Business Bank
AltaPacific Bancorp	Summit Bancshares, Inc.
Bank of Southern California, N.A.	River Valley Community Bank
Redwood Capital Bancorp	American Riviera Bank
Bank of Santa Clarita	Community Bank of Santa Maria
Mission Valley Bancorp	Suncrest Bank

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of information for the latest 12-month period, or LTM, through, the most recent completed quarter, or MRQ, available (which in the case of County Commerce Bank was the fiscal quarter ended June 30, 2015 as provided by County Commerce Bank management to the extent not publicly available) and market price information as of October 12, 2015. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in County Commerce Bank’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. References to “CNYB” in the tables below refer to County Commerce Bank and references to “CVBF” in the tables below refer to CVB Financial.

KBW’s analysis showed the following concerning the financial performance during the MRQ of County Commerce Bank and the selected companies in its “peer” group:

		County Commerce Bank Peer Group
	CNYB	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Assets(1)	0.89%	0.56%	0.78%	0.71%	0.98%
MRQ Core Return on Average Equity (1)	9.59%	5.09%	7.23%	7.27%	8.34%
MRQ Net Interest Margin	3.33%	3.76%	4.09%	4.11%	4.29%
MRQ Fee Income / Revenue Ratio(2)	5.2%	6.5%	11.2%	10.1%	13.7%
MRQ Efficiency Ratio	54.2%	74.6%	69.7%	68.5%	61.4%

(1)	Core Income excludes extraordinary items, non recurring items, gain/losses on sale of securities.
(2)	Excludes gains/losses on sale of securities.

KBW’s analysis also showed the following concerning the financial condition of County Commerce Bank and the selected companies in its “peer” group:

		County Commerce Bank Peer Group
	CNYB	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	9.32%	8.96%	10.14%	9.65%	11.64%
Leverage Ratio	9.38%	9.44%	11.05%	10.24%	12.33%
Tier 1 Capital Ratio	14.43%	12.82%	14.43%	14.22%	15.82%
Total Capital Ratio	15.68%	13.94%	15.63%	15.44%	17.07%
Loans / Deposits	68.8%	74.5%	76.9%	78.8%	82.8%
Loan Loss Reserve / Gross Loans	1.56%	1.32%	1.58%	1.48%	1.79%
Nonperforming Assets / Loans + OREO(1)	0.14%	0.24%	0.89%	0.55%	1.57%
Net Charge-offs / Average Loans(2)	(0.01%)	(0.07%)	(0.06%)	(0.02%)	0.00%

(1)	Defined as nonperforming assets, which are non-performing loans plus other real estate owned plus other nonaccrual assets, dividend by the sum of (x) total loans plus (y) other real estate owned. A lower ratio is generaly better.
(2)	Defined as net charge-offs divided by average total loans. A lower ratio is generally better.

In addition, KBW’s analysis showed the following concerning the market performance of County Commerce Bank and, to the extent publicly available, the selected companies in its “peer” group:

		County Commerce Bank Peer Group
	CNYB	25th Percentile	Average	Median	75th Percentile
One—Year Stock Price Change	18.7%	0.1%	8.5%	4.2%	16.0%
One—Year Total Return	18.7%	0.1%	8.9%	6.6%	16.0%
YTD Stock Price Change	20.5%	1.1%	9.0%	4.7%	15.3%
Stock Price / Book Value per Share	1.36x	0.98x	1.10x	1.04x	1.13x
Stock Price / Tangible Book Value per Share	1.36x	0.98x	1.12x	1.05x	1.17x
Stock Price / LTM EPS	18.0x	11.8x	15.6x	15.2x	18.5x
Dividend Yield	0.0%	0.0%	0.7%	0.0%	0.0%
LTM Dividend Payout	0.0%	0.0%	6.8%	0.0%	0.0%

No company used as a comparison in the above selected companies analysis of County Commerce Bank is identical to County Commerce Bank. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 25 selected bank transactions announced since December 31, 2012 with acquired companies headquartered in the Western region (Arizona, Alaska, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington and Wyoming) in which the acquired company’s assets were between $100 million and $750 million and the acquired company’s Nonperforming Assets / Assets ratio was less than 2.00%. Terminated transactions, mergers of equals, transactions with no reported deal value (as defined by SNL Financial) and transactions in which the acquired company was an ethnically-focused bank or thrift were excluded from the selected transactions. The selected transactions included in the group were:

Acquirer:	Acquired Company:
Pacific Premier Bancorp, Inc.	Security California Bancorp
HomeStreet, Inc.	Orange County Business Bank
California Bank of Commerce	Pan Pacific Bank
Glacier Bancorp, Inc.	Canon Bank Corporation
American Riviera Bank	Bank of Santa Barbara
Northwest Bancorporation, Inc.	Fairfield Financial Holdings Corp.
PBB Bancorp	First Mountain Bank
Heartland Financial USA, Inc.	Premier Valley Bank
Heartland Financial USA, Inc.	First Scottsdale Bank, N.A
FNB Bancorp	America California Bank
Heritage Commerce Corp	Focus Business Bank
Pacific Continental Corporation	Capital Pacific Bancorp
Pacific Commerce Bank	Vibra Bank
Pacific Premier Bancorp, Inc.	Independence Bank
SKBHC Holdings LLC	Greater Sacramento Bancorp
Sierra Bancorp	Santa Clara Valley Bank, N.A.
CU Bancorp	1st Enterprise Bank
Sturm Financial Group, Inc.	First Capital West Bankshares, Inc.
First Interstate BancSystem, Inc.	Mountain West Fin. Corp.
Bank of Marin Bancorp	NorCal Community Bancorp
Sterling Financial Corporation	Commerce National Bank
Glacier Bancorp, Inc.	North Cascades Bancshares, Inc.
Heritage Financial Corp.	Valley Community Bancshares, Inc.
Pacific Premier Bancorp, Inc.	San Diego Trust Bank
Glacier Bancorp, Inc.	Wheatland Bankshares, Inc.

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company, or transaction value, and using financial data based on the acquired company’s then latest financial statements prior to the announcement of the acquisition:

•	transaction value as a multiple of LTM earnings of the acquired company;

•	transaction value as a multiple of book value and tangible book value of the acquired company;

•	transaction value as a percentage of deposits of the acquired company;

•	tangible equity premium as a percentage of core deposits (total deposits less time deposits greater than $100,000) of the acquired company, referred to as core deposit premium; and

•	price per common share as a premium to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium) and one month prior the announcement of the acquisition (expressed as a percentage and referred to as the one-month market premium) (for publicly traded companies only).

The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the aggregate merger consideration of $41.25 million, or the implied value of the merger consideration of $16.79 per share of County Commerce Bank common stock where applicable, and using historical financial information for County Commerce Bank as of or through June 30, 2015 as provided by County Commerce Bank management to the extent not publicly available, and market price information for County Commerce Bank as of October 12, 2015.

The results of the analysis are set forth in the following table:

		Selected Transactions
	CVBF / CNYB	25th Percentile	Average	Median	75th Percentile
Transaction Value / LTM earnings	20.6x	14.8x	33.6x	21.8x	28.4x
Transaction Value / Book Value	1.75x	1.16x	1.34x	1.34x	1.52x
Transaction Value / Tangible Book Value	1.75x	1.16x	1.36x	1.34x	1.56x
Transaction Value / Deposits	19.1%	13.6%	16.9%	15.8%	19.9%
Core Deposit Premium	9.9%	2.8%	5.2%	5.1%	7.7%
One-Day Market Premium	25.8%	10.4%	27.7%	26.6%	36.5%
One-Month Market Premium	26.7%	17.1%	31.4%	26.4%	44.1%

No company or transaction used as a comparison in the above selected transaction analysis is identical to County Commerce Bank or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of CVB Financial and County Commerce Bank to various pro forma balance sheet and income statement items. This analysis did not include purchase accounting adjustments or synergies. To perform this analysis, KBW used (i) balance sheet data for CVB Financial and County Commerce Bank as of June 30, 2015, (ii) LTM earnings per share, or EPS, data for CVB Financial and County Commerce Bank as reported through June 30, 2015, (iii) 2015, 2016 and 2017 EPS consensus “street estimates” for CVB Financial, (iv) financial forecasts and projections relating to the net income of County Commerce Bank provided by County Commerce Bank management, and (v) market price data as of October 12, 2015. The results of KBW’s analysis are set forth in the following table, which compares the results of KBW’s analysis with the implied pro forma ownership percentages of CVB Financial and County Commerce Bank shareholders in the combined company assuming (based on the assumptions set forth above that were used to calculated the implied value of the merger consideration) that each share of County Commerce Bank common stock will be exchanged for 0.5073 of a share of CVB Financial common stock in the merger based on the 50% stock / 50% cash aggregate merger consideration as set forth in the merger agreement and also assuming that each share of County Commerce Bank common stock was exchanged for 100% stock consideration in the merger for illustrative purposes:

	CVBF as a % of Total	CNYB as a % of Total
Ownership
50% stock / 50% cash	98.9%	1.1%
100% stock	97.7%	2.3%

Balance Sheet
Assets	96.8%	3.2%
Gross Loans	96.2%	3.8%
Deposits	96.5%	3.5%
Tangible Common Equity	97.2%	2.8%

Net Income to Common
LTM Net Income to Common as of 6/30/2015	97.9%	2.1%
2015e Net Income	97.9%	2.1%
2016e Net Income	98.0%	2.0%
2017e Net Income	97.7%	2.3%

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis of County Commerce Bank to estimate ranges for the implied equity value of County Commerce Bank. In this analysis, KBW used financial forecasts and projections relating to the net income and assets of County Commerce Bank prepared by and provided to KBW by County Commerce Bank management, and assumed discount rates ranging from 13.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that County Commerce Bank could generate over the five-year period from 2016 to 2021 as a standalone company, and (ii) the present value of County Commerce Bank’s implied terminal value at the end of such period. KBW assumed that County Commerce Bank would maintain a tangible common equity to tangible assets ratio of 8.0% and would retain sufficient earnings to maintain that level. In calculating the terminal value of County Commerce Bank, KBW applied a range of 13.0x to 17.0x estimated 2021 net income. This discounted cash flow analysis resulted in a range of implied values per share of County Commerce Bank common stock of $12.24 per share to $16.95 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The foregoing discounted cash flow analyses did not purport to be indicative of the actual values or expected values of County Commerce Bank or the pro forma combined company.

Selected Companies Analysis—CVB Financial. Using publicly available information, KBW compared the financial performance, financial condition and market performance of CVB Financial to 18 selected banks, referred to as the “peer” group, which are publicly traded and headquartered in the Western region (Arizona, Alaska, California, Colorado, Hawaii, Idaho, New Mexico, Nevada, Montana, Oregon, Utah, Washington and Wyoming) and have total assets between $2 billion and $15 billion. Thrifts, ethnically-focused banks and merger targets were excluded from the selected companies.

The selected companies included in CVB Financial’s “peer” group were:

Washington Federal, Inc.	Central Pacific Financial Corp.
Western Alliance Bancorporation	National Bank Holdings Corporation
Glacier Bancorp, Inc.	TriCo Bancshares
Columbia Banking System, Inc.	Heritage Financial Corporation
First Interstate BancSystem, Inc.	CoBiz Financial Inc.
Banc of California, Inc.	Pacific Premier Bancorp, Inc.
Opus Bank	CU Bancorp
Banner Corporation	Cascade Bancorp
Westamerica Bancorporation	Guaranty Bancorp

To perform this analysis, KBW used profitability and other financial information for, as of, or, in the case of information for the LTM period, through the most recent completed quarter available (which in the case of CVB Financial was the fiscal quarter ended June 30, 2015) and market price information as of October 12, 2015. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in CVB Financial historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance during the MRQ of CVB Financial and the selected companies in its “peer” group:

		CVB Financial Corp. Peer Group
	CVBF	25th Percentile	Average	Median	75th Percentile
MRQ Core Return on Assets(1)	1.43%	0.92%	1.04%	1.12%	1.20%
MRQ Core Return on Average Equity(1)	11.77%	7.60%	8.89%	9.14%	10.73%
MRQ Net Interest Margin	3.65%	3.56%	3.87%	3.92%	4.24%
MRQ Fee Income / Revenue Ratio(2)	11.6%	13.2%	19.6%	20.1%	25.3%
MRQ Efficiency Ratio(3)	44.4%	54.6%	62.4%	62.6%	69.5%

(1)	Core Income excludes extraordinary items, non recurring items and gain/losses on sale of securities.
(2)	Excludes gains/losses on sale of securities.
(3)	Defined as noninterest expense, less amortization of intangible assets, divided by net interest income on a fully taxable equivalent basis and noninterest income. A lower ratio is generally better.

KBW’s analysis also showed the following concerning the financial condition of CVB Financial and the selected companies in its “peer” group:

		CVB Financial Corp. Peer Group
	CVBF	25th Percentile	Average	Median	75th Percentile
Tangible Common Equity / Tangible Assets	10.72%	8.65%	9.61%	9.31%	10.24%
Leverage Ratio	11.12%	9.97%	10.69%	10.38%	11.46%
Tier 1 Capital Ratio	17.20%	12.17%	13.80%	13.13%	14.33%
Total Capital Ratio	18.45%	13.15%	15.15%	14.06%	16.09%
Loans / Deposits	63.1%	73.4%	81.2%	79.9%	93.7%
Loan Loss Reserve / Gross Loans	1.57%	0.93%	1.35%	1.29%	1.49%
Nonperforming Assets / Loans + OREO(1)	2.04%	0.93%	1.63%	1.60%	1.91%
Net Charge-offs / Average Loans(2)	(0.09%)	(0.06%)	(0.02%)	0.00%	0.06%

(1)	Defined as nonperforming assets, which are non-performing loans plus other real estate owned plus other nonaccrual assets, divided by the sum of (x) total loans plus (y) other real estate owned. A lower ratio is generally better.
(2)	Defined as net charge-offs divided by average total loans. A lower ratio is generally better.

In addition, KBW’s analysis showed the following concerning the market performance of CVB Financial and the selected companies in its “peer” group:

		CVB Financial Corp. Peer Group
	CVBF	25th Percentile	Average	Median	75th Percentile
One—Year Stock Price Change	24.7%	10.5%	20.0%	17.0%	25.1%
One—Year Total Return	28.0%	13.9%	22.1%	18.1%	26.1%
YTD Stock Price Change	9.8%	5.3%	14.8%	13.9%	20.8%
Stock Price / Book Value per Share	2.05x	1.28x	1.53x	1.42x	1.69x
Stock Price / Tangible Book Value per Share	2.24x	1.61x	1.88x	1.78x	2.15x
Stock Price / LTM EPS	19.8x	16.6x	19.1x	18.7x	21.6x
Dividend Yield	2.8%	1.0%	1.7%	2.1%	2.4%
2015 Dividend Payout	52.7%	21.5%	51.9%	33.7%	40.2%

No company used as a comparison in the above selected companies analyses of CVB Financial is identical to CVB Financial. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Forecasted Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of CVB Financial and County Commerce Bank. Using (i) closing balance sheet estimates as of March 31, 2016 for CVB Financial and County Commerce Bank extrapolated from median “street estimates” of growth rates for CVB Financial and growth rates for County Commerce Bank provided by the management of County Commerce Bank, (ii) 2016 and 2017 EPS consensus “street estimates” for CVB Financial, (iii) financial forecasts and projections relating to the net income of County Commerce Bank provided by County Commerce Bank management, (iv) purchase accounting adjustments provided by either CVB Financial management or County Commerce Bank management and (v) other pro forma assumptions (including cost savings and related expenses) provided by CVB Financial management, KBW analyzed, among other things, the potential financial impact of the merger on certain projected financial results of CVB Financial. This analysis indicated the merger could be accretive to CVB Financial’s estimated 2016 EPS (assuming full-year impact) and estimated 2017 EPS and dilutive to CVB Financial’s estimated tangible book value per share as of March 31, 2016. Furthermore, the analysis indicated that, pro forma for the merger, each of CVB Financial’s tangible-common-equity-to-tangible-assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of March 31, 2016 could be lower. For all of the above analysis, the actual results achieved by CVB Financial following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to County Commerce Bank in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, County Commerce Bank and CVB Financial. In addition, further to an existing sales and trading relationship between CVB Financial and a KBW-affiliated broker-dealer, such affiliate from time to time purchases securities from, and sells securities to, CVB Financial. As a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of County Commerce Bank and CVB Financial for their own accounts and for the accounts of their customers.

Pursuant to the KBW engagement agreement, County Commerce Bank agreed to pay KBW a cash fee of $150,000, which became payable to KBW upon the rendering of its opinion, and a cash fee of 1.50% of the aggregate merger consideration, which is contingent upon the consummation of the merger. County Commerce Bank also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to County Commerce Bank. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to CVB Financial. KBW may in the future provide investment banking and financial advisory services to County Commerce Bank or CVB Financial and receive compensation for such services.

Management and Board of Directors of CVB Financial After the Merger

Upon completion of the merger, the composition of the boards of directors of CVB Financial and Citizens Business Bank will remain unchanged. The current directors and executive officers of CVB Financial are expected to continue in their current positions. Information about the current CVB Financial directors and executive officers can be found in the documents listed under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Interests of County Commerce Bank Directors and Executive Officers in the Merger

In considering the recommendation of the County Commerce Bank board of directors with respect to the merger, County Commerce Bank shareholders should be aware that the directors and executive officers of County Commerce Bank have certain interests in the merger that may be different from, or in addition to, the interests of County Commerce Bank shareholders generally. The County Commerce Bank board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that County Commerce Bank shareholders vote to approve the merger proposal. These interests are described in further detail below.

Stock Ownership

The directors and executive officers of County Commerce Bank beneficially owned (excluding options) as of the record date, a total of 990,005 shares of County Commerce Bank common stock, representing approximately 41.4% of the total outstanding shares of County Commerce Bank common stock. Each of the directors and one additional executive officer of County Commerce Bank have entered into a voting and support agreement pursuant to which, among other things, they have agreed to vote any shares they beneficially own in favor of the merger proposal and the adjournment proposal. The directors and executive officers of County Commerce Bank will receive the same per share merger consideration as the other shareholders of County Commerce Bank.

Stock Options

As of December 23, 2015, options to purchase 132,995 shares of County Commerce Bank common stock were outstanding at exercise prices ranging from $6.44 to $12.27. Holders of outstanding stock options to purchase County Commerce Bank will be able to participate in the merger regardless of whether their options are vested. All outstanding stock options will be accelerated and become fully exercisable as a result of the change of control caused by the merger. All stock options that are exercised prior to the merger will result in the issuance of new shares of County Commerce Bank common stock and will participate in the merger the same as all other shares of County Commerce Bank common stock. Because the aggregate amount of cash consideration is fixed at $20,625,000 and the value of the stock consideration is also fixed at $20,625,000 (subject to certain exceptions), the issuance of additional shares of County Commerce Bank common stock pursuant to the exercise of stock options will dilute the per share merger consideration.

Immediately prior to the effective time of the merger, each outstanding option to purchase shares of County Commerce Bank common stock, whether or not then vested and whether or not then exercisable, and to the extent not exercised, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, equal to the amount by which, if any, the value of the per share merger consideration to be received by holders of County Commerce Bank common stock exceeds the exercise price per share of the option, multiplied by the number of shares of County Commerce Bank common stock underlying the option. The merger agreement provides that the aggregate amount of these cash payments shall be deducted from the aggregate cash amount of $20,625,000 available for the outstanding shares of County Commerce Bank common stock (including shares of County Commerce Bank common stock issued pursuant to the exercise of stock options) in the merger, further diluting the per share merger consideration that County Commerce Bank shareholders will receive. (See the discussion above under the caption “THE MERGER—Terms of the Merger.”)

Assuming none of the outstanding stock options are exercised and all are “cashed-out,” and assuming that the stock consideration is $20,625,000, then the total amount of cash to be paid to the stock option holders will be approximately $1,129,351 and the per share merger consideration will be adjusted to approximately $8.16 based on the range of exercise prices of the currently outstanding options.

The County Commerce Bank directors and executive officers hold options to purchase an aggregate of 126,743 shares of County Commerce Bank common stock which are exercisable or will become exercisable at the effective time of the merger. The following table sets forth for each County Commerce Bank director and/or executive officer certain information relating to his County Commerce Bank stock options, assuming a transaction date of December 23, 2015 and a merger consideration value of $16.79 per share, based on the volume-weighted average closing share price of CVB Financial common stock for the 20-trading day period ending on December 21, 2015, which was $17.37, and the number of shares of County Commerce Bank common stock and County Commerce Bank stock options outstanding on December 23, 2015.

Name and Position	Options Vested at December 23, 2015	Options that Will Vest as a Result of the Merger	Total Options	Estimated Total Cash Payment Upon Merger
Jeffrey R. Becker, Director	0	0	0	$0

Richard M. Favor, Executive Vice President, Chief Operating Officer and Chief Credit Officer	13,383	3,117	16,500	$155,595

H. Randall Kinsling, Director and Corporate Secretary	0	0	0	$0

Joseph D. Kreutz, Chairman, President and Chief Executive Officer	66,145	44,098	110,243	$933,785

Martin J. Marietta, Director	0	0	0	$0

J. Roger Myers, Director	0	0	0	$0

Robert O’Hollaren, M.D., Director	0	0	0	$0

Keith Sciarillo, Senior Vice President and Chief Financial Officer	0	0	0	$0

Change in Control Payments Under Employment Agreements

County Commerce Bank is party to agreements with certain of its executive officers that provide for severance benefits in the event of certain qualifying events, including a change in control.

Pursuant to the employment agreement, dated as of January 1, 2015, between County Commerce Bank and Joseph D. Kreutz, President and Chief Executive Officer of County Commerce Bank, upon a change in control, Mr. Kreutz will be entitled to receive an amount equal: (i) the pro rata portion of his yearly bonus, (ii) 24 months of his then-current monthly base salary, and (iii) two years of his yearly bonus. In addition, he will receive two years of health insurance. Under the terms of Mr. Kreutz’s employment agreement, such payments were to be made in accordance with the County Commerce Bank deferred compensation plan for Mr. Kreutz. The merger agreement requires that County Commerce Bank terminate the deferred compensation plan not later than the effective time of the merger. As such, not later than 30 days prior to the closing of the merger, Mr. Kreutz and County Commerce Bank will enter into a deferred compensation termination agreement that provides that the change in control payment will be paid as follows: 50% to be paid at the closing of the merger and 50% to be paid prior to the end of the 12 month period following the closing of the merger (in each case without regard to separation from service).

Pursuant to the terms of the salary protection agreement, dated as of March 7, 2013, as amended, between County Commerce Bank and Richard M. Favor, Executive Vice President, Chief Operating Officer and Chief Credit Officer of County Commerce Bank, upon a change in control, Mr. Favor will be entitled to receive a lump-sum payment equal to 12 months of his then-current monthly base salary plus the prior year’s bonus and six months of health insurance (such insurance will also be available to Mr. Favor as an employee of Citizens Business Bank); provided Mr. Favor delivers to Citizens Business Bank a mutually agreed to release agreement. Such payment will be made no later than March 15th of the calendar year following the calendar year in which the change in control occurs.

Payment to Joseph D. Kreutz in Connection with the Termination of the Deferred Compensation Plan

As noted above, the merger agreement requires that County Commerce Bank terminate the deferred compensation plan not later than the close of the merger. Mr. Kreutz is the only participant in the deferred compensation plan. As such, not later than 30 days prior to the close of the merger, Mr. Kreutz and County Commerce Bank will enter into a deferred compensation termination agreement pursuant to which County Commerce Bank will pay Mr. Kreutz all amounts earned and accrued to him under the deferred compensation plan at the closing of the merger.

Engagement of Joseph D. Kreutz as a Consultant

Citizens Business Bank has agreed to engage Joseph D. Kreutz as a consultant for a period of one year, subject to and commencing as of the close of the merger. For this period of engagement, Mr. Kreutz will receive aggregate compensation of $120,000. Under the terms of this consulting agreement, Mr. Kreutz has agreed to assist and advise Citizens Business Bank in connection with assignments, projects, public appearances, promotional events and third-party disputes, including, but not limited to, (i) organizing and serving as co-chair of a regional advisory board, (ii) making customer retention calls, (iii) making customer introductions and introductory calls, (iv) assisting with employee retention, (v) attending regional banking events and receptions, (vi) working with executives of Citizens Business Bank on marketing strategies, relationship expansion and cross-selling opportunities, (vii) promoting Citizens Business Bank’s business, products and services and (viii) such other matters as mutually agreed upon by Citizens Business Bank and Mr. Kreutz from time to time.

Even though Mr. Kreutz’s services to the combined bank will continue following the merger pursuant to the consulting agreement, he will still be deemed to have been terminated from County Commerce Bank due to a change in control and, accordingly, he will still be entitled to receive the severance payments under his employment agreement with County Commerce Bank, dated January 1, 2015.

Employment of Richard M. Favor

Citizens Business Bank has offered to employ Richard M. Favor as a Senior Vice President and Credit Administrator commencing as of the effective time of the merger, subject to and commencing as of the close of the merger. Under the terms of this employment proposal, Mr. Favor will be entitled to receive an annual salary of $193,855 per year plus any merit increases prior to the effective date of the merger, not to exceed $200,000 per year in total. Mr. Favor will also be eligible to receive (i) severance payments in connection with a change in control of Citizens Business Bank, (ii) annual incentive compensation with a bonus potential of 20% of annual salary, based upon annual performance measurements, and (iii) 5,000 shares of restricted stock of CVB Financial.

Summary of Payments to Certain Executive Officers

The following table summarizes certain payments to be received by the executive officers of County Commerce Bank as a result of the consummation of the transactions under the merger agreement. The amounts are calculated as of October 14, 2015, the day of, and immediately prior to, the first announcement of the merger. These estimated amounts are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Tax Reimbursement	Total
Joseph D. Kreutz	$535,600	$933,758	$65,279	$0	$1,534,637
Richard M. Favor	$193,855	$155,595	$22,591	$0	$372,041

(1)	Represents amount payable under employment agreements with respect to termination of employee following a change in control.
(2)	Represents amount payable to the officer with respect to stock options that will be accelerated as a result of the merger.
(3)	Represents estimated amount payable on behalf of employee with respect to COBRA payments under such employee’s employment agreement in connection with a change of control.

Summary of Payments of Merger-Related Compensation

The cash amounts to be paid to the executive officers described in the table and footnotes above will be paid in either a lump sum immediately prior to the effective time of the merger or in a series of monthly payments following the merger, as specified in the executive’s employment agreement. These amounts will not be deducted from County Commerce Bank’s net shareholders’ equity, as calculated for purposes of determining whether County Commerce Bank has satisfied the shareholders’ net equity measure that is a condition to CVB Financial’s obligation to complete the merger.

The equity amounts for stock options to the executive officers described in the table above and in the footnotes thereto, to the extent such stock options are not exercised, will be paid in a lump sum by County Commerce Bank immediately prior to the effective time of the merger, conditioned upon the cancellation of option agreements held by the executive officers.

Indemnification

Pursuant to the terms of the merger agreement, CVB Financial and Citizens Business Bank have agreed to indemnify and hold harmless each of County Commerce Bank’s present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger, including all transactions contemplated by the merger agreement. CVB Financial and Citizens Business Bank have also agreed to allow County Commerce Bank to purchase “tail coverage” for a period of six years in order to continue providing liability insurance, including directors’ and officers’ liability insurance, to the officers and directors of County Commerce Bank.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement from the FDIC and the Department of Business Oversight and the expiration of any applicable statutory waiting periods, in each case subject to the condition that none of the approvals shall contain any “materially burdensome condition.” The merger agreement defines a “materially burdensome condition” as any condition that would be reasonably likely, following the merger, to have a material adverse effect on CVB Financial, Citizens Business Bank or County Commerce Bank (measured on a scale relative to the applicable company concerned) or to materially restrict or impose a material burden on CVB Financial in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of CVB Financial or Citizens Business Bank. CVB Financial, Citizens Business Bank and County Commerce Bank have agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals and have agreed to fully cooperate with the other in the preparation and filing of the regulatory applications and other documents necessary to complete the transactions contemplated by the merger. CVB Financial, Citizens Business Bank and County Commerce Bank have filed applications and notifications to obtain these regulatory approvals.

Although the parties currently believe they should be able to obtain all required regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain any materially burdensome condition to the merger.

FDIC Application Under the Bank Merger Act

Because Citizens Business Bank is an FDIC-insured depository institution, the prior approval of the merger by the FDIC pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the “Bank Merger Act.” In evaluating an application filed under the Bank Merger Act, the FDIC takes into consideration, among other things: (i) the competitive impact of the proposed transactions, (ii) financial and managerial resources and future prospects of the banks that are party to the merger, (iii) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (iv) the banks’ effectiveness in combating money-laundering activities, and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the FDIC provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

As of the date of this proxy statement/prospectus, Citizens Business Bank had received the FDIC’s approval under the Bank Merger Act. Transactions approved by the FDIC under the Bank Merger Act generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than does the FDIC, and, therefore, it is possible that the Department of Justice could reach a different conclusion than the FDIC does regarding the merger’s effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight Applications

Because Citizens Business Bank and County Commerce Bank are California state-chartered banks, the prior approval of the Department of Business Oversight will be required under the California Financial Code to merge County Commerce Bank with and into Citizens Business Bank.

In reviewing the merger of County Commerce Bank with and into Citizens Business Bank, the Department of Business Oversight will take into consideration, among other things: (i) the competitive impact of the merger, (ii) the adequacy of the surviving depository corporation’s shareholders’ equity and financial condition, (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory, (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (v) whether the merger is fair, just and equitable to the disappearing depository corporation and the surviving depository corporation. As of the date of this proxy statement/prospectus, Citizen Business Bank had filed an application with the Department of Business Oversight seeking approval of the merger under the California Financial Code, which was pending.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications may be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

Although CVB Financial and County Commerce Bank expect to obtain the required regulatory approvals, there can be no assurances as to whether, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals will be granted or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons or, if such a challenge is made, as to the result of any such challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (i) the recorded assets and liabilities of CVB Financial will be carried forward at their recorded amounts, (ii) CVB Financial’s historical operating results will be unchanged for the prior periods being reported and (iii) the assets and liabilities of County Commerce Bank will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of CVB Financial common stock to be issued to former County Commerce Bank shareholders, the cash consideration, and the cash to be paid in lieu of fractional shares and to former option holders, exceeds the fair value of the net assets, including identifiable intangibles of County Commerce Bank at the merger date, will be reported as goodwill of CVB Financial. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of County Commerce Bank being included in the operating results of CVB Financial beginning from the date of completion of the merger.

Public Trading Markets

CVB Financial common stock is listed on the NASDAQ Global Select Market under the symbol “CVBF.” County Commerce Bank common stock is quoted on the OTC Pink marketplace under the symbol “CNYB.” Upon completion of the merger, County Commerce Bank common stock will cease trading on the OTC Pink marketplace. CVB Financial common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

CVB Financial will appoint an exchange agent to handle the exchange of shares of County Commerce Bank common stock for shares of CVB Financial common stock and cash. As promptly as practicable after the effective time (but not more than five business days), the exchange agent will send to each holder of record of County Commerce Bank common stock at the effective time of the merger who holds shares of County Commerce Bank common stock, in certificated form, a letter of transmittal and instructions for effecting the exchange of County Commerce Bank common stock certificates for the per share merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates for cancellation, along with the executed letter of transmittal and other documents described in the instructions, a County Commerce Bank shareholder will receive the cash and any whole shares of CVB Financial common stock such holder is entitled to receive under the merger agreement and cash in lieu of any fractional shares of CVB Financial common stock such holder is entitled to receive. After the effective time, County Commerce Bank will not register any transfers of shares of County Commerce Bank common stock.

Upon consummation of the merger, uncertificated shares of County Commerce Bank common stock held in book-entry form will automatically be converted into cash and whole shares of CVB Financial common stock in book-entry form in accordance with the merger agreement, and the exchange agent will deliver to holders of book-entry shares cash in lieu of any fractional shares of CVB Financial common stock such holder is entitled to receive.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Effects of the Merger

The merger agreement provides for the merger of County Commerce Bank with and into Citizens Business Bank, a wholly owned subsidiary of CVB Financial, with Citizens Business Bank surviving the merger. The merger agreement provides that the articles of incorporation and the bylaws of Citizens Business Bank as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation.

As a result of the merger, there will no longer be any shares of County Commerce Bank common stock authorized, issued or outstanding. County Commerce Bank shareholders will only participate in CVB Financial’s future earnings and potential growth through their ownership of CVB Financial common stock. All of the other incidents of direct ownership of County Commerce Bank common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from County Commerce Bank, will be extinguished at the effective time of the merger. All of the property, rights, privileges and powers of Citizens Business Bank and County Commerce Bank will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of Citizens Business Bank and County Commerce Bank will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated on the last day of the month in which the last of the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, are satisfied or waived, unless another date is selected by mutual agreement of CVB Financial and County Commerce Bank. The merger will be consummated legally at the time the agreement of merger between County Commerce Bank and Citizens Business Bank, the form of which is included as Exhibit B to the merger agreement, has been duly filed with the Department of Business Oversight as certified by the Secretary of State of the State of California. As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the first quarter of 2016. However, there can be no assurance as to when or whether the merger will occur.

If the merger is not completed by the close of business on June 30, 2016, the merger agreement may be terminated by either County Commerce Bank or CVB Financial, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

For a description of the transaction structure, merger consideration and treatment of County Commerce Bank stock options, please see the section entitled “THE MERGER—Terms of the Merger” beginning on page 40.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

County Commerce Bank has agreed that, prior to the effective time of the merger, it will generally conduct its business in the ordinary course of business consistent with past practices. In addition, County Commerce Bank has agreed to use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates; keep available the services of its employees and agents; perform its material obligations under its material contracts; maintain in full force and effect insurance comparable in amount and scope of coverage to that maintained by it at the time the merger agreement was signed; maintain its allowance for loan and lease losses in accordance with past practices and methodologies and generally accepted accounting principles (except as a result of changes in generally accepted accounting principles or as directed by a governmental entity); charge off all loans and other assets deemed uncollectible or classified as “loss” in accordance with generally accepted accounting principles and applicable law or as directed by a governmental entity); and maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice. County Commerce Bank has also agreed not to take any action that is intended to or would reasonably be expected to adversely affect or materially delay any regulatory approvals required for the transactions contemplated in the merger agreement or its performance of its covenants and agreements in the merger agreement or its consummation of the merger or other transactions contemplated by the merger agreement.

In addition to the general covenants above, County Commerce Bank has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, without the written consent of CVB Financial:

•	issue or sell additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, except upon exercise of stock options outstanding on the date of the merger agreement;

•	make, declare, pay or set aside for payment any dividend or other distribution on its capital stock;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock or other securities;

•	amend or modify the material terms of; waive, release or assign any rights under; terminate, renew or allow to renew automatically; make any payment not then required under; knowingly violate the terms of; or enter into material contract, lease or regulatory agreement, any restriction on its ability to conduct its business as it is conducted at the time the merger agreement was entered into or any contract governing the terms of County Commerce Bank common stock, related rights or any outstanding debt instrument;

•	sell, transfer, mortgage, lease, encumber or otherwise dispose of any of its assets, deposits, business or properties other than in in the ordinary course of business and in a transaction that, together with other such transactions, is not material to County Commerce Bank taken as a whole;

•	acquire (other than by way of foreclosures, in satisfaction of a debt or in a fiduciary capacity) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the completion of the merger will be delayed or the required regulatory approvals will be more difficult to obtain;

•	amend the County Commerce Bank articles of incorporation or bylaws;

•

except as and when required under applicable law or an employee benefit plan, increase the salary, wages or benefits of any director, officer or employee, except for ordinary-course, merit-based increases in the base salary of employees consistent with past practice, but not in excess, in the aggregate, of 3% annually; grant, pay or agree to pay any bonus or other incentive compensation, except for such bonuses for the year ended December 31, 2015 that would not exceed 125% of the aggregate bonus paid to executives and employees with respect to the year ended December 31, 2014 or as otherwise permitted as an agreed-upon retention incentive; adopt any employee benefit plan; grant any new equity award; terminate the employment or services of any officer or employee who is party to a change in control agreement other than for cause; enter into any collective bargaining or other agreement with a labor organization; or forgive or issue any loans to any director, officer or employee;

•	hire any officer, employee or other service provider, except as a replacement for such officer in the ordinary course of business and at an annual base salary not to exceed that of the person being replaced or except in the ordinary course of business for non-executive officer positions for an annual base salary not in excess of $100,000;

•	willfully take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business;

•	enter into any new line of business or make any material change in any basic policies and practices with respect to the operation of its business;

•	other than in accordance with its investment policies in effect on the date of the merger agreement, make any investment, purchase any securities other than obligations of the United States or government agencies with a maturity of one year or less or materially change the composition of its securities portfolio;

•	settle any action, suit, claim, proceeding, order or investigation for consideration not in excess of $50,000 individually or in excess of $100,000 when combined with other settlements;

•	materially change its interest rates or fees for depository accounts, except as determined in good faith to be necessary or advisable based on changes in market conditions and consistent with its policies;

•	change its interest rate policy or other risk management policies, procedures or practices or fail to follow such policies;

•	grant or commit to grant any extension of credit, if such extension of credit, together with all other credit then outstanding to the same borrower and its affiliates, would exceed $1,000,000;

•	renew any extension of credit that would exceed $1,000,000, except on terms which are substantially similar to those of the existing extension of credit or which are more favorable to the County Commerce Bank;

•	sell any real estate, charge off any assets, compromise on any debt or release any collateral on loans if such sale, charge-off, compromise or release would exceed $100,000;

•	purchase any loan or loan participation;

•	securitize any loan or create any special purpose funding or variable interest entity;

•	invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities or enter into a derivatives transaction;

•	accept or renew any brokered deposits or solicit deposits by offering an effective yield that exceeds by 25 basis points the prevailing effective yields on insured deposits of comparable maturity, other than funds obtained through the Certificate of Deposit Account Registry Service;

•	apply for the opening, relocation or closing of any branch office;

•	make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

•	pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than loans originated in the ordinary course of business;

•	make or commit to make any loan or amend the terms of any outstanding loan to any directors, officers and principal shareholders of County Commerce Bank or waive any rights with respect to any such loan;

•	change its tax or accounting policies and procedures;

•	change its fiscal year for tax or accounting purposes;

•	other than as required by generally accepted accounting principles or any governmental entity, reduce any material accrual or reserve, including its allowance for loan and lease losses or change the methodology with respect to any such reserves;

•	make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan or lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations;

•	grant any power of attorney or similar authority;

•	take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

•	acquire direct or indirect control over any entity, whether by stock purchase, merger, consolidation or otherwise;

•	make or change any material tax elections; change or consent to any change in its method of accounting for tax purposes, except as required by applicable tax law; settle or compromise any material tax liability, claim or assessment; surrender any right to claim a refund for taxes; or file any material amended tax return;

•	willfully take any action, or willfully omit to take any action, that is intended to or would reasonably be likely to result in any of its representations and warranties in the merger agreement becoming untrue in any material respect, any of the conditions to the merger not being satisfied or delayed, or a material violation or breach of any provision of the merger agreement; or

•	agree to take, or make any commitment to take, any of the foregoing prohibited actions.

CVB Financial and Citizens Business Bank have agreed that, prior to the effective time of the merger, except as provided by the merger agreement and except as would not reasonably be expected to have a material adverse effect on CVB Financial, Citizens Business Bank or County Commerce Bank, subject to specified exceptions, each of them will timely file all reports with the SEC and other governmental entities and that such reports will comply with the applicable rules of the SEC or such other applicable governmental agency in all material respects and will not contain any untrue statement of material fact or omit to state a material fact required to be stated or necessary to make the statement therein not false or misleading. Further, the financial statements in CVB Financial’s reports filed with the SEC will fairly present the financial position of CVB Financial and Citizens Business Bank in all material respects and will be prepared in accordance with generally accepted accounting principles.

In addition to the general covenants above, CVB Financial has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit its subsidiaries to, without the written consent of County Commerce Bank:

•	take or omit to take any action that would reasonably be expected to prevent, materially impede or materially delay the merger;

•	take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in the merger agreement (other than conditions to CVB Financial’s and Citizens Business Bank’s obligations) not being satisfied;

•	enter into an agreement providing for the acquisition of CVB Financial or 10% or more of its outstanding shares, assets or deposits, unless such agreement requires the merger to be completed and provides that the shareholders of County Commerce Bank would be entitled to receive, on account of shares of CVB Financial to be received in the merger, the same consideration as other CVB Financial shareholders receive; or

•	take any action, or knowingly fail to take any action, which action or failure to act would, or would reasonably be likely to, prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Regulatory Matters

CVB Financial and County Commerce Bank have agreed to promptly prepare this proxy statement/prospectus, and CVB Financial has agreed to promptly file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. CVB Financial and County Commerce Bank have each agreed to use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing. CVB Financial and County Commerce Bank have agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this proxy statement/prospectus.

CVB Financial and County Commerce Bank have agreed to cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any governmental entity that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

Shareholder Approval

The County Commerce Bank board of directors has unanimously resolved to recommend to County Commerce Bank shareholders that they adopt and approve the merger agreement (subject to certain exceptions, following the receipt of a company superior proposal (as defined below)), to submit the merger agreement to County Commerce Bank shareholders for approval and to include its recommendation that County Commerce Bank shareholders adopt and approve the merger agreement and use its reasonable best efforts to obtain from its shareholders a vote adopting the merger agreement.

NASDAQ Listing

CVB Financial has agreed to use its reasonable commercial efforts to cause the shares of CVB Financial common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to or at the effective time of the merger.

Employee Matters

Employees of County Commerce Bank who become employees of Citizens Business Bank, referred to as “continuing employees,” will be eligible to participate in the employee benefit plans of Citizens Business Bank on the same terms as such plans and benefits are generally offered to employees of Citizens Business Bank in comparable positions. For purposes of determining covered employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens Business Bank, for severance benefits and for vacation entitlement (to the extent permitted by applicable law), Citizens Business Bank will recognize such employees’ years of service with the County Commerce Bank. County Commerce Bank’s existing benefit plans will be terminated at the time of the merger. After the effective time of the merger, Citizens Business Bank will provide a severance benefit to each person who was an employee of County Commerce Bank immediately before the effective time (except for any employee who is a party to any agreement providing severance) and whose employment is terminated involuntarily, other than for “Cause” (as defined below), by Citizens Business Bank within 12 months after the effective time of the merger. The severance benefit will consist of a lump-sum severance payment equal to the greater of (i) such employee’s base salary with County Commerce Bank immediately prior to the merger or (ii) such employee’s regularly scheduled base salary or base wages at the time of termination of employment, in either case for a number of weeks equal to two weeks plus two weeks for each full year of continuous service completed by such employee with County Commerce Bank and Citizens Business Bank at the time of termination of employment, subject to applicable tax withholding and subject further to the employee’s signing a release of claims in favor of CVB Financial and Citizens Business Bank and allowing it to become effective. “Cause” means the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of CVB Financial or Citizens Business Bank, failure to perform stated duties or violation of any law, rule, regulation (other than traffic violations or similar offenses) or order of any governmental entity.

The merger agreement permits County Commerce Bank to establish a “retention” program to compensate identified County Commerce Bank employees who remain with County Commerce Bank through the effective time of the merger and/or with Citizens Business Bank through the completion of key systems conversions following the merger. County Commerce Bank may determine the employees that will be eligible for retention payments and the amounts of such payments, subject to certain limits. Citizens Business Bank will consult with County Commerce Bank, and County Commerce Bank will cooperate with Citizens Business Bank, to enable Citizens Business Bank to identify those employees of County Commerce Bank who will be offered interim or longer-term employment by Citizens Business Bank after the merger.

Subject to the requirements of applicable law, Citizens Business Bank has agreed to take commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens Business Bank and applicable insurance carriers, third-party administrators and any other third parties, to the extent such group health plan is made available to employees of County Commerce Bank at the time of the merger, to waive any evidence of insurability requirements, waiting periods and any limitations as to preexisting medical conditions under the group health plan applicable to employees of County Commerce Bank at the time of the merger and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by County Commerce Bank prior to the closing) and to provide employees of County Commerce Bank at the time of the merger with credit, for the calendar year in which the closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the merger occurs under a group health plan maintained by Citizens Business Bank or any of its affiliates (unless such employees of County Commerce Bank were, when employed by County Commerce Bank, participants in a Health Maintenance Organization health plan).

Prior to the effective time of the merger, County Commerce Bank shall terminate its 401(k) plan, its deferred compensation plan and any other employee benefit plans that CVB Financial may identify, and provide CVB Financial with evidence of such terminations to the satisfaction of CVB Financial. Citizens Business Bank shall take any actions necessary to allow the former participants in County Commerce Bank’s 401(k) plan who become eligible to participate in the Citizens Business Bank 401(k) plan to make rollover contributions (but not including the rollover of participant loans, except for participant loans outstanding on the date of the merger agreement having a principal balance of less than $10,000) in accordance with the terms and conditions of Citizens Business Bank’s 401(k) plan.

The merger agreement specifies that none of its provisions confer upon any employee of County Commerce Bank who is employed by Citizens Business Bank after the merger any right with respect to continuance of employment or other service. Nor does the merger agreement interfere in any way with the right of Citizens Business Bank to terminate the employment or other association of any person at any time. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of Citizens Business Bank and its subsidiaries to amend, terminate or otherwise discontinue, any or all Citizens Business Bank employee plans and any other plans, practices or policies of Citizens Business Bank in effect from time to time.

No provision in the merger agreement creates any right to employment or continued employment or to a particular term or condition of employment with the surviving corporation or any of its subsidiaries, nor does the merger agreement create any third-party beneficiary right in any person.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, CVB Financial has agreed to indemnify and hold harmless each person who, prior to the effective time, is or was a director or officer County Commerce Bank against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. CVB Financial shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The merger agreement provides that County Commerce Bank shall purchase director’s and officer’s liability insurance tail coverage that serves to reimburse the present and former officers and directors of County Commerce Bank with respect to claims against such directors and officers arising from facts or events occurring before the merger (including the transactions contemplated by the merger agreement) for a term of six years following the effective time of the merger. Such insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the parties entitled to indemnity under the merger agreement, as that coverage currently provided by County Commerce Bank’s existing insurance policies.

No Solicitation

The merger agreement provides that none of County Commerce Bank nor any of its officers, directors and employees shall, and County Commerce Bank will cause its officers, directors, agents, representatives, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any company acquisition proposal (as defined below) or otherwise facilitate any effort to attempt or make or implement a company acquisition proposal. However, if at any time after the date of the merger agreement and prior to, but not after, obtaining the approval of the merger agreement by County Commerce Bank shareholders, County Commerce Bank receives an unsolicited bona fide company acquisition proposal and the board of directors of County Commerce Bank concludes in good faith that such company acquisition proposal constitutes, or is reasonably expected to result in, a company superior proposal (as defined below), then County Commerce Bank and its board of directors may, and County Commerce Bank may permit representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of County Commerce Bank concludes in good faith (and based on the advice of its legal counsel and its financial advisers) that its failure to take such actions would breach or would be more likely than not to breach its fiduciary duties to shareholders under applicable law; provided that prior to providing any such nonpublic information or engaging in any such negotiations, County Commerce Bank must have entered into a confidentiality agreement with such third party on terms no less favorable to County Commerce Bank than the confidentiality agreement between County Commerce Bank and CVB Financial, and which expressly permits County Commerce Bank to comply with its obligations pursuant to the merger agreement. County Commerce Bank will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than CVB Financial with respect to any company acquisition proposal and will use its reasonable best efforts, subject to applicable law, to (i) enforce any confidentiality or similar agreement relating to a company acquisition proposal and (ii) within 10 business days after the date of the merger agreement, to request and confirm the return or destruction of any confidential information provided to any person (other than CVB Financial and its affiliates) pursuant to any such confidentiality or similar agreement. County Commerce Bank must promptly (and in any event within two business days) advise CVB Financial following receipt of any company acquisition proposal, any discussions or negotiations that are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any company acquisition proposal and the substance thereof (including the identity of the person making such company acquisition proposal) and keep CVB Financial apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or company acquisition proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that for the avoidance of doubt that no such communications to CVB Financial will be deemed an adverse change of recommendation, as defined below). County Commerce Bank agrees that it will contemporaneously provide to CVB Financial any confidential or nonpublic information concerning County Commerce Bank that it may provide to any other person in connection with any company acquisition proposal.

As used in the merger agreement, “company acquisition proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving County Commerce Bank or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, County Commerce Bank or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by the merger agreement and any sale of whole loans and securitizations in the ordinary course.

As used in the merger agreement, “company superior proposal” means an unsolicited bona fide written company acquisition proposal that the board of directors of County Commerce Bank concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be KBW or another nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to the merger agreement agreed to by CVB Financial; provided that for purposes of the definition of “company superior proposal,” the references to “more than 10%” in the definition of company acquisition proposal will be deemed to be references to “50%.”

None of the members of the board of directors of County Commerce Bank may, except as expressly permitted by the merger agreement, withdraw or materially and adversely modify his recommendation that County Commerce Bank shareholders vote to approve the merger agreement, or recommend to County Commerce Bank shareholders a company acquisition proposal other than the merger, which we refer to as an “adverse change of recommendation,” or cause or commit County Commerce Bank to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any company acquisition proposal made to County Commerce Bank. Nevertheless, in the event that County Commerce Bank receives a company acquisition proposal that the County Commerce Bank board of directors concludes in good faith constitutes a company superior proposal, the board of directors of County Commerce Bank may make an adverse change of recommendation or terminate the merger agreement as long as County Commerce Bank gives CVB Financial prior written notice at least five business days before taking such action and during such five-business-day period County Commerce Bank negotiates in good faith with CVB Financial to enable CVB Financial to make an improved offer that is at least as favorable to the shareholders of County Commerce Bank as such alternative company acquisition proposal.

Under certain circumstances County Commerce Bank must pay CVB Financial a termination fee of $1,650,000 if it terminates the merger agreement following its receipt of a company acquisition proposal or a company superior proposal. For more information, please see the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 80.

Representations and Warranties

The merger agreement contains representations and warranties made by County Commerce Bank to CVB Financial and Citizens Business Bank relating to a number of matters, including the following:

•	corporate organization, qualification to do business and corporate power;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	conformity with generally accepted accounting principles of County Commerce Bank’s financial statements;

•	internal controls;

•	absence of undisclosed liabilities;

•	allowance for loan losses;

•	off-balance sheet arrangements;

•	absence of certain changes or events since December 31, 2014;

•	taxes and tax returns;

•	government authorizations;

•	compliance with applicable law;

•	regulatory matters;

•	legal proceedings;

•	employee compensation and benefits matters;

•	labor and employment matters;

•	environmental matters;

•	loan portfolio;

•	risk management instruments;

•	securities portfolio;

•	properties and assets;

•	intellectual property;

•	information technology, security and privacy matters;

•	material contracts;

•	insurance;

•	fairness opinion from financial advisor;

•	trust activities;

•	broker’s fees payable in connection with the merger;

•	affiliate transactions;

•	accuracy of County Commerce Bank information provided in this proxy statement/prospectus; and

•	inapplicability of takeover laws.

The merger agreement also contains representations and warranties made by CVB Financial to County Commerce Bank relating to a number of matters, including the following:

•	corporate organization, qualification to do business, corporate power and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	conformity with generally accepted accounting principles and SEC requirements of CVB Financial’s financial statements filed with the SEC;

•	internal controls;

•	absence of certain changes or events since December 31, 2014;

•	compliance with applicable law;

•	legal proceedings;

•	broker’s fees payable in connection with the merger; and

•	accuracy of CVB Financial information provided in this proxy statement/prospectus.

Certain of these representations and warranties by County Commerce Bank and CVB Financial are qualified as to “materiality” or “material adverse effect.”

“Material adverse effect” means, with respect to any party, a material adverse effect on the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole, except that a “material adverse effect” shall not be deemed to include effects arising out of, relating to or resulting from (i) changes in applicable generally accepted accounting principles or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its subsidiaries operate; (ii) changes in laws general applicability to companies of similar size in the banking industries in which such party and its subsidiaries operate; (iii) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the U.S. or foreign securities markets) affecting other companies in the banking industries in which such party and its subsidiaries operate; (iv) changes in the credit markets, any downgrades in the credit markets or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom; (v) a decline in the trading price of CVB Financial’s common stock that would not entitle a party to terminate the merger agreement in accordance with its terms or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (vi) any outbreak or escalation of hostilities, or declared or undeclared acts of war or terrorism; or (vii) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement, except that effects attributable to or resulting from any of the changes, events, conditions or trends described in clauses (i), (ii),(iii), (iv) and (vi) shall not be excluded to the extent of any disproportionate impact they have on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking industry in which such party and its subsidiaries operate. A material adverse effect also includes, with respect to any party, a material adverse effect on the ability of such party to consummate the transactions contemplated by the merger agreement on a timely basis.

The representations and warranties in the merger agreement do not survive the effective time of the merger, and as described below under the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 80, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of CVB Financial or County Commerce Bank, or otherwise under the merger agreement, unless CVB Financial or County Commerce Bank willfully breached the merger agreement or committed fraud.

Conditions to the Merger

Conditions to Each Party’s Obligations

The respective obligations of each of CVB Financial, Citizens Business Bank and County Commerce Bank to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite approval of the merger agreement by County Commerce Bank shareholders;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending effectiveness or proceeding initiated or threatened by the SEC for that purpose;

•	the absence of any law, order, decree, injunction or other order that would prevent or make illegal the completion of the merger; and

•	as of the date of the merger, the value of CVB Financial common stock to be delivered to the holders of County Commerce Bank common stock must represent at least 42% of the value of the merger consideration to be delivered to holders of County Commerce Bank common stock.

Conditions to Obligations of CVB Financial and Citizens Business Bank

The obligation of CVB Financial and Citizens Business Bank to complete the merger is also subject to the satisfaction or waiver by CVB Financial of the following conditions:

•	the accuracy of the representations and warranties of County Commerce Bank as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on County Commerce Bank;

•	performance in all material respects by County Commerce Bank of the obligations required to be performed by it at or prior to the closing date;

•	receipt by CVB Financial of an opinion of Manatt, Phelps & Phillips, LLP as to certain tax matters;

•	receipt of all required regulatory approvals, none of which shall include any materially burdensome condition, and the expiration of all statutory waiting periods;

•	holders of not more than 8% of the outstanding shares of County Commerce Bank common stock shall have exercised their dissenters’ rights or have the capacity to do so;

•	the absence of any material adverse effect with respect to County Commerce Bank;

•	receipt by County Commerce Bank of any required consents, copies of which shall be delivered to CVB Financial;

•	receipt of resignations from each director of County Commerce Bank;

•	receipt of voting and support agreements from each of the County Commerce Bank directors and specified officer;

•	receipt of noncompetition and non-solicitation agreements from each of the County Commerce Bank directors and specified officers;

•	as of the last day of the month preceding the closing date, County Commerce Bank’s total loans shall not be less than $150,000,000, County Commerce Bank’s total net equity shall not be less than $24,000,000 (subject to adjustment for certain merger-related expenses) and County Commerce Bank’s average demand deposits and total demand deposits shall not be less than $75,000,000;

•	County Commerce Bank shall have presented to CVB Financial, no later than five business days prior to the closing date, a summary of certain of its transaction costs, which shall not exceed $3,300,000;

•	change in control payments payable as a result of the merger shall not exceed $1,040,000, subject to certain adjustments;

•	receipt of a properly executed statement from County Commerce Bank that meets the requirements of the Foreign Investment in Real Property Tax Act; and

•	Joseph D. Kreutz, President and Chief Executive Officer of County Commerce Bank, and Citizens Business Bank shall have entered into the consulting agreement (which, as noted, has been completed).

Conditions to Obligations of County Commerce Bank

The obligation of County Commerce Bank to complete the merger is also subject to the satisfaction or waiver by County Commerce Bank of the following conditions:

•	the accuracy of the representations and warranties of CVB Financial as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on CVB Financial;

•	performance in all material respects by CVB Financial and Citizens Business Bank of their respective obligations required to be performed by them at or prior to the closing date;

•	receipt by County Commerce Bank of an opinion of Buchalter Nemer, a professional corporation, as to certain tax matters;

•	the absence of any material adverse effect with respect to CVB Financial;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

•	CVB Financial shall have delivered the merger consideration to the exchange agent and the exchange agent shall have confirmed such delivery; and

•	the shares of CVB Financial common stock included in the merger consideration shall have been authorized for listing on the NASDAQ Global Select Market.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by County Commerce Bank shareholders:

•	by mutual written consent of CVB Financial and County Commerce Bank;

•	by either CVB Financial or County Commerce Bank if a requisite regulatory approval is denied and such denial has become final and non-appealable, if a government entity advises CVB Financial or County Commerce Bank that it will deny a requisite regulatory approval (or intends to revoke or rescind such an approval) in writing and such denial becomes unappealable or if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement;

•	by either CVB Financial or County Commerce Bank if the merger is not completed on or before June 30, 2016, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	by either CVB Financial or County Commerce Bank if there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•	by either CVB Financial or County Commerce Bank if County Commerce Bank shareholders have not approved the merger agreement and the transactions contemplated thereby at the duly convened County Commerce Bank special meeting or at any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the merger agreement;

•	by CVB Financial prior to obtaining County Commerce Bank shareholder approval, in the event (a) County Commerce Bank breaches in any material respect the merger agreement; (b) County Commerce Bank or the board of directors of County Commerce Bank submits the merger agreement to County Commerce Bank shareholders without recommending approval or withdraws or adversely modifies such recommendation or makes an adverse change of recommendation; (c) at any time after the end of 15 business days following receipt of a company acquisition proposal, the board of directors of County Commerce Bank fails to reaffirm its recommendation the shareholders vote to approve the merger as promptly as practicable (but in any event within five business days after receipt of any written request to do so by CVB Financial); or (d) a tender offer or exchange offer for outstanding shares of County Commerce Bank common stock is publicly disclosed (other than by CVB Financial or one of its affiliates) and the board of directors of County Commerce Bank recommends that its shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the board of directors of County Commerce Bank fails to recommend unequivocally against acceptance of such offer, which we refer to as a termination due to no company recommendation;

•	by County Commerce Bank, prior to obtaining County Commerce Bank shareholder approval, in order to enter into a definitive agreement providing for a company superior proposal (as defined above)

(provided that County Commerce Bank is not in material breach of any of the terms of the merger agreement and County Commerce Bank pays CVB Financial a termination fee in advance of or concurrently with such termination, as described below), which we refer to as a “termination due to a company superior proposal”;

•	by County Commerce Bank, by written notice to CVB Financial following the fifth trading day prior to closing in the event that the CVB average closing price is less than $13.37; or

•	by CVB Financial, by written notice to County Commerce Bank following the fifth trading day prior to closing in the event that the CVB average closing price is greater than $20.05.

County Commerce Bank must pay CVB Financial a termination fee of $1,650,000 in the event that:

•	the merger agreement is terminated by County Commerce Bank in order to enter into a definitive agreement providing for a company superior proposal;

•	CVB Financial terminates the merger agreement due to no company recommendation; or

•	any person has made a company acquisition proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and (a) thereafter the merger agreement is terminated (i) by either party pursuant to the termination provision for delay or pursuant to the termination provision for no approval by County Commerce Bank shareholders or (ii) by CVB Financial pursuant to the termination provision for breach and (b) within 12 months after such termination of the merger agreement, a company acquisition proposal is consummated or any definitive agreement with respect to a company acquisition proposal is entered into (provided that references to 10% in the definition of company acquisition proposal are deemed to be references to 50%).

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and have no effect, and none of County Commerce Bank, CVB Financial, any of their respective subsidiaries or any of the officers or directors of any of them will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement and (ii) neither County Commerce Bank nor CVB Financial shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

The purpose of the termination fee is to compensate CVB Financial for entering into the merger agreement, for taking actions to consummate the transactions contemplated by the merger agreement and for incurring the costs and expenses related to the merger and other losses and expenses, including foregoing the pursuit of other opportunities by CVB Financial. The payment of the termination fee is CVB Financial’s sole and exclusive remedy with respect to termination of the agreement, subject to a willful material breach by County Commerce Bank or an action for fraud.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the shareholders of County Commerce Bank, except that after any approval of the transactions contemplated by the merger agreement by County Commerce Bank shareholders there may not be, without further approval of such shareholders, any amendment of the merger agreement that would require further approval of County Commerce Bank shareholders under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

CVB Financial has agreed to apply to have the shares of CVB Financial common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of CVB Financial common stock. It is a condition to CVB Financial’s and County Commerce Bank’s obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Following completion of the merger, County Commerce Bank common stock will cease trading and no longer be quoted on the OTC Pink marketplace.

Fees and Expenses

All fees and expenses incurred in connection with the merger, this merger agreement and the transactions contemplated by the merger agreement, including costs and expenses of printing and mailing this proxy statement/prospectus, shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except for the termination fee.

Voting and Support Agreements

In connection with entering into the merger agreement and as an inducement to the willingness of CVB Financial and Citizens Business Bank to enter into the merger agreement, each of the County Commerce Bank directors and its Chief Operating Officer executed and delivered to CVB Financial a voting and support agreement, which we refer to collectively as the “voting and support agreements.” Each director and officer entered into the voting and support agreement in his capacity as the record or beneficial owner of shares of County Commerce Bank and not in his capacity as a director or officer of County Commerce Bank or as a trustee of any benefit plan. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the full text of the voting and support agreements included as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Pursuant to the voting and support agreements, each shareholder party thereto agreed to vote his shares of County Commerce Bank common stock, as applicable:

•	in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement under the merger agreement; and

•	except with the prior written consent of CVB Financial or as otherwise contemplated in the merger agreement, against the following actions (other than the merger and the transactions contemplated by the merger agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination or (2) any sale, lease or transfer of a material amount of County Commerce Bank assets.

Each director and the Chief Operating Officer of County Commerce Bank, in his capacity as a shareholder of County Commerce Bank, also agreed not to enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the above clauses.

Until the earlier of the termination of the merger agreement or the effective time, each director agreed not to, directly or indirectly:

•	sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of his shares of County Commerce Bank common stock or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with respect to such shares;

•	enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of, directly or indirectly, any of the shares or any securities convertible into or exercisable for shares, any other capital stock of County Commerce Bank or any interest in any of the foregoing with any person;

•	enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares; or

•	take any action that would make any of his representations or warranties contained in the voting and support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the shareholder from performing the shareholder’s obligations under the voting and support agreement.

Each director and the Chief Operating Officer of County Commerce Bank, in his capacity as a shareholder of County Commerce Bank, has further agreed to not directly or indirectly initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or reasonably would be expected to lead to an company acquisition proposal, or participate in any discussion or negotiations regarding any company acquisition proposal, or furnish, or otherwise afford access, to any person (other than CVB Financial) to any information or data with respect to County Commerce Bank or otherwise relating to company acquisition proposal except as permitted by the merger agreement.

The obligations of the shareholders will terminate upon the earlier of the consummation of the merger or, if the merger is not consummated, upon the termination of the merger agreement.

Non-Competition and Non-Solicitation Agreements

In order for CVB Financial and Citizens Business Bank to have the full benefit of ownership of County Commerce Bank and the business it conducts, including its goodwill, following the effective time of the merger, each County Commerce Bank director (including Director Joseph D. Kreutz, the President and Chief Executive Officer of County Commerce Bank) and Richard M. Favor, County Commerce Bank’s Executive Vice President, Chief Operating Officer and Chief Credit Officer, entered into a non-competition and non-solicitation agreement with CVB Financial, which provides that he will not:

•	Directly or indirectly, own, manage, operate, control or have any interest in the ownership, management, operation or control of, or be connected as an officer, director, employee, partner, principal, agent, representative or consultant with, any business or enterprise engaged in providing financial services similar to County Commerce Bank within the counties of Ventura, Santa Barbara or Los Angeles. “Financial services” means the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans or the solicitation and provision of deposit services and services related thereto.

•	Directly or indirectly, on behalf of any depository institution or its affiliates, (i) solicit or aid in the solicitation of any customers or prospective customers for financial services, (ii) solicit or aid in the solicitation of any officers or employees of County Commerce Bank or (iii) induce or attempt to induce any customer or prospective customer, supplier, distributor, officer or employee of County Commerce Bank to terminate such person’s relationships with Citizens Business Bank. The foregoing restrictions to do not prevent the officer or director from providing services to persons who are customers of County Commerce Bank in the normal course of his or her business in accordance with past practices.

•	Use or disclose County Commerce Bank’s trade secrets. The directors and officers also agree to deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of trade secrets to CVB Financial and/or Citizens Business Bank. Trade secrets means the confidential customer and other information of County Commerce Bank.

The obligations under the non-competition and non-solicitation agreements generally end on the second anniversary of the effective time of the merger; however, Citizens Business Bank has agreed that if Richard M. Favor, who has received an offer of employment from Citizens Business Bank to commence after the merger, is employed by Citizens Business Bank, Citizens Business Bank will release Mr. Favor from the non-competition restrictions at the time, if ever, that Citizens Business Bank terminates him without cause before the second anniversary of the effective time.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of County Commerce Bank common stock that exchange their shares of County Commerce Bank common stock for shares of CVB Financial common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of County Commerce Bank common stock that hold their shares of County Commerce Bank common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of County Commerce Bank common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of County Commerce Bank common stock that received County Commerce Bank common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of County Commerce Bank common stock that has a functional currency other than the U.S. dollar;

•	a holder of County Commerce Bank common stock that holds County Commerce Bank common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder;

•	a U.S. holder subject to withholding under the Foreign Account Compliance Tax Act, or “FACTA”; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of County Commerce Bank common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds County Commerce Bank common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. We strongly recommend that any entity treated as a partnership for U.S. federal income tax purposes that holds County Commerce Bank common stock, and any partners in such partnership, consult their own tax advisors.

DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A HOLDER OF COUNTY COMMERCE BANK COMMON STOCK MAY BE COMPLEX AND WILL DEPEND IN PART ON THE HOLDER’S SPECIFIC SITUATION. WE STRONGLY RECOMMEND THAT EACH HOLDER OF COUNTY COMMERCE BANK COMMON STOCK CONSULT ITS OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER IN ITS PARTICULAR CIRCUMSTANCE, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, Manatt, Phelps & Phillips, LLP has rendered its tax opinion to CVB Financial. In addition, the obligations of the parties to complete the merger are conditioned on, among other things, the receipt by CVB Financial and County Commerce Bank of opinions from Manatt, Phelps & Philips, LLP and Buchalter Nemer, a professional corporation, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinions may be waived by both CVB Financial and County Commerce Bank. Neither CVB Financial nor County Commerce Bank currently intends to waive the conditions related to the receipt of the closing tax opinions. However, if these conditions were waived, County Commerce Bank would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Manatt, Phelps & Phillips, LLP and Buchalter Nemer, a professional corporation, to deliver such closing tax opinions is conditioned on the merger’s satisfying the continuity-of-proprietary-interest requirement. That requirement generally will be satisfied if CVB Financial common stock constitutes at least 42% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering their tax opinions, each counsel relied and will rely upon representations and covenants, including those contained in certificates of officers of CVB Financial and County Commerce Bank, reasonably satisfactory in form and substance to each such counsel, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent each counsel’s best legal judgment but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, we have not requested, nor do we intend to request, a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions. The following discussion assumes that the merger will be consummated as described in the merger agreement and in this proxy statement/prospectus and that CVB Financial and County Commerce Bank will not waive the closing opinion condition described above in this paragraph.

U.S. Holders That Receive a Combination of CVB Financial Common Stock and Cash

If a U.S. holder’s adjusted tax basis in County Commerce Bank common stock surrendered is less than the sum of the fair market value of the shares of CVB Financial common stock and the amount of cash (other than cash received in lieu of a fractional share of CVB Financial common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of CVB Financial common stock) and the fair market value of CVB Financial common stock received, minus the adjusted tax basis of the County Commerce Bank shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of CVB Financial common stock). However, if a U.S. holder’s adjusted tax basis in the County Commerce Bank shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of CVB Financial common stock) and the fair market value of CVB Financial common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of County Commerce Bank shares acquired different blocks of County Commerce Bank shares at different times or different prices, it is recommended that the U.S. holder consult its tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Except to the extent any cash received is treated as a dividend as discussed below, any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the County Commerce Bank shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns CVB Financial common stock other than CVB Financial common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In such cases, it is recommended that U.S. holders that are corporations consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of CVB Financial common stock received by a U.S. holder that exchanges its County Commerce Bank shares for a combination of CVB Financial common stock and cash as a result of the merger (including any fractional share interests deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the County Commerce Bank shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of CVB Financial common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of CVB Financial common stock). The holding period of CVB Financial common stock received (including any fractional share deemed received and redeemed) will include the holding period of the County Commerce Bank shares surrendered. We recommend that a U.S. holder receiving a combination of CVB Financial common stock and cash consult its own tax advisor regarding the manner in which cash and CVB Financial common stock should be allocated among the U.S. holder’s County Commerce Bank shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders That Receive Solely Cash Due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of County Commerce Bank shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the County Commerce Bank shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the County Commerce Bank shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns CVB Financial common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, it is recommended that U.S. holders that are corporations consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of CVB Financial common stock, the U.S. holder will be treated as having received a fractional share of CVB Financial common stock pursuant to the merger and then as having exchanged the fractional share of CVB Financial common stock for cash in a redemption by CVB Financial. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of CVB Financial common stock as set forth above. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of County Commerce Bank common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If a U.S. holder is a non-corporate holder of County Commerce Bank common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•	furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or substitute or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives CVB Financial common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, County Commerce Bank common stock surrendered by such U.S. holder and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any County Commerce Bank shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of County Commerce Bank or (z) owned County Commerce Bank securities with a tax basis of $1.0 million or more.

HOLDERS OF COUNTY COMMERCE BANK COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

DISSENTERS’ RIGHTS OF COUNTY COMMERCE BANK SHAREHOLDERS

County Commerce Bank shareholders who do not vote in favor of the merger agreement and who comply with the requirements set forth in Chapter 13 of the California General Corporation Law, which we refer to as the “Corporations Code,” may demand that County Commerce Bank acquire their shares of County Commerce Bank common stock for cash at their fair market value as of October 14, 2015, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. The County Commerce Bank board of directors has determined that the fair market value of the shares on October 14, 2015 was $13.35 per share.

Any County Commerce Bank shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the Corporations Code, which consists of Sections 1300-1313, may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive the merger consideration under the merger agreement.

The following discussion is a summary of Chapter 13 of the Corporations Code, which sets forth the procedures for County Commerce Bank shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights of appraisal of their shares under the Corporations Code. The following discussion is not a complete statement of the provisions of the Corporations Code relating to the rights of County Commerce Bank shareholders to receive payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Chapter 13 of the Corporations Code, which is provided in its entirety as Appendix C to this proxy statement/prospectus.

All references in Chapter 13 of the Corporations Code and in this section to a “shareholder” are to the holder of record of the shares of County Commerce Bank common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in the shares of County Commerce Bank common stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

If dissenters’ rights are perfected and exercised or are capable of being perfected and exercised with respect to more than 8% of County Commerce Bank outstanding shares of common stock, then CVB Financial has the option to terminate the merger agreement.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions following receipt of this proxy statement/prospectus to perfect its dissenters’ rights, if the merger agreement is later terminated and the merger is abandoned, no County Commerce Bank shareholder will have the right to any payment from County Commerce Bank or CVB Financial, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys’ fees, by reason of having taken that action.

Not Vote “For” the Merger

Any County Commerce Bank shareholder who desires to exercise dissenters’ rights must not vote “FOR” the approval of the merger and the merger agreement. If a County Commerce Bank shareholder returns a signed proxy without indicating a decision on the proposal, or returns a signed proxy card approving the proposal, his, her or its shares will be counted as votes in favor of the merger and such shareholder will lose any dissenters’ rights. Thus, if you wish to dissent and you execute and return your proxy card in the accompanying form, you must specify that you either disapprove of the proposal or abstain from voting on the proposal.

Notice of Approval by County Commerce Bank

If the merger is approved by County Commerce Bank shareholders, County Commerce Bank is required within 10 days after the approval to send to those County Commerce Bank shareholders who did not vote “FOR” the approval of the merger a written notice of County Commerce Bank shareholder approval, accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the Corporations Code, a statement of the price determined by County Commerce Bank to represent the fair market value of the dissenting shares immediately prior to the public announcement of the term of the merger agreement on October 14, 2015 and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters’ right under the Corporations Code. The statement of price determined by County Commerce Bank to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by County Commerce Bank to purchase the dissenting shares at the stated price if the merger is completed and the dissenting shares do not otherwise lose their status as such. Within 30 days after the date of the mailing of the notice of shareholder approval, a dissenting shareholder must submit to County Commerce Bank, or its transfer agent for endorsement as dissenting shares, the stock certificates representing the County Commerce Bank shares as to which such shareholder is exercising dissenters’ rights. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares that the shareholder demands County Commerce Bank purchase within 30 days after the date of the mailing of the notice of shareholder approval.

Written Demand for Payment

In addition, to preserve dissenters’ rights, a County Commerce Bank shareholder must make a written demand for the purchase of the shareholder’s dissenting shares and payment to the shareholder of their fair market value within 30 days after the date on which the notice of approval is mailed. Simply failing to return a proxy card, or indicating on your proxy card your disapproval of the merger, does not constitute a proper written demand under the Corporations Code. To comply with the requirements under the Corporations Code, the written demand must:

•	specify the shareholder’s name and mailing address and the number and class of shares of County Commerce Bank stock held of record which the shareholder demands that County Commerce Bank purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

•	state the price that the shareholder claims to be the fair market value of the shares immediately prior to the first public announcement of the terms of the merger agreement on October 14, 2015; the statement of fair market value constitutes an offer by the shareholder to sell the shares to County Commerce Bank at that price.

Any written demands for payment should be sent to County Commerce Bank, Attention: Joseph Kreutz, President and Chief Executive Officer, 2400 East Gonzales Road, Oxnard, California 93036. Shares of County Commerce Bank stock held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the Corporations Code and have not withdrawn their demands or otherwise lost their dissenters’ rights are referred to as dissenting shares.

Payment of Agreed-Upon Price

If County Commerce Bank and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed-upon price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of any certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value

If County Commerce Bank denies that shares are dissenting shares or the shareholder fails to agree with County Commerce Bank as to the fair market value of the shares, then, within six months after notice of approval of the merger is sent by County Commerce Bank to its shareholders, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the Superior Court in the proper California county asking the court to determine whether the shares are dissenting shares or to determine the fair market value of the shareholder’s shares, or both, or may intervene in any action pending on such complaint. If a complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter’s rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

Maintenance of Dissenting Share Status

Except as expressly limited by Chapter 13 of the Corporations Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless County Commerce Bank consents to the withdrawal.

Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require County Commerce Bank to purchase their shares, upon any of the following:

•	The merger is abandoned;

•	The shares are transferred before their submission to County Commerce Bank for the required endorsement;

•	The dissenting shareholder and County Commerce Bank do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither County Commerce Bank nor the shareholder files a complaint or intervenes in a pending action within six months after County Commerce Bank mails a notice that its shareholders have approved the merger; or

•	With County Commerce Bank’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

To the extent that the provisions of Chapter 5 of the Corporations Code (which place conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of County Commerce Bank for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but be subordinate to all other creditors of County Commerce Bank in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the Corporations Code.

COMPARISON OF SHAREHOLDERS’ RIGHTS

County Commerce Bank is incorporated under the laws of the State of California, and the rights of County Commerce Bank shareholders are governed by the laws of the State of California, in particular, the California Corporations Code and the California Financial Code, County Commerce Bank’s articles of incorporation and County Commerce Bank’s bylaws. As a result of the merger, County Commerce Bank shareholders will receive shares of CVB Financial common stock and will become CVB Financial shareholders. CVB Financial is incorporated under the laws of the State of California, and the rights of CVB Financial shareholders are governed by the laws of the State of California, in particular, the California Corporations Code, CVB Financial’s articles of incorporation and CVB Financial’s bylaws. Thus, following the merger, the rights of County Commerce Bank shareholders who become CVB Financial shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by the California Financial Code or by County Commerce Bank’s articles of incorporation and bylaws, but instead will be governed by the California Corporations Code, CVB Financial’s articles of incorporation and CVB Financial’s bylaws. The reason the California Financial Code will no longer affect the rights of shareholders after the merger is that County Commerce Bank’s shareholders will become the shareholders of a bank holding company, which in turn is the sole shareholder of the subsidiary bank, and will no longer be the direct shareholders of the subsidiary bank. Accordingly, after consummation of the merger, matters requiring the approval of the subsidiary bank’s shareholders under California law, such as amendments to the subsidiary bank’s articles of incorporation, will be approved by the holding company, its sole shareholder. Of course, as shareholders of the holding company, County Commerce Bank’s current shareholders will be entitled to vote on similar matters affecting CVB Financial.

Set forth below is a summary comparison of material differences between the rights of CVB Financial shareholders under CVB Financial’s articles of incorporation and CVB Financial’s bylaws (right column), and the rights of County Commerce Bank shareholders under the County Commerce Bank’s articles of incorporation and County Commerce Bank’s bylaws (left column). The summary set forth below discusses certain of the material differences between the rights of CVB Financial shareholders and County Commerce Bank shareholders under such documents. Copies of the full text of CVB Financial’s articles of incorporation and CVB Financial’s bylaws currently in effect are available without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

County Commerce Bank	CVB Financial
Authorized Capital Stock
County Commerce Bank’s articles of incorporation states that the authorized capital stock of County Commerce Bank consists of 16,666,667 shares of common stock, without par value, and no shares of preferred stock. As of October 14, 2015, there were 2,388,876 shares of County Commerce Bank common stock outstanding. Subject to compliance with the California Corporations Code, the California Financial Code and County Commerce Bank’s articles of incorporation and bylaws, the County Commerce Bank board of directors may authorize the issuance of additional shares of common stock.	CVB Financial’s articles of incorporation states that the authorized capital stock of CVB Financial consists of 225,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. As of October 14, 2015, there were 106,357,698 shares of CVB Financial common stock outstanding and no shares of preferred stock outstanding or designated. Subject to compliance with the California Corporations Code and CVB Financial’s articles of incorporation and bylaws, the CVB Financial board of directors may authorize the issuance of additional shares of common stock and preferred stock.

Dividends
Shareholders of County Commerce Bank are entitled to receive dividends when and as declared by the board of	The shareholders of CVB Financial are entitled to receive dividends when and as declared by the board

County Commerce Bank	CVB Financial

directors of County Commerce Bank. Under the California Financial Code, County Commerce Bank is permitted to pay a dividend in the following circumstances: (i) without the consent of either the Department of Business Oversight or County Commerce Bank shareholders, in an amount not exceeding the lesser of (a) the retained earnings of County Commerce Bank or (b) the net income of County Commerce Bank for its last three fiscal years; (ii) with the prior approval of the Department of Business Oversight, in an amount not exceeding the greatest of (a) the retained earnings of County Commerce Bank, (b) the net income of County Commerce Bank for its last fiscal year or (c) the net income for County Commerce Bank for its current fiscal year; and (iii) with the prior approval of the Department of Business Oversight and County Commerce Bank shareholders in connection with a reduction of its contributed capital.

Under federal law, County Commerce Bank is prohibited from paying any dividends if after making such payment it would fail to meet any of its minimum regulatory capital requirements. Furthermore, federal and state bank regulators also have the authority to prohibit the payment of dividends by a bank when it determines such payments to be an unsafe or unsound banking practice.

of directors, out of funds legally available for the payment of dividends, as provided in the California Corporations Code. The California Corporations Code provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution if it meets both the “quantitative solvency” and the “liquidity” tests. In general, the quantitative solvency test requires that the sum of the assets of the corporation equals at least 1.25 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1.25 times current liabilities. In certain circumstances, CVB Financial may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of CVB Financial.

Voting Rights

Holders of County Commerce Bank common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled or may distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.

Each CVB Financial shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled or may distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.

County Commerce Bank	CVB Financial
In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.	In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Number of Directors
County Commerce Bank’s bylaws state that the authorized number of directors constituting the board of directors will be from five to nine, with the exact number to be determined from time to time by a resolution of the board of directors or by the shareholders at an annual meeting of shareholders. The number of directors is fixed by the board of directors at six, and there are currently six members of the County Commerce Bank board of directors.	CVB Financial’s bylaws state that the authorized number of directors constituting the board of directors will be from seven to 13, with the exact number within said range to be determined from time to time by a resolution of the board of directors. The number of directors is fixed by the board of directors at eight, and there are currently eight members of the CVB Financial board of directors.

Election of Directors
County Commerce Bank’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.	CVB Financial’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

Classification of Board of Directors
County Commerce Bank’s bylaws do not provide for a classified board of directors.	CVB Financial’s bylaws do not provide for a classified board of directors.

Vacancies
County Commerce Bank’s bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director’s successor is elected at an annual or special shareholders’ meeting. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.	CVB Financial’s bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director’s successor is elected at an annual or special shareholders’ meeting. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

County Commerce Bank	CVB Financial
Removal of Directors

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

Nomination of Director Candidates by Shareholders
County Commerce Bank’s bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the president of the corporation by the later of 21 days prior to any meeting of shareholders called for the election of directors or seven days after the date that a notice of the meeting is mailed.	CVB Financial’s bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the president of the corporation not less than 10 nor more than 60 days prior to any meeting of shareholders called for election of directors. If fewer than 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be received by the president of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting.

Advance Notice of Shareholder Proposals
County Commerce Bank does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.	CVB Financial does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.

County Commerce Bank	CVB Financial
Shareholder Action Without a Meeting
Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.	Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.

Special Meetings of Shareholders
County Commerce Bank may call a special shareholders’ meeting at any time upon the request of the board of directors, chairman of the board, the president, or of County Commerce Bank shareholders entitled to cast not less than 10% of the votes at such a meeting.	CVB Financial may call a special shareholders’ meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the CVB Financial shareholders entitled to cast not less than 10% of the votes at such a meeting.

Indemnification of Directors and Officers
County Commerce Bank’s articles of incorporation authorize County Commerce Bank to indemnify its directors, officers, and agents, through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.	CVB Financial’s articles of incorporation authorize the corporation to indemnify its directors, officers, and agents, through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.

County Commerce Bank’s bylaws provide that County Commerce Bank will indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of County Commerce Bank or is or was serving at the request of County Commerce Bank as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. County Commerce Bank has entered into separate indemnification agreements with its directors and officers for such purpose.	CVB Financial’s bylaws provide that CVB Financial will indemnify its directors, officers and employees, and of its subsidiaries, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation.

County Commerce Bank	CVB Financial
Amendments to Articles of Incorporation and Bylaws

County Commerce Bank’s articles of incorporation may be amended by the affirmative vote or written consent of the issued and outstanding shares entitled to vote. County Commerce Bank’s bylaws may be amended or repealed by the board of directors or the affirmative vote or written consent of a majority of the outstanding shares entitled to vote.

Under the California Financial Code, amendments to County Commerce Bank’s articles of incorporation require the prior approval of the Department of Business Oversight.

CVB Financial’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote. CVB Financial’s bylaws may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote. An amendment reducing the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

Dissenters’ Rights
County Commerce Bank does not have any capital stock outstanding that is listed on a national securities exchange that is certified by the California Commissioner of the Department of Business Oversight and, therefore, all outstanding shares of the capital stock of County Commerce Bank generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote; provided, however, that in a business combination in which County Commerce Bank would be deemed to be the survivor, County Commerce Bank shareholders would not have dissenters’ rights.	Under the California Corporations Code, because CVB Financial’s common stock is listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight, holders of CVB Financial common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions.

COUNTY COMMERCE BANK BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table set forth certain information as of December 23, 2015, the record date for County Commerce Bank’s special meeting, concerning the beneficial ownership of County Commerce Bank’s outstanding common stock by: (i) any shareholder known by County Commerce Bank to be the beneficial owner of more than 5% of County Commerce Bank’s common stock; (ii) by each of County Commerce Bank’s directors; (ii) by each of County Commerce Bank’s executive officers; and (iii) by all directors and executive officers of County Commerce Bank as a group. Management is not aware of any change in control of County Commerce Bank that has occurred since January 1, 2015 or of any arrangement that may, at a subsequent date, result in a change in control of County Commerce Bank other than the pending merger. As used with respect to County Commerce Bank, the term “executive officer” means the President and Chief Executive Officer, the Executive Vice President and Chief Operating Officer and the Senior Vice President and Chief Financial Officer. County Commerce Bank’s other vice presidents are not considered to be executive officers of County Commerce Bank and are specifically excluded from participation in policy-making by resolution of the County Commerce Bank board of directors. The information has been obtained from County Commerce Bank, or from information furnished directly by the individual or entity named below to County Commerce Bank.

As of December 23, 2015, there were 2,389,936 shares of County Commerce Bank common stock issued and outstanding. For purposes of the following table, shares issuable pursuant to stock options which may be exercised within 60 days of December 23, 2015 are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals.

Name of Beneficial Owners(1)	Position	Shares of Common Stock Beneficially Owned(2)	Shares Subject to Vested Stock Options(3)	Percent of Class(2), (3)
Jeffrey R. Becker	Director	56,898	0	2.38%
Richard M. Favor	Executive Vice President and Chief Operating Officer and Chief Credit Officer	20,564	16,500	1.54%
H. Randall Kinsling	Director and Corporate Secretary	131,229	0	5.49%
Joseph D. Kreutz	Chairman, President and Chief Executive Officer	571,564	110,243	27.28%
Martin J. Marietta	Director	103,464	0	4.33%
J. Roger Myers	Director	39,700	0	1.66%
Robert O’Hollaren, M.D.	Director	66,586	0	2.79%
Keith Sciarillo	Senior Vice President and Chief Financial Officer	0	0	0.00%
All Directors and Executive Officers as a Group (8 in number)		990,005	126,743	44.39%

(1)	The address for all persons is c/o County Commerce Bank, 2400 East Gonzales Road, Oxnard, CA 93036.
(2)	Except as otherwise noted, these figures include shares held jointly with such person’s spouse (except where legally separated) or for minor children; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shared power with a spouse); or shares held in an Individual Retirement Account or pension plan or which such person is the sole beneficiary, and as to which such person has pass-through voting rights and investment power.
(3)	Shares subject to stock options that were exercisable within 60 days after December 23, 2015 are treated as issued and outstanding for the purpose of computing the percent of class owned by such person but not for the purpose of computing the percent of class owned by any other person.

LEGAL AND TAX OPINIONS

Manatt, Phelps & Phillips, LLP and Buchalter Nemer, a professional corporation, will deliver prior to the effective time of the merger their opinions to CVB Financial and County Commerce Bank, respectively, as to certain U.S. federal income tax consequences of the merger. Please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 85. The validity of CVB Financial common stock to be issued in connection with the merger will be passed upon for CVB Financial by its general counsel.

EXPERTS

The consolidated financial statements of CVB Financial as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

County Commerce Bank’s bylaws provide that no matters may be brought before a special shareholders’ meeting other than as set forth in the notice to shareholders of the special shareholders’ meeting. Consequently, no matters will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows CVB Financial to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by CVB Financial:

•	Annual Report on Form 10-K for the year ended December 31, 2014 filed March 6, 2015;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed on May 11, 2015, for the quarter ended June 30, 2015 filed on August 10, 2015, and for the quarter ended September 30, 2015 filed on November 9, 2015;

•	Current Reports on Form 8-K filed on February 27, 2015, May 21, 2015, August 26, 2015, August 28, 2015, and October 15, 2015; and

•	The description of CVB Financial common stock contained in the Registration Statement on Form 8-A, dated June 11, 2001, which registers its common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or reports filed with the SEC for the purpose of updating the description.

In addition, CVB Financial is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of County Commerce Bank shareholders; provided, however, that CVB Financial is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CVB Financial files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CVB Financial files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i of this proxy statement/prospectus.

Neither CVB Financial nor County Commerce Bank has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

APPENDIX A

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

by and among

CVB FINANCIAL CORP.,

CITIZENS BUSINESS BANK

and

COUNTY COMMERCE BANK

October 14, 2015

-A-i-

(continued)

-A-ii-

(continued)

-A-iii-

(continued)

Page
9.4	Interpretation	A-56

9.5	Counterparts	A-56

9.6	Entire Agreement	A-56

9.7	Governing Law; Jurisdiction	A-56

9.8	Waiver of Jury Trial	A-56

9.9	Publicity	A-57

9.10	Assignment; Third-Party Beneficiaries	A-57

9.11	Specific Performance	A-57

9.12	Disclosure Schedule	A-57

Exhibit A—Form of Voting and Support Agreement

Exhibit B—Form of Agreement of Merger

Exhibit C-1—Form of Non-Competition and Non-Solicitation Agreement

Exhibit C-2—Form of Non-Competition and Non-Solicitation Agreement

-A-iv-

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.9(d)
Adverse Change of Recommendation	8.1(c)
Adverse Shareholder Action	6.15
Advisors	7.2(k)
Affiliate(d)	3.6(d)
Aggregate Cash Amount	1.4(d)(i)
Agreement	Preamble
Approvals	6.1(b)
Agreement of Merger	1.2
Average Demand Deposits	7.2(l)(i)
BHC Act	3.1(c)
Book-Entry Share	1.4(e)
Business Day	9.4
California Secretary	1.2
Cause	6.6(g)
Certificate	1.4(e)
CFC	1.1(a)
Change of Control Payments	3.16(a)
CGCL	1.1(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Citizens Business Bank	Preamble
Company	Preamble
Commissioner	1.2
Company Acquisition Proposal	6.9(a)
Company Articles	3.1(b)
Company Audited Financial Statements	3.6(a)
Company Board Recommendation	6.4
Company Bylaws	3.1(b)
Company Capitalization Date	3.2(a)(i)
Company Common Stock	3.2(a)
Company Closing Shares	1.4(d)(ii)
Company Diluted Shares	1.5(b)(i)
Company Disclosure Schedule	9.12(a)
Company Filings	3.5(a)
Company Financial Statements	3.6(a)
Company Interim Financial Statements	3.6(a)
Company IT Systems	3.33
Company Leased Properties	3.21(a)
Company Licensed Intellectual Property	3.20(e)(iii)
Company Owned Intellectual Property	3.20(e)(iv)
Company Owned Properties	3.21
Company Real Property	3.21(a)
Company Restricted Stock Award	3.2(a)(ii)
Company Shareholder Approval	3.3(a)
Company Shareholder Meeting	6.4
Company Stock Option	1.5(a)
Company Stock Plans	1.5(b)(ii)

-A-v-

INDEX OF DEFINED TERMS

(continued)

Section
Company Superior Proposal	6.9(d)
Company Termination Fee	8.3(b)(ii)(2)
Confidentiality Agreement	6.3(b)
Controlled Group Liability	3.11(g)
Covered Employee	6.6(a)
CRA	3.26
D&O Insurance	6.7(b)
Derivative Transaction	3.24
Dissenting Shares	1.4(a)
Effective Time	1.2
Employee Benefit Plan	3.11(a)
End Date	8.1(b)(ii)
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
ERISA Affiliate	3.11(f)
Exchange Act	3.14
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.1
Exchanged Shares	2.2(a)
FDIC	3.1(a)
Federal Reserve	3.25(f)
Form S-4	3.4
GAAP	3.2(b)
Governmental Entity	3.4
Indemnified Parties	6.7(a)
Intellectual Property	3.20(e)(i)
Investment Security	3.28
IRS	3.18
IT Assets	3.20(e)(ii)
Knowledge of the Company	9.4
Knowledge of Parent	9.4
Law	3.3(b)
Lease	3.21(a)
Letter of Transmittal	2.2(a)
Liens	3.3(b)
Loans	3.25(a)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Materially Burdensome Regulatory Condition	6.1(d)
Measurement Date	7.2(l)(ii)
Merger Consideration	1.4(a)
Merger(s)	Recitals
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	4.4
Notice of Superior Proposal	6.9(c)(ii)(A)

-A-vi-

INDEX OF DEFINED TERMS

(continued)

Section
Option Consideration	1.5(a)
Option Termination Date	1.5(a)
Parent	Preamble
Parent Articles	4.1(b)
Parent Average Closing Price	1.4(d)(iii)
Parent Bylaws	4.1(b)
Parent Capitalization Date	4.2(a)
Parent Common Stock	4.2(a)
Parent Preferred Stock	4.2(a)
Parent SEC Reports	4.5(b)
Parent Stock Plans	4.2(a)
Per Share Cash Amount	1.4(d)(iv)
Per Share Exchange Ratio	1.4(d)(v)
Per Share Merger Consideration Value	1.5(b)(iii)
Permitted Encumbrances	3.21(a)
Person	9.4
Previously Disclosed	9.12(b)
Support Agreement(s)	Recitals
Proxy Statement	3.4
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.9(c)
Requisite Regulatory Approvals	7.2(d)
Retention Incentives	6.6(e)
Sarbanes-Oxley Act	3.9(a)
SEC	3.4
Securities Act	3.2(a)(iii)
Settlement	6.15
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Support Agreement	Recitals
Takeover Laws	3.10
Tax	3.18
Tax Return	3.18
Taxes	3.18
Total Demand Deposits	7.2.(l)(iv)
Total Net Equity	7.2(l)(iii)
Total Loans	7.2(l)(iv)
Trade Secrets	3.20(e)(i)
Transaction Costs	7.2(l)(vi)
Treasury Department	1.4(c)(i)
Treasury Shares	1.4(b)
Voting Debt	3.2(a)(iii)
Withdrawal Liability	3.11(f)

-A-vii-

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of October 14, 2015 (this “Agreement”), is by and among CVB Financial Corp., a California corporation (“Parent”), Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens Business Bank”), and County Commerce Bank, a California state-chartered bank (the “Company”).

RECITALS

A. The respective Boards of Directors of Parent, Citizens Business Bank and the Company have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement.

B. On the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Citizens Business Bank (the “Merger”), with Citizens Business Bank as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

C. The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. As an inducement for Parent and Citizens Business Bank to enter into this Agreement, each member of the Company Board of Directors and certain of its executive officers have simultaneously herewith entered into Voting and Support Agreements (the “Support Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A, with Parent.

E. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”), at the Effective Time, the Company shall merge with and into Citizens Business Bank. Citizens Business Bank shall be the Surviving Corporation in the Merger and shall continue its existence under the Laws of the State of California. As of the Effective Time, the separate corporate existence of the Company shall cease.

(b) Subject to the provisos in Sections 1.4(a), 1.4(d)(v), 8.4 and 8.5, Parent may at any time change the method of effecting the combination; provided, however, that no such change shall (i) materially alter or change the amount or kind of the Merger Consideration (as defined below) provided for in this Agreement, (ii) adversely affect the tax consequences of the Merger to shareholders of the Company, or (iii) impede or delay in any material respect the receipt of the Requisite Regulatory Approvals or consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will execute and cause an agreement of merger in substantially the form attached hereto as of Exhibit B (the “Agreement of Merger”) to be filed with the Secretary of State of the State of California (the “California Secretary”) as provided in Section 1103 of the CGCL and the Commissioner of the Department of Business Oversight of the State of California (the “Commissioner”). The Merger shall become effective on the date and at the time (the “Effective Time”) that the Agreement of Merger has been filed with the Commissioner as provided in Section 4887(b) of the CFC.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the CGCL and the CFC.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or Parent or the shareholders of either of the foregoing:

(a) Company Common Stock. Each share of the Company Common Stock (other than shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to Chapter 13 of the CGCL (each, a “Dissenting Share” and collectively “Dissenting Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) cash in an amount equal to the Per Share Cash Amount, without interest thereon, and (ii) the number of shares of Parent Common Stock equal to the Per Share Exchange Ratio (such cash and such shares collectively, the “Merger Consideration”). At the Effective Time, all shares of the Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(b) Cancellation of Excluded Shares. Any shares of the Company Common Stock owned by the Company as treasury stock or owned, directly or indirectly, the Company, Parent or any of Parent’s Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Treasury Shares”), and, subject to Section 1.4(g), any Dissenting Shares, shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c) Outstanding Parent and Citizens Business Bank Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger. Each share of Citizens Business Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(d) For purposes of this Agreement:

(i) “Aggregate Cash Amount” means $20,625,000 minus the Option Consideration.

(ii) “Company Closing Shares” means the aggregate number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, except in connection with a stock split, stock dividend or other Recapitalization transaction approved by Parent, the Company Closing Shares will not exceed the number of shares outstanding on the Company Capitalization Date, plus any shares of Company Common Stock issued or issuable pursuant to duly exercised Company Stock Options outstanding on the date of this Agreement that are disclosed in Section 3.2(a)(ii).

(iii) “Parent Average Closing Price” means the daily closing volume-weighted average price of Parent Common Stock on the Nasdaq Global Select Market (based on “regular way trading”) for the twenty (20) consecutive trading days starting on the twenty-fifth (25th) trading day before the Effective Time; provided, however, that if and only if the Parent Average Closing price is less than $14.62, then the Parent Average Closing Price shall be $14.62; and provided further, that if and only if the Parent Average Closing Price is greater than $18.80, then the Parent Average Closing Price shall be $18.80.

(iv) “Per Share Cash Amount” means the quotient, rounded to the nearest thousandth of a United States dollar ($0.001), of the Aggregate Cash Amount divided by the Company Closing Shares.

(v) “Per Share Exchange Ratio” means the quotient, rounded to the nearest thousandth, of (1) $20,625,000 divided by the Company Closing Shares divided by (2) the Parent Average Closing Price.

(e) Effect of Conversion. All of the shares of the Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of the Company Common Stock (each, a “Certificate”) and each non-certificated share of the Company Common Stock represented by book-entry (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of the Company Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.4 and Section 2.2(f).

(f) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio.

(g) Dissenting Shares.

(i) No later than ten (10) days following the date that the Company Shareholder Approval is received, the Company or the Surviving Corporation shall provide each record holder of Company Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 1301(a) of the CGCL.

(ii) Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Company Common Stock who demands appraisal of such shares of Company Common Stock under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal with respect to such shares of Company Common Stock, then, as of the occurrence of such withdrawal or loss, each such share of Company Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with Section 1.4, the Merger Consideration for such shares set forth in this Article I.

(iii) The Company shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company in connection therewith and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Chapter 13 of the CGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal or offer to settle or settle any such demands without the prior written consent of Parent.

(iv) Notwithstanding anything in this Agreement to the contrary, Parent will cause Citizens Business Bank to satisfy holders of Dissenting Shares solely out of the assets of the Company as of immediately prior to the Effective Time.

1.5 Company Stock Options.

(a) The Company shall take all actions that may be reasonably necessary or that the Company reasonably considers appropriate to provide that (A) each holder of an outstanding option to purchase Company common stock granted under any Company Stock Plan (a “Company Stock Option”) (whether or not then vested or exercisable) shall be provided with written notice at least 60 days prior to the Option Termination Date pursuant to which all outstanding Company Stock Options held by such holder shall become fully vested and may be exercised by such holder on or before the Business Day immediately preceding the Closing (the “Option Termination Date”) subject to and in accordance with the terms and conditions of the applicable Company Stock Plan and award agreement under which such Company Stock Options were granted and (B) to the extent that any such Company Stock Option is not so exercised prior to, and continues to be outstanding immediately prior to, the Option Termination Date, such Company Stock Options shall be cancelled as of the Effective Time and each holder of such cancelled Company Stock Option shall be entitled to receive a cash payment in an amount, without interest, equal to the product of (i) the total number of shares of Company Common Stock subject to the canceled Company Stock Option times (ii) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share under such Company Stock Option (“Option Consideration”). Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section 1.5 on account of Company Stock Options such amounts as Parent or the Exchange Agent is required to deduct and withhold from such payment under the Code or any similar Law.

(b) For purposes of this Agreement,

(i) “Company Diluted Shares” means the aggregate number of shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time, including net shares (as calculated using the treasury stock method) issuable pursuant to Company Stock Options, whether vested or unvested. Notwithstanding the foregoing, except in connection with a stock split, stock dividend or other Recapitalization transaction approved by Parent, the Company Diluted Shares will not exceed the number of shares outstanding on the Company Capitalization Date, plus any shares of Company Common Stock issued or issuable pursuant to duly exercised Company Stock Options outstanding on the date of this Agreement that are disclosed in Section 3.2(a)(ii).

(ii) “Company Stock Plans” means the Company’s 2003 Stock Option Plan and the Company’s 2013 Omnibus Equity Incentive Plan; and

(iii) “Per Share Merger Consideration Value” means the quotient of (A) sum of (x) $20,625,000 plus (y) the product of the Per Share Exchange Ratio multiplied by the Parent Average Closing Price multiplied by Company Closing Shares divided by (B) the Company Diluted Shares.

(c) At least fifteen (15) days prior to the Closing Date and prior to any such payment, Company shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Stock Option (i) confirming the number of Company Stock Options held, (ii) confirming that the treatment of such Company Stock Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated, (iii) acknowledging that in consideration for the cancellation of such Company Stock Option, the holder agrees to accept the Option Consideration, and (iv) containing waivers for such other matters as reasonably determined by Parent. The Company shall provide a copy of each such acknowledgement and waiver to obtain to Parent at least five (5) business days prior to the Closing Date.

1.6 Company Board Actions. Prior to the Effective Time, the Board of Directors of the Company and the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any necessary resolutions to effectuate the provisions of Section 1.5.

1.7 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of Citizens Business Bank, as amended, as then in effect, will be the Articles of Incorporation of the Surviving Corporation,

and the Bylaws of Citizens Business Bank, as amended, as then in effect, will be the Bylaws of the Surviving Corporation.

1.8 Board of Directors and Officers. From and after the Effective Time, the Board of Directors of Citizens Business Bank shall consist of the persons serving on the Board of Directors of Citizens Business Bank immediately prior to the Effective Time. From and after the Effective Time, the officers of Citizens Business Bank shall be the officers of Citizens Business Bank immediately prior to the Effective Time and such officers shall hold office until their respective successors are duly appointed and qualified, or their earlier death, resignation or removal.

ARTICLE II

EXCHANGE OF SHARES

2.1 Delivery of Merger Consideration. At or prior to the Effective Time, Parent shall (a) deposit, or cause to be deposited, with an exchange agent, which shall be a bank or trust company selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement (the “Exchange Agent Agreement”) entered into prior to the Effective Time, shares of Parent Common Stock issuable pursuant to Sections 1.4(a), 1.4(d) and 1.5 and an amount in cash to make the payments pursuant to Sections 1.4(a), 1.4(d) and 1.5 plus, (B) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f) (such amount in cash and Parent Common Stock, the “Exchange Fund”).

2.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (“Exchanged Shares”), along with, in each case, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor, (i) a letter of transmittal (the contents of which shall be reasonably acceptable to Company and which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Exchanged Shares will be entitled to receive promptly after such surrender in accordance with the Exchange Agent’s customary practice, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in respect of the Exchanged Shares represented by its Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of Parent Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Parent Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Parent Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Parent Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Exchanged Shares that are not registered in the stock transfer records of the Company, the shares of Parent Common Stock and the Per Share Cash Amount plus any cash in lieu of fractional shares of Parent Common comprising the Merger Consideration with respect to such Exchanged Shares shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Exchanged Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of Parent that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the twelve (12) month anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Parent or the Surviving Corporation) shall be entitled to deduct and withhold from any cash otherwise payable pursuant to this Agreement to any holder of Exchanged Shares such amounts as the Exchange Agent, Parent or the Surviving Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, Parent or the Surviving Corporation, as the case may be, and timely paid over to the appropriate Governmental Entity such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchanged Shares in respect of whom such deduction and withholding was made by the Exchange Agent or Parent, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Company Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the twelve (12) month anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as Previously Disclosed, the Company hereby represents and warrants to Parent and Citizens Business Bank as follows:

3.1 Corporate Organization.

(a) Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. The Company is duly authorized by the Commissioner to conduct the business of a commercial bank under the CFC. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect on the Company, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of the Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of the Company, threatened.

(b) Articles and Bylaws. True, complete and correct copies of the Articles of Incorporation of the Company (the “Company Articles”), and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have been made available to Parent. The Company Articles and the Company Bylaws made available to Parent are in full force and effect.

(c) Subsidiaries. The Company has no Subsidiaries. As used in this Agreement, the term “Subsidiary” has the meaning ascribed to it in Section 2(d) of the Bank Holding Company Act of 1956 (the “BHC Act”), except that when such term is used with respect to an entity that is not a bank holding company, the meaning shall nonetheless be deemed to apply to such entity. The Company does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 16,666,667 shares of common stock (the “Company Common Stock”).

(i) As of, October 14, 2015 (the “Company Capitalization Date”), 2,388,876 shares of the Company Common Stock were issued and outstanding.

(ii) As of the Company Capitalization Date, no shares of the Company Common Stock were reserved for issuance, except in connection with awards under the Company Stock Plans to purchase no more than 474,055 shares of the Company Common Stock, of which (1) 134,055 shares were reserved and available for issuance upon exercise of outstanding Company Stock Options and (2) 340,000 shares of the Company Common Stock were reserved and available for issuance pursuant to future awards under the Company Stock Plans. As of the Company Capitalization Date, no restricted stock awards under any Company Stock Plan (a “Company Restricted Stock Award”) are outstanding.

(iii) All of the issued and outstanding shares of the Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of the Company may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of the Company (1) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or (2) pursuant to which the Company is or could be required to register shares of the Company capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company, or, to the Knowledge of the Company, any of their respective officers or directors, is a party with respect to the voting of any Company Common Stock, Voting Debt or other equity securities of the Company. Except pursuant to this Agreement and the Company Stock Options, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the capital stock of the Company, Voting Debt of the Company or any other equity securities of the Company. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of all Company Stock Options, Company Restricted Stock Award and restricted stock units, outstanding as of the Company Capitalization Date, specifying on a holder-by-holder basis (A) the name of such holder, (B) the number of shares subject to each such award, or the number of Common Stock Options held by such holder, (C) as applicable, the grant date of each such award, (D) as applicable, the vesting schedule of each such award, and (E) the exercise price for each such Company Stock Option.

(b) Other than Company Stock Options under the Company Stock Plans that are outstanding as of the Company Capitalization Date and listed in Section 3.2(a) of the Company Disclosure Schedule, no other equity-based awards or rights are outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not (i) issued or repurchased any shares of the Company Common Stock, Voting Debt or other equity securities of the Company, other than in connection with the exercise of the Company Stock Options or settlement of each in accordance with their terms that were outstanding on the Company Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of the Company capital stock or any other equity-based awards. With respect to each grant of the Company Stock Options, (1) each such grant was made in accordance with the terms of the applicable Company Stock Plan and all applicable Laws and (2) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States applied to banks or banking holding companies for the applicable period(s) (“GAAP”) in the financial statements (including the related notes) of the Company in accordance with all applicable Laws. All Company Stock Options granted by the Company or any of its Subsidiaries have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option was granted, within the meaning of Section 409A of the Code and associated Treasury Department guidance, and each Company Stock Option has a grant date identical to the date on which the Board of Directors of the Company or compensation committee of the Board of Directors of the Company actually awarded such option. From January 1, 2014 through the date of this Agreement, except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company has not (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Company, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any Company Stock Plan.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted unanimously by the Board of Directors of the Company. As of the date of this Agreement, the Board of Directors of the Company has unanimously determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the outstanding Company Common Stock (the “Company Shareholder Approval”) no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) ((as applicable) (the “Enforceability Exceptions”)).

(b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company, as the case may be, of the Merger or the other transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Articles, the Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to the Company, or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), upon any of the respective properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Lease, franchise, permit, agreement, bylaw or other instrument or obligation to which the Company is a party or by which it or any of its properties or assets is bound.

3.4 Consents and Approvals. Except for (a) the filing by Parent with the Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”)

that includes a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), and declaration of effectiveness of the Form S-4, (b) filings of applications and notices with the Commissioner pursuant to the CFC and approval of or non-objection to such applications, filings and notices, (c) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (d) the filing of the Agreement of Merger with the California Secretary and the Commissioner, (e) the Company’s filing of a notice concerning the Merger with FINRA, (f) the Parent filing of such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to the Agreement, and (h) the filing by Parent with the Federal Reserve under the BHC Act for such approvals or non-objection as may be necessary for Parent to acquire Company, no consents or approvals of or filings or registrations with any foreign, federal or state banking or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”), are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

3.5 Reports.

(a) The Company has timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto (collectively, “Company Filings”) that they were required to file since July 1, 2012 with (i) the FDIC, (ii) the Commissioner and any other state banking or other state regulatory authority, (iii) the U.S. Small Business Administration, (iv) any other federal, state or foreign regulatory authority and (v) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since July 1, 2012, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof. As of their respective dates, each of such Company Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. The Company has made available to Parent true and correct copies of all such Company Filings.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the FINRA with respect to the quotation of the Company Common Stock on the OTC Bulletin Board.

3.6 Financial Statements; Controls.

(a) The Company has delivered to Parent correct and complete copies of (i) the audited balance sheets of the Company as of December 31, 2012, 2013 and 2014, and the related audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2012, 2013 and 2014 (“Company Audited Financial Statements”) and (ii) an unaudited balance sheet of the Company as of June 30, 2015, and the related unaudited statements of income, shareholders’ equity and cash flows for the period ended June 30, 2015 (the “Company Interim Financial Statements” and, together with the Company Audited Financial Statement, the “Company Financial Statements”). The Company has also delivered to Parent true, correct and complete copies of each management letter or other letter delivered to Company by Crowe Horwath LLP in connection with the Company Audited Financial Statements or relating to any review of the internal controls of the Company since January 1, 2012. The Company Financial Statements (i) fairly present in all material respects the financial condition of the Company, as of the respective dates indicated and its results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the Company Interim Financial Statements, to normal recurring adjustments; (ii) have been prepared in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (iii) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (iv) are based upon the books and records of the Company. The books and records of the Company have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) The Company has not incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in the Company Audited Financial Statements for the fiscal year ended December 31, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2014 which have been Previously Disclosed, (iii) in connection with this Agreement and the transactions contemplated hereby; or (iv) liabilities, obligations, and loss contingencies that are specifically described in a representation and warranty herein. Except for those liabilities described in subsections (i) through (iv) of the immediately preceding sentence, there is no basis for the asserting against the Company any liability, obligation or claim that may reasonably be expected to have a Material Adverse Effect.

(c) Since January 1, 2012, (i) the Company has not, nor to the Knowledge of Company, no director, officer, employee, auditor, accountant or representative of the Company, has received or otherwise obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls relating to periods after January 1, 2012, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company, whether or not employed by Company, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation relating to periods after January 1, 2012, by the Company, or any of their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.

(d) The Company is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or between the Company on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Company in the Company Audited Financial Statements or the Company Unaudited Financial Statements. For purposes of this Agreement, “Affiliate” and “Affiliated” mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities by contract or otherwise.

3.7 Broker’s Fees. Neither the Company nor any of its officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc. pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Company Disclosure Schedule, since December 31, 2014: (1) the Company has conducted its business only in the ordinary and usual course of the business, (2) no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $100,000 has been experienced by the Company; (3) no direct or indirect redemption, purchase or other acquisition by the Company of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of any Common Stock, whether consisting of money other personal property, real property or other things of value; and (4) no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its Subsidiaries operate, (B) changes after the date hereof in Laws general applicability to companies of similar size in the banking industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the banking industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price the Parent Common Stock within the bounds specified in Section 8.1(e) or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) any outbreak or escalation of hostilities, or declared or undeclared acts of war or terrorism, or (G) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, except that effects attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C), (D) and (F) shall not be excluded to the extent of any disproportionate impact they have on such party and its Subsidiaries, taken as a whole, as compared to other companies in the banking industry in which such party and its Subsidiaries operate; or (b) the ability of such party to consummate the transactions contemplated by this Agreement on a timely basis.

3.9 Compliance with Applicable Law.

(a) Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company holds, and has at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth in Section 3.9 of the Company Disclosure Schedule, the Company has complied in all material respects with, and are not in material default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and the Company does not know of, nor has it received from a Governmental Entity since January 1, 2012, notice of, any material defaults or violations of any applicable Law relating to Company.

(b) The Company has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of the Company, or any director, officer or employee of the Company, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) The Company is not subject to any cease-and-desist order or enforcement action issued by, nor is the Company a party to any written agreement, or consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or is subject to any capital directive by, or since January 1, 2012 has adopted any board resolutions at the request of, any Governmental Entity (each a “Regulatory Agreement”), nor has the Company been advised since January 1, 2012 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

(d) Neither the Company nor, to the Knowledge of the Company, any of its directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.10 State Takeover Laws. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby. The Company does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any beneficiary or dependent thereof that is sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute on the date hereof, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, agreements providing for Change of Control Payments, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, benefit schedules, formal or informal trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) all investment policy statements or guidelines, delegations and charters related to any Employee Benefit Plan; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Employee Benefit Plan, (v) the current summary plan description and any material modifications thereto, if any; (vi) the most recent annual financial report, if any; (vii) the most recent actuarial report, if any; and (viii) the most recent determination letter from the IRS, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent and, except as provided in this Agreement, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for the most recent cycle applicable to such qualified plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), any such letter has not been revoked (nor to the Knowledge of the Company has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d) With respect to each Employee Benefit Plan, the Company has complied in all material respects, and is now in substantial compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of the Company under ERISA or the Code. The Company has not engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the Company Financial Statements to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f) (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company nor any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) neither the Company nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There does not exist, nor, to the Knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) as a result of a failure to comply with the group health care coverage requirements of sections 4980D or 4890H of the Code and (vi) under corresponding or similar provisions of foreign Laws or regulations.

(h) The Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company, except as set forth in Section 3.11(h) of the Company Disclosure Schedule. The Company has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits, except as set forth in Section 3.11(h) of the Company Disclosure Schedule.

(i) Except as would not reasonably be expected to result in any liability to the Company, there are no pending or threatened claims (other than routine undisputed claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of the Company, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets of any of the trusts under any of the Employee Benefit Plans. The Company has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Employee Benefit Plan, and the Company has no knowledge of any plan defect that would qualify for correction under any such program. No audit or other proceeding by a Governmental Entity is pending or, to the Company’s Knowledge, threatened with respect to any Employee Benefit Plan.

(j) Each Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable by the Company has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k) Except as set forth in Section 3.11(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, severance, change in control, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (v) require the funding of any trust or other funding vehicle or (vi) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Surviving Corporation, to merge, amend or terminate any of the Employee Benefit Plans. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code. As of the Closing, the Company shall have received, as of a date no earlier than five (5) Business Days prior to the Closing Date, the written confirmation of Crowe Horwath LLP or another nationally recognized accounting firm reasonably acceptable to Parent that no agreement, contract or arrangement to which any employee of the Company is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code. No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(l) Each individual who renders services to the Company who is classified by the Company, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and participation under Employee Benefit Plans) is properly so characterized.

3.12 Approvals. As of the date of this Agreement, the Company knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of the Company has received the opinion of Keefe, Bruyette & Woods, Inc. that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.14 Company Information. The information relating to the Company that is provided by the Company or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Form S-4 and the Proxy Statement relating to the Company and other portions within the reasonable control of the Company will comply in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

3.15 Legal Proceedings. Except as set forth in Section 3.15 of the Company Disclosure Schedule, the Company is not a party to any legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to Taxes) pending or, to the Knowledge of the Company, is any of the foregoing proceedings threatened, or which the Company has reason to believe may be threatened, against or affecting the Company or any of its current or former directors or officers, or may involve a claim or claims asserting a liability of $50,000 individually, or $100,000 or more in the aggregate, or may otherwise restrict the conduct of business by the Company. Section 3.15 of the Company Disclosure Schedule, includes, with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing the Company and such other information as may be reasonably requested by Parent. Except as set forth on Section 3.15 of the Company Disclosure Schedule, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or, to the Knowledge of the Company, affecting the Company or its assets or business that (A) has had or may have a Material Adverse Effect, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, the Company of an amount exceeding $50,000, or (C) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by the Company or would apply to Parent or any of its Affiliates after the Merger, or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the Knowledge of the Company that has been threatened, or which the Company has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of the Company, in connection with which any such Person has or may have rights to be indemnified by the Company. In addition thereto, the Company is not subject to any cease and desist or consent order or directive or a party to any written agreement or memorandum of understanding with any Governmental Entity that restricts the conduct of its business, or in any manner relates to its business, capital adequacy, credit or compliance policies or its management.

3.16 Material Contracts.

(a) Except as set forth in Section 3.16 of the Company Disclosure Schedule, the Company is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (each, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains a non-compete or client or customer non-solicit requirement or any other provisions that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Affiliates (or, upon consummation of the Merger, of Parent, Citizens Business Bank or any of their respective Affiliates); (iii) that obligates the Company or any of its Affiliates (or, upon consummation of the Merger, of Parent, Citizens Business Bank or any of their respective Affiliates) to conduct business with any third party on an exclusive or preferential basis; (iv) that requires referrals of business or requires the Company or any of its Affiliates to make available investment opportunities to any Person on a priority or exclusive basis; (v) that relates to the incurrence of indebtedness by the Company (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of the Company; (vii) that limits the payment of dividends by the Company; (viii) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, except in each case that relate to merchant banking investments by the Company in the ordinary course of business; (ix) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; (x) that provides for payments to be made by the Company or any of its successors upon or as a result of a change in control thereof (“Change of Control Payments”); (xi) that was not negotiated and entered into on an arm’s-length basis; (xii) that provides for the guarantee or indemnification by the Company of any Person, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification; (xiii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by the Company on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xiv) that grants to a Person any right in Company Owned Intellectual Property or grants to the Company a license to Company Licensed Intellectual Property (excluding licenses to shrink-wrap or click-wrap software), in each case that involves the payment or more than $50,000 per annum or is material to the conduct of the businesses of the Company; (xv) to which any Affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary; (xvi) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated hereby; (xvii) that contains a put, call or similar right pursuant to which the Company could be required to purchase or sell, as applicable, any equity interests of any Person or assets; (xviii) that involves the payment, on a one-time basis or over the life of the term of the agreement, of $50,000 or more or is more than one year of in length and is not terminable by the Company without penalty; (xix) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by the Company or is not terminable without penalty, other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit, each in the ordinary course of their business; or (xx) that is otherwise not entered into in the ordinary course of business or that is material to the Company or its financial condition or results of operations. The Company has Previously Disclosed true, correct and complete copies of each Material Contract.

(b) (i) Each Material Contract is a valid and legally binding agreement of the Company, and, to the Knowledge of the Company, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) the Company has duly performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to the Knowledge of the Company, the Company, any counterparty or counterparties, is not in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are required to be given, in each case, prior to the performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.17 Environmental Matters. (a) The Company is in material compliance, and has at all times in the past complied, in all material respects with any federal, state or local Law, regulation, order, decree, permit, authorization, common Law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or, to the Knowledge of the Company, investigations of any kind, pending, or threatened, by any Person, court, agency, or other Governmental Entity or any arbitral body, against the Company relating to liability under any Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Entity, or any agreements, indemnities or settlements with any Person that impose any liabilities or obligations under, relating to or in respect of any Environmental Law; (d) to the Company’s Knowledge, there are, and have been, no releases of any hazardous substances, wastes or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company) under circumstances which could reasonably be expected to result in liability to or claims against the Company relating to any Environmental Law; and (e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements (in each case of the Company) that could reasonably be expected to give rise to obligations or liabilities under any Environmental Law. The Company has made available to Parent all asbestos surveys and reports, mold surveys and reports, lead surveys and reports, reports on environmental exposure, underground tank removal reports and Phase I (with respect to the Company’s branch and headquarters property only) and Phase II environmental reports (environmental assessments) during the past five years with respect to any properties owned or leased by it. For purposes of this Agreement, “Hazardous Substance” shall include, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead.

3.18 Taxes. The Company (i) has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes (as defined below) that are required to be paid or that the Company is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Company. None of the Tax Returns or matters are currently under any audit, suit, proceeding, examination or assessment by the U.S. Internal Revenue Service (“IRS”) or the relevant state, local or foreign Tax authority and the Company has not received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No deficiencies have been asserted or assessments made against the Company that have not been paid or resolved in full. Since December 31, 2011, no claim has been made against the Company by any Tax authorities in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. The Company is not, and during the past five years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code. No liens for Taxes exist with respect to any of the assets of the Company, except for liens for Taxes not yet due and payable or that are under good faith contest as disclosed on Section 3.18 of the Company Disclosure Schedule. The Company has not entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect after the Closing Date. The Company (A) has not been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which the Company was the common Parent, (B) has no liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) other than Taxes of members of the consolidated group of which the Company is the common Parent, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential material contractual obligation to indemnify any other Person with respect to Taxes other than Taxes of members of the consolidated group of which the Company is the common Parent, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. The Company not has agreed to nor is it required to make any adjustments after the Closing Date pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign Law by reason of a change in accounting method. To the Knowledge of the Company, no taxing authority has proposed any such adjustment, nor is any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations. The Company has not participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b). The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company for each of the fiscal years ended December 31, 2010, 2011, 2012, 2013 and 2014. The Company has not been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Mergers are a part. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

3.19 Reorganization. The Company has not taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Intellectual Property.

(a) The Company (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Company Owned Intellectual Property, and (B) to the Knowledge of the Company, has valid and sufficient rights and licenses to all of the Company Licensed Intellectual Property. The Company Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) To the Knowledge of the Company, the operation of the Company business as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that the Company has infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of the Company, no third Person has infringed, diluted, misappropriated or otherwise violated any of the Company’s rights in the Company Owned Intellectual Property.

(c) The Company has taken reasonable measures to protect (A) its rights in its Company Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by the Company, and to the Knowledge of the Company, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of the Company, no Person has gained unauthorized access to the Company’s IT Assets since January 1, 2012.

(d) The Company’s IT Assets operate and perform substantially as required by the Company in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. The Company has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Company is compliant with all applicable Laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Company Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of the Company as presently conducted.

(iv) “Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company.

3.21 Properties.

(a) The Company (a) has good and insurable title to all the properties and assets owned by the Company including, but not limited to, any automated teller machines (the “Company Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee or subleassee of all leasehold leased or subleased by the Company (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or subleassee or, to the Knowledge of the Company, the lessor. The Company does not own, and is not in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 3.21(a)-(a) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Properties. Section 3.21(a)-(b) of the Company Disclosure Schedule contains a complete and correct list of all Company Leased Properties and together with a list of all applicable leases or subleases and the name of the lessor or sublessor (each, a “Lease”).

(b) All buildings, structures, improvements and fixtures on the Company Real Property and the equipment located thereon are in good operating condition and repair, ordinary wear and tear excepted, and conform to all applicable Laws. All tangible properties of the Company that are material to the business, financial condition, results of operations of the Company are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of the Company as presently conducted.

(c) To the Knowledge of Company, the buildings, driveways and all other structures and improvements upon the Company Owned Properties are all within the boundary lines of such property or have the benefit of valid easements and there are no encroachments thereon that would affect the use thereof. To the Knowledge of Company there are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Company Owned Properties, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

(d) Each of the leases for the Company Leased Property is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company, the foregoing representation is based on the Knowledge of the Company.

(e) As to the Company, none of the Company Real Property has been condemned or otherwise taken by any Governmental Entity and, to the Knowledge of the Company, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or Law which might adversely affect its use or value for the purposes now made of it. To the Knowledge of the Company, none of the premises or properties of the Company is subject to any current interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by the Company.

(f) The Company has delivered to Parent true, accurate and complete copies of each of the following to the extent in the possession or control of the Company and in any way related to any of the Company Real Property: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, and (v) licenses and permits.

(g) Since January 1, 2014, the Company has not applied for or received permission to open any additional branch or operate at any other location other than the Westlake Branch Office.

3.22 Insurance. Section 3.22 of the Company Disclosure Schedule lists all insurance policies and bonds maintained by the Company. Except as set forth on Section 3.22 of the Company Disclosure Schedule, (i) the Company is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies in similar businesses and of comparable size, (ii) the Company is not in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by the Company are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Closing, and (iii) the Company has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage. The Company has furnished Parent with true and correct copies of all insurance policies and bonds identified on Section 3.22 of the Company Disclosure Schedule, including all amendments and supplements thereto.

3.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or accountants (including all means of access thereto and therefrom). The Company has devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(b) Since January 1, 2012, (A) neither the Company nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of it has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or its internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company, whether or not employed by it, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

3.24 Derivatives. Except as set forth in Section 3.24 of the Company Disclosure Schedule, the Company is not a party to nor has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” (each, a “Derivative Transaction”). All Derivative Transactions, whether entered into for the account of the Company or for the account of a customer of the Company, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by the Company is and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms (except as such enforcement may be limited by the Enforceability Exceptions. The Company has duly performed in all material respects all of its obligations thereunder to the extent required, and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of the Company on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in all material respects in the books and records of the Company in accordance with GAAP.

3.25 Loan Matters.

(a) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which the Company is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of the Company, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by the Company.

(b) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and the Company’s written underwriting standards, in each case with all applicable requirements of applicable Law and government programs.

(c) None of the agreements pursuant to which the Company has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against the Company.

(d) The Company has Previously Disclosed to Parent all claims for repurchases by the Company of Loans that were sold to third parties by the Company that are outstanding or threatened (in writing), in each case, as of the date hereof or the Closing Date.

(e) Section 3.25(e) of the Company Disclosure Schedule sets forth a list of (i) each Loan that as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by the Company, or any Governmental Entity (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Loan that as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date as to which (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due or (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and (iii) each asset of the Company that as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.25(e) of the Company Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of September 30, 2015 and as of the last Business Day of the last calendar month prior to the Closing Date.

(f) Section 3.25(f) of the Company Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by the Company to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) (12 C.F.R. Part 215)) of the Company. There are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g) The Company is not now nor has it ever been since January 1, 2012 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or agency relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any governmental agency.

(h) Since January 1, 2012, the Company has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by the Company satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between the Company and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, procedures, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i) Since January 1, 2012, no loan investor representing greater than 10% of the purchased volume for any calendar year has indicated in writing to the Company that it has terminated or intends to terminate its relationship with the Company for poor performance, poor loan quality or concern with respect to the Company’s compliance with Laws.

(j) Since January 1, 2012, the Company has not engaged in, and, to the Knowledge of the Company, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by the Company has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(k) Since January 1, 2012, the Company has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.26 Community Reinvestment Act Compliance. The Company is in material compliance with the applicable provisions of the Community Reinvestment Act of 1977 (“CRA”) and the regulations promulgated thereunder and has received a CRA rating of “satisfactory” or higher in its most recently completed exam, and the Company has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in the Company having its current rating lowered. The Company has not received a written notice from any third-party group representing community interests raising concerns or objections with respect to its policies or practices in its relations or practices with customers, vendors or clients.

3.27 Bank Secrecy Act Compliance. The Company has not been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering Laws, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. §1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. §1957) and (ii) any “Know Your Customer” regulations, guidelines or supervisory policies and examination requirements.

3.28 Investment Securities. Except as set forth on Section 3.28 of the Company Disclosure Schedule, the Company has (a) held any Investment Securities on June 30, 2015, (b) has or acquired, sold or disposed of any Investment Security since June 30, 2015, or (c) has held any Investment Security until maturity since June 30, 2015. For purposes of this Agreement, “Investment Security” means any equity security or debt security as defined in Accounting Standards Codification Topic 320.

3.29 Related Party Transactions. Except for Loans set forth in Section 3.25(f) of the Company Disclosure Schedule, for ordinary course bank deposit, trust and asset management services on arms’ length terms, and “compensation” as defined in Item 402 of the SEC’s Regulation S-K, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the Company Common Stock (or any of such Person’s immediate family members or Affiliates) on the other hand.

3.30 Operating Losses. Section 3.30 of the Company Disclosure Schedule sets forth any Operating Loss (as defined below) that has occurred at the Company during the period after December 31, 2014, to the date of this Agreement. Except as set forth on Section 3.30 of the Company Disclosure Schedule, to its Knowledge, no event has occurred, and no action has been taken or omitted to be taken by any employee of the Company that has resulted in the incurrence by the Company of an Operating Loss or that might reasonably be expected to result in the incurrence by the Company or any of its Subsidiaries of an Operating Loss after the date hereof, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $50,000 during such period. For purposes of this Agreement, “Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences

3.31 Employee and Labor Matters.

(a) Section 3.31(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of the Company and a summary of all Contracts or commitments by Company to increase the compensation or to modify the conditions or terms of employment including all agreements regarding Change of Control Payments. All persons who have been treated as independent contractors by Company for tax purposes have met the criteria to be so treated under applicable Law.

(b) The Company is not, nor at any time since January 1, 2012 was it, a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or compel the Company to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of the Company, threatened (in writing) and the Company has not experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2012. The Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. To the Knowledge of Company, the Company is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. Except as set forth in Section 3.31(b) of the Company Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) No executive or group of employees has informed the Company of his, her or their intent to terminate employment.

(d) No Person has claimed, or to the Company’s Knowledge has valid reason to claim, that any employee or former employee of the Company (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with their employment; or (iii) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any Law or enforceable agreement between such Person and the applicable employee.

(e) The Company has made available to Parent prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of the Company and a written description of all material unwritten policies and procedures related to the employees of the Company.

(f) All employees of the Company are authorized to work in the United States of America and a Form I-9 has been properly completed and retained with regard to each such employee.

3.32 Trust Matters. The Company exercises no trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period from and after January 1, 2012. The term “trusts” as used in this Section 3.32 includes (i) any and all common-law or other trusts between an individual, corporation or other entities and the Company or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where the Company, or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where the Company, or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or in any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which the Company, or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

3.33 Information Technology; Security & Privacy. All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the Company’s business (collectively, “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Company IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. The Company has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Company IT Systems. Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. The Company has not experienced since January 1, 2012 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Company IT Systems. The Company has taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. The Company, is not in breach of any material contract related to any Company IT Systems. To the Knowledge of the Company, has at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of the Company. The Company has at all times complied in all material respects with all rules, policies and procedures established by the Company from time to time with respect to the foregoing. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against the Company or are likely to be asserted or threatened against the Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the Merger and the other transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described herein, the Company has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies or procedures referred to herein. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.

3.34 Accuracy and Completeness of Information Furnished. The representations and warranties made by Company hereby or any other document delivered pursuant to the terms of this Agreement contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or therein from being misleading. The Company represents and warrants to Parent that the statements contained in this Article III are true, correct and complete as of the Agreement Date, subject to and as qualified by the Company Disclosure Schedule, and shall be true, correct and complete as of the Effective Time as though made as of the Effective Time, except as set forth in the Company Disclosure Schedules (except as to any representation or warranty which relates to a specified date, which only need be so correct as of such specified date). The Company Disclosure Schedule and the contents thereof including, without limitation, all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 6.3(c) of this Agreement. The Company has made a good faith effort to ensure that the disclosure on each schedule of the Company Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Company Disclosure Schedule, any item disclosed on any schedule therein is deemed to be similarly disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as Previously Disclosed, Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Citizens Business Bank is a commercial bank duly formed and validly existing under the Laws of the State of California. Each of Parent and Citizens Business Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Parent is duly registered as a bank holding company under the BHC Act.

(b) True, complete and correct copies of the articles of incorporation of Parent (the “Parent Articles”) and bylaws of Parent (the “Parent Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to the Company. The Parent Articles and Parent Bylaws made available to the Company are in full force and effect.

(c) Citizens Business Bank (i) is duly incorporated validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of Citizens Business Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 225,000,000 shares of common stock, no par value per share (the “Parent Common Stock”), of which, as of June 30, 2015 (the “Parent Capitalization Date”), 106,337,106 were issued and outstanding, and (ii) 20,000,000 shares of preferred stock, no par value per share (“Parent Preferred Stock”), none of which were outstanding as of the Parent Capitalization Date. As of the Parent Capitalization Date, 849,292 shares of Parent Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or a Subsidiary of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options described in this Section 4.2, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of Citizens Business Bank are owned by Parent, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Citizens Business Bank does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Citizens Business Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens Business Bank.

(c) To the Knowledge of Parent, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Parent Common Stock, except as set forth in the filings made with the SEC.

4.3 Authority; No Violation.

(a) Parent and Citizens Business Bank each has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by the Board of Directors of each of Parent and Citizens Business Bank, and the Board of Directors of each of Parent and Citizens Business Bank each has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and Citizens Business Bank and their respective shareholders or shareholder, as applicable. This Agreement has been duly and validly executed and delivered by Parent and Citizens Business Bank and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Citizens Business Bank enforceable against Parent and Citizens Business Bank in accordance with its terms (subject to the Enforceability Exceptions).

(b) Neither the execution and delivery of this Agreement, nor the consummation by Parent or Citizens Business Bank, as applicable, of the Merger or the other transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), for any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Parent or Citizens Business Bank.

4.4 Consents and Approvals. Except for (a) any applicable filing with the Nasdaq Stock Market (“Nasdaq”), (b) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, (c) filings of applications and notices with the Commissioner and approval of or non-objection to such applications, filings and notices, (d) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (e) the filing of the Agreement of Merger with the California Secretary and the Commissioner, (f) the Company’s filing of a notice concerning the Merger with FINRA, (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement, and (h) such other consents, approvals, filings and registrations listed in Section 3.4, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by Parent or Citizens Business Bank of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Parent of this Agreement.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2012 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2012, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that are unresolved as of the date hereof.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2012 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

4.6 Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Sandler O’Neill & Partners LP.

4.8 Absence of Changes. Since June 30, 2015, no event, change or development or combination of changes or developments have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9 Compliance with Applicable Law. Parent and each of its Subsidiaries hold, and have at all times since January 1, 2012 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Parent, no suspension or cancellation of any such licenses, franchise, permit or authorization is threatened in writing, except in each case where the failure to hold such license, franchise, permit or authorization, such fees or assessments or such suspensions or cancellations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries has complied with, and are not in default or violation of any, applicable Law relating to Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.10 Approvals. As of the date of this Agreement, Parent knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.12 Legal Proceedings. Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.13 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2014, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2012, except as Previously Disclosed, (A) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

4.14 Reorganization. Neither Parent nor Citizen Business Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Accuracy and Completeness of Information Furnished. The representations and warranties made by Parent hereby or any other document delivered pursuant to the terms of this Agreement contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or therein from being misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Company Business Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the Company shall, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates, keep available the services of the Company’s present employees and agents, and perform its material obligations under all Material Contracts, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (iv) maintain its allowance for loan and lease losses in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (v) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP and applicable Law or as directed by a Governmental Entity, (vi) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice, and (vii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either the Company or Parent to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Company Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable Law, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become be subject to new grants, in each case except as required pursuant to the exercise or settlement of the Company Stock Options outstanding on the date hereof in accordance with the terms of the applicable Company Stock Plan and the agreement governing the applicable Company Stock Option, in each case as in effect on the date hereof.

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or other securities.

(c) Amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, knowingly violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, any contract that would be a Material Contract if it were in existence on the date hereof or other binding obligation that is material to the Company, taken as a whole, (ii) any restriction on the ability of the Company to conduct its business as it is presently being conducted or (iii) any contract governing the terms of the Company Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d) Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales pursuant to Section 5.2(p), which Section 5.2(p) will exclusively govern such sales), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to the Company taken as a whole.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f) Amend the Company Articles or the Company Bylaws, or similar governing documents of any of its Subsidiaries.

(g) Except as and when required under applicable Law or (subject to Section 6.6) the terms of any Employee Benefit Plan in effect as of the date hereof or as set forth in Section 6.6 of the Company Disclosure Schedule (i) increase in any manner the salary, wages, welfare or other benefits of any of the current or former directors, officers, employees or other service providers of the Company, except for ordinary course merit-based increases in the base salary of employees consistent with past practice, with respect to both timing and amount, but in any case not in excess, in the aggregate, of 3% annually with respect to the aggregate amount of all base salaries in effect for Company as of September 30, 2015, (ii) grant, pay or agree to pay any bonus or other incentive compensation, except for such bonuses of incentive compensation that would not exceed, in the aggregate, for the year ended December 31, 2015, 125% of the aggregate bonus and other incentive compensation paid to executives and employees with respect to the year ended December 31, 2014 or as otherwise permitted as a Retention Incentive in accordance with Section 6.6(e) hereof, (iii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or materially increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, other than de minimis amendments in the ordinary course of business consistent with past practice, (iv) grant (or commit to grant) any new equity award, (v) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, other than in connection with termination of employment pursuant to any Employee Benefit Plan in effect as of the date hereof or, for employees of Company who are terminated other than for cause (as defined by the Company), an amount equal to such employee’s regularly scheduled base salary or base wages in effect immediately prior to the date of termination of employment for a period equal to (x) two weeks plus (y) the product of two weeks multiplied by the number of full years and any portion thereof of continuous service completed by such employee with the Company, (vi) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation, deferred compensation or any bonus or other incentive or deferred compensation, (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (viii) terminate the employment or services of any officer or employee who is party to a change in control agreement other than for cause, (ix) enter into any collective bargaining or other agreement with a labor organization, (x) forgive or issue any loans to any current or former officer, employee or director of the Company or (xi) hire any officer, employee or other service provider except as a replacement for such officer in the ordinary course of business and at an annual base salary not to exceed that of the Person being replaced, or except in the ordinary course of business for non-executive officer positions for an annual base salary not in excess of $100,000.

(h) Willfully take, or willfully omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(j) Enter into any new line of business or make any material change in any basic policies and practices with respect to pricing of loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of the Company’s business or operations, except as required by Law, requested by any Regulatory Agency or in the ordinary course of business consistent with past practice and the Company’s polices in effect as of the date of this Agreement, including adjustments in interest rates generally.

(k) (i) Other than in accordance with the investment policies of the Company in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; or (iii) materially change the composition of the Investment Securities its securities portfolio, including any changes in the credit quality or the duration of the Investment Securities; provided, however, that in the case of Investment Securities the Company may purchase Investment Securities if, within two (2) Business Days after the Company requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing or has not responded in writing to such request.

(l) Enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which the Company is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate and that would not (i) impose any material restriction on the business of the Company or (ii) create adverse precedent for claims that are reasonably likely to be material to the Company.

(m) Other than as determined to be necessary or advisable by the Company in the good faith exercise of its discretion based on changes in market conditions and consistent with the Company’s policies in effect as of the date of this Agreement, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(n) Except as required by applicable Law or by a Regulatory Agency, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, the Company’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o) Grant or commit to grant any extension of credit, if such extension of credit, together with all other credit then outstanding to the same Person and all Affiliated Persons, would exceed $1,000,000 (consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizen Business Bank’s Chief Credit Officer or his designee, notice of objection is not received by the Company).

(p) Sell any real estate owned, charge-off any assets, make any compromises on debt, release any collateral on loans or commit to do any of the foregoing, if such sale, charge-off, compromise or release would exceed $100,000 in the aggregate (consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizen Business Bank’s Chief Credit Officer or his designee, notice of objection is not received by the Company).

(q) Renew or commit to renew any extension of credit that would exceed $1,000,000 unless the extension of credit is renewed on terms substantially similar to those of the existing extension of credit or are more favorable to the Company than those of the existing extension of credit and the characteristics of the borrower have not substantially changed (consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizen Business Bank’s Chief Credit Officer or his designee, notice of objection is not received by the Company).

(r) Purchase or commit to purchase any Loan or participation in any extension of credit, or make, acquire a participation in or reacquire an interest in a participation sold of any extension of credit, or renew or extend the maturity of any participation in any extension of credit.

(s) Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t) Invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or enter into any Derivatives Transaction.

(u) Accept, renew or roll over any brokered deposits or solicit deposits by offering an effective yield that exceeds by 25 basis points the prevailing effective yields on insured deposits of comparable maturity for its ordinary course commercial or consumer deposits other than funds obtained through the Certificate of Deposit Account Registry Service.

(v) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other office or operations facility other than the Company’s Westlake Branch Office.

(w) Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(x) Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2.

(y) Make or commit to make any Loan or amend the terms of any Loan outstanding on the date hereof to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or waive any rights with respect to any such Loan.

(z) Change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity.

(aa) Change its fiscal year for tax or accounting purposes.

(bb) Other than as required by GAAP or any Governmental Entity, reduce any material accrual or reserve, including its allowance for loan and lease losses, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices.

(cc) Make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan or lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations.

(dd) Grant any Person a power of attorney or similar authority.

(ee) Take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination.

(ff) (i) Acquire direct or indirect control over any Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of securities (except the purchase of an Investment Security), contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not Affiliates of the Company.

(gg) Make or change any material Tax elections, change or consent to any change in its method of accounting for Tax purposes (except as required by applicable Tax Law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for Taxes, or file any material amended Tax Return.

(hh) Willfully take any action or willfully omit to take any action that is intended to or would reasonably be likely to result in (i) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or delayed, or (iii) a material violation or breach of any provision of this Agreement, except as may be required by applicable Law.

(ii) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Conduct of Parent.

(a) During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as expressly provided in this Agreement or with the written consent of Company (which consent will not be unreasonably withheld or delayed) and except as would not be reasonably expected to have a Material Adverse Effect with respect to Parent and Citizens Business Bank, Parent and Citizens Business Bank will timely file all Parent SEC Reports and any other filings required to be filed with any applicable Governmental Entity and will comply in all material respects with all of the applicable rules enforced or promulgated by any Governmental Entity with which any Parent SEC Reports or any other filings will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Parent SEC Reports, or other filing that is intended to present the financial position of Parent and its Subsidiaries will fairly present the financial position of Parent and its Subsidiaries in all material respects and will be prepared in accordance with GAAP consistently applied during the periods involved or, to the extent then required, the applicable accounting procedures required by any Governmental Entity with which such Parent SEC Reports or other filing will be filed, in all material respects.

(b) Except as expressly permitted by this Agreement or with the prior written consent of the Company (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Parent shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or policies imposed by any Governmental Entity:

(i) take, or omit to take, any action that would reasonably be expected to prevent, materially impede, materially impair, or materially delay the consummation of the transactions contemplated by this Agreement including, without limitation, adversely affecting the ability of the parties to obtain the Requisite Regulatory Approvals of any Governmental Entity required to complete the transactions contemplated hereby, the Approvals, or the Company Shareholder Approval or materially increase the period of time necessary to obtain such Requisite Regulatory Approvals or the Company Shareholder Approval;

(ii) willfully take, or willfully omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied;

(iii) enter into or agree to enter into an Acquisition Proposal unless such Acquisition Proposal requires completion of the Merger and, if applicable, provides that the Company’s shareholders acquiring Parent Common Stock in the Merger will receive, on account of their shares of Parent Common Stock to be received in the Merger, the same consideration in the transaction contemplated by the Acquisition Proposal, if completed, at the same time such consideration is received by other holders of Parent Common Stock; or

(iv) willfully take, or willfully omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall reasonably promptly prepare and shall use their commercially reasonable efforts to file with the SEC, within forty-five (45) days of the date of this Agreement, the Form S-4, in which the Proxy Statement and a prospectus will be included. Each of Parent and the Company shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement as soon as reasonably possible, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Entities. Parent shall use its commercially reasonable efforts to make all initial requisite regulatory filings within thirty (30) days of this Agreement (other than any notice to the Federal Reserve under its regulations, which will be filed in accordance with the timing contemplated by such regulations or the request of the staff of the Federal Reserve). The Company and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to the Company or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger and the other transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(c) Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself (and its Subsidiaries in the case of Parent), that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement, as applicable.

(d) Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Material Adverse Effect on Parent or Citizens Business Bank (measured on a scale relative to the Company) or materially restrict or impose a material burden on Parent or any of its Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of Parent, Citizens Business Bank or any of their respective Subsidiaries (including, after the Effective Time, the Company and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(e) Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of the Company and Parent agrees to cooperate with the other and use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, the Company shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and, during such period, the Company shall make available to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law), (ii) all other information concerning its business, properties and personnel as Parent may reasonably request and (iii) access to the necessary information (including the Company’s own good faith estimates as available and third-party reports, if any, commissioned by the Company at Parent’s request) in order to prepare a good faith estimate of the potential impact of Sections 280G and 4999 of the Code with respect to amounts potentially payable to senior executives of the Company in connection with the consummation of the transactions contemplated by this Agreement. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is reasonably relevant to the Company and its shareholders in connection with the Merger and the other transactions contemplated by this Agreement. Neither the Company nor Parent, nor any of Parent’s Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, no later than the twenty-fifth (25th) calendar day of each month, the Company shall provide Parent with a listing of all new and renewed loans and loan modifications, loan payoffs and loan purchases with a balance of $100,000 or greater that were completed or made during the preceding month. Parent and Citizens Business Bank shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access to Company’s property, books and records.

(b) As soon as reasonably practicable after they become available, but in no event more than twenty-five (25) days after the end of each calendar month ending after the date hereof, the Company will furnish to Parent, (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it (to the extent available) as of and for such month then ended, (ii) consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of it (to the extent available) as of and for such month then ended, (iii) internal management reports showing actual financial performance against plan, and (iv) to the extent permitted by applicable Law, any reports provided to its Board of Directors or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries.

(c) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties dated August 13, 2015 (the “Confidentiality Agreement”).

(d) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.4 Shareholder Approval. The Company agrees to take, in accordance with applicable Law and the Company Articles and the Company Bylaws, all action necessary to convene as soon as practicable after the Form S-4 is declared effective (but in no event later than sixty (60) days after the Form S-4 is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the “Company Shareholder Meeting”) to consider and to obtain the Company Shareholder Approval. Subject to Section 6.9(b)-(c), the Board of Directors of the Company shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Company Board Recommendation”). The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Shareholder Meeting (A) if on the date on which the Company Shareholder Meeting is originally scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval, the Company shall adjourn the Company Shareholder Meeting until such date as shall be mutually agreed upon by the Company and Parent, which date shall not be less than five (5) Business Days nor more than ten (10) Business Days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Company Shareholder Approval, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with the Company, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Company Shareholder Approval. Once the Company has established the record date for determining shareholders of the Company entitled to vote at the Company Shareholder Meeting, the Company shall not change such record date or establish a different record date for the Company Shareholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or the Company Articles or the Company Bylaws.

6.5 Nasdaq Listing. Prior to the Closing Date, Parent shall file with Nasdaq any required notices or forms with respect to listing the shares of Parent Common Stock to be issued in the Merger.

6.6 Employee Matters.

(a) Except as otherwise provided in this Agreement or pursuant to the terms of such Employee Benefit Plans including employment agreements and agreements providing for Change of Control Payments, all Employee Benefit Plans of the Company will be discontinued and employees of the Company who become employees of Citizens Business Bank on the Closing Date (each such employee, a “Covered Employee”) shall become eligible for the employee benefit plans of Citizens Business Bank on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens Business Bank in comparable positions with Citizens Business Bank. Effective as of a date no later than the day immediately preceding the Closing Date, Company shall file Form 5500 for its 401(k) Plan, with respect to the plan year ended December 31, 2014, and shall terminate the 401(k) Plan and any other Employee Benefit Plans identified by Parent to the Company and shall provide Parent with evidence that the 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board of Directors. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. The Company shall also take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. For purposes of determining such Covered Employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens Business Bank and entitlement to severance benefits and vacation entitlement (to the extent permitted by applicable Law), Citizens Business Bank shall recognize such employees’ years of service with the Company beginning on the date such employees commenced employment with the Company through the Closing Date. Citizens Business Bank shall take any actions necessary to allow the former participants in the Company 401(k) Plan who become eligible to participate in the Citizens Business Bank 401(k) Plan to make rollover contributions (but not including the rollover of participant loans except for participant loans outstanding on the date of this Agreement with a principal balance of less than $10,000) in accordance with the terms and conditions of the Citizens Business Bank 401(k) Plan.

(b) Effective as of the Closing Date, the Company shall take all actions, and obtain any and all employee and other service provider consents, that may be necessary or appropriate to terminate Company’s Deferred Compensation Plan and the Grantor Trust pertaining to such Deferred Compensation Plan, together with any employment agreement obligations that would be funded into the Grantor Trust and any other nonqualified deferred compensation plans (as defined for purposes of Code Section 409A) of the Company that would be considered a single plan with the Deferred Compensation Plan under Treasury Regulations Section 1.409A-1(c)(2) with respect to any Company employee or other service provider. Termination of the Deferred Compensation Plan, such employment agreement obligations and all other nonqualified deferred compensation arrangements that are considered a single plan with the Deferred Compensation Plan shall be effected in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix)(B), and all Company deferred compensation obligations and such employment agreement obligations shall be paid out upon or within twelve (12) months following the Closing. Company shall provide Parent with evidence that the Deferred Compensation Plan, the Grantor Trust and any other such nonqualified deferred compensation plan has been terminated (effective as of the Closing Date) pursuant to resolutions of the Company Board of Directors. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent.

(c) Subject to the requirements of applicable Law, Citizens Business Bank shall take such commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens Business Bank or an Affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of the Company on the Closing Date, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to employees of the Company on the Closing Date and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company prior to the Closing) and (ii) provide employees of the Company on the Closing Date with credit, for the calendar year in which the Closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by Citizens Business Bank or any of its Affiliates (unless such employees of the Company were, when employed by the Company, participants in a Health Maintenance Organization health plan).

(d) Without limiting the generality of Section 9.10, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute or create an employment or other agreement with any employee, independent contractor or other service provider.

(e) Each of Parent and the Company acknowledges and agrees that it is in the best interests of Parent and the Company to properly incentivize certain employees of the Company, as mutually agreed to by Parent and the Company, to remain employed with the Company through the Effective Time in order to assist in the successful completion of the transactions contemplated by this Agreement, that the Company may offer such retention incentives to such employees of the Company in such amounts and on such terms and conditions as are mutually agreeable to Parent and the Company as set forth in Company Disclosure Schedule 7.2(l)(vi) (the “Retention Incentives”).

(f) Citizens Business Bank shall consult with the Company, and the Company shall cooperate with Citizens Business Bank in good faith, to enable Citizens Business Bank to identifying those employees of the Company who will be offered employment by Citizens Business Bank after the Effective Time. The Company will provide Citizens Business Bank with information regarding such persons’ current employment arrangements with the Company and will otherwise assist Citizens Business Bank in making such offers.

(g) For a period of one (1) year following the Closing Date, Parent shall cause the Surviving Corporation to provide, and the Surviving Corporation shall provide, a lump sum severance payment to each Covered Employee (other than any Covered Employee having an agreement providing for severance) who is terminated by the Surviving Corporation other than for Cause in an amount equal to the greater of (i) such employee’s base salary with Company immediately prior to the Effective Time, or (ii) such employee’s regularly scheduled base salary or base wages at the time of termination of employment, in each case for a period equal to (x) two weeks plus (y) the product of two weeks multiplied by the number of full years of continuous service completed by such employee with the Company and the Surviving Corporation at the time of termination of employment, subject to applicable tax withholding and subject further to the employee signing a release of claims in favor of Parent and Citizens Business Bank and allowing it to become effective. For purposes of this Section 6.6(g), “Cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of Parent or Citizens Business Bank, failure to perform stated duties, or violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.

(h) Parent shall, or shall cause the Surviving Corporation to, assume and honor the obligations of the Company under all employment, severance, consulting, retirement and other compensation contracts, arrangements, commitments or understandings, in accordance with their terms, subject to the right to make amendments or modifications to the extent permitted by such terms. Parent hereby acknowledges that the Merger will constitute a “Change in Control” (or concept of similar import) in accordance with the provisions of the Company Employee Benefit Plans which provide for Change of Control Payments.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Prior to the Closing, the Company shall purchase director’s and officer’s liability insurance (“D&O Insurance”) tail coverage that serves to reimburse the present and former officers and directors of the Company or any of its Subsidiaries (determined as of the Effective Time) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement) for a term of six (6) years following the Effective Time, which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided that cost such insurance, when combined with all other Transaction Costs, shall not cause the Transaction Costs to exceed the limit set forth in Section 7.2(j).

(c) Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent or the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of Parent or the Surviving Corporation under Section 6.7(a) unless and to the extent that Parent or the Surviving Corporation is actually and materially prejudiced as a consequence.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each director or officer of Company and his or her heirs and representatives and shall be binding on the successors and assigns of Parent and the Surviving Corporation.

(e) In the event that either Parent or Citizens Business Bank, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and/or Citizens Business Bank, as applicable, shall assume the obligations set forth in this Section 6.7.

6.8 Exemption from Liability Under Rule 16(b)-3. Prior to the Effective Time, Parent and the Company shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of the Company Common Stock or conversion of any derivative securities in respect of such shares of the Company Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 No Solicitation.

(a) The Company agrees that none of it or any of its officers, directors and employees will, and it will cause its and its officers, directors, agents, representatives, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal made by a Person (other than Parent or Citizens Business Bank) to Company or any of its officers, directors, agents, representatives, advisors and Affiliates (a “Company Acquisition Proposal”) or otherwise facilitate any effort to attempt or make or implement a Company Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to, but not after, obtaining the Company Shareholder Approval, the Company receives a bona fide Company Acquisition Proposal and such Company Acquisition Proposal did not result from a breach of this Section 6.9, and the Board of Directors of the Company concludes, in good faith, that such Company Acquisition Proposal constitutes, or is reasonably expected to result in, a Company Superior Proposal, then the Company and its Board of Directors may, and may permit its representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (and after conferring with outside legal counsel and its financial advisors) that the failure to take such action would breach or would be more likely than not to result in a breach of its fiduciary duties to shareholders; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement and which expressly permits the Company to comply with its obligations pursuant to this Section 6.9. Subject to the foregoing and Section 6.9(c) below, the Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent with respect to any Company Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable Law, to (i) enforce any confidentiality or similar agreement relating to a Company Acquisition Proposal and (ii) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such confidentiality or similar agreement). The Company will promptly (and in any event within two (2) Business Days) advise Parent following receipt of any Company Acquisition Proposal, any discussions or negotiations are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Company Acquisition Proposal and the substance thereof (including the identity of the Person making such Company Acquisition Proposal), and will keep Parent promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Company Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that for the avoidance of doubt that no such communications to Parent shall be deemed an Adverse Change of Recommendation). The Company agrees that it shall contemporaneously provide to Parent any confidential or nonpublic information concerning the Company that may be provided to any other Person in connection with any Company Acquisition Proposal which has not previously been provided to Parent.

(c) (i) None of the Board of Directors of the Company or any committee thereof shall: (A) except as expressly permitted by, and after compliance with, Section 6.9(c)(ii)(B) hereof, make any Adverse Change of Recommendation; or (B) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.9(b) entered into in compliance with Section 6.9(b)) relating to any Company Acquisition Proposal made to the Company.

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, obtaining the Company Shareholder Approval, the Board of Directors of the Company may make an Adverse Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d) if the Company receives a Company Acquisition Proposal that is not withdrawn and the Board of Directors of the Company concludes in good faith that such Company Acquisition Proposal constitutes a Company Superior Proposal; provided that:

(A) the Company provides Parent prior written notice at least five (5) Business Days prior to taking such action, which notice shall state that the Board of Directors of the Company has received a Company Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of the Company has resolved to effect an Adverse Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), as applicable, which notice shall specify the basis for such Adverse Change of Recommendation or termination, including the material terms of the Company Superior Proposal (a “Notice of Superior Proposal”) (it being understood for the avoidance of doubt that such Notice of Superior Proposal shall not be deemed an Adverse Change of Recommendation);

(B) during such five (5)-Business Day period (and, with respect to any modifications to any Company Acquisition Proposal, an additional five (5) Business Day periods), the Company negotiates in good faith with Parent (to the extent that Parent wishes to negotiate) to enable Parent to make an improved offer that is favorable to the shareholders of the Company so that such Company Acquisition Proposal would cease to constitute a Company Superior Proposal; and

(C) at the end of such five (5)-Business Day period(s) (or such earlier time that Parent advises the Company that it no longer wishes to negotiate to amend this Agreement), the Board of Directors of the Company, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent after receipt of such notice, continues to believe that such Company Acquisition Proposal constitutes a Company Superior Proposal.

(d) As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the party or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, the party or any of its Subsidiaries or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by this Agreement and any sale of whole loans and securitizations in the ordinary course. As used in this Agreement, “Company Superior Proposal” means an unsolicited bona fide written Company Acquisition Proposal that did not otherwise result from a breach of this Section 6.9, that the Board of Directors of the Company concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be Keefe, Bruyette & Woods, Inc. or another a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, and after taking into account any amendment or modification to this Agreement agreed to by Parent; provided that for purposes of the definition of “Company Superior Proposal,” the references to “more than 10%” in the definition of the Company Acquisition Proposal shall be deemed to be references to “50%.”

6.10 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. If any Takeover Laws becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, the parties shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11 Schedule Updates. Not later than the twenty-fifth (25th) day of each calendar month between the date of this Agreement and the Closing Date, and at least seven (7) Business Days prior to the Closing, the Company shall provide to Parent a supplemental Company Disclosure Schedule reflecting any required changes thereto between the date of this Agreement and the Closing Date which would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in any Company representation or warranty or such disclosure schedule which has been rendered inaccurate thereby (with Schedule 3.25(e) to be updated with respect to Loans as of the last Business Day of the last calendar month prior to the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement or for determining the satisfaction of any conditions to consummation of the transactions contemplated by this Agreement, or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties hereto. Any information set forth in any one section of the Company Disclosure Schedules shall be deemed to apply to each other applicable section or subsection of the Company Disclosure Schedules, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

6.12 Notification of Certain Matters. In addition to the covenants set forth in Section 6.3(b) herein, the Company and Parent will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to a failure of a condition in Article VII.

6.13 Third-Party Agreements.

(a) The parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the parties’ timetable at or after the Effective Time. The Company shall use its commercially reasonable efforts to cooperate with Parent in minimizing the extent to which any contracts to which the Company is a party will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.2.

(b) Without limiting the generality of Section 6.13(a), the Company shall use commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist Parent in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of the Company to Parent’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, the Company shall:

(i) reasonably cooperate with Parent to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use its commercially reasonable efforts to have the Company’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to the Company’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.13(b), of the contracts of outside data, item and other processing contractors or other third-party vendors to which the Company are bound when directed to do so by Parent.

(c) Parent agrees that all actions taken pursuant to this Section 6.13 shall be taken in a manner intended to minimize disruption to the customary business activities of the Company.

(d) The Company shall use its reasonable best efforts to obtain the consents, approvals or waivers from the agreements set forth in Section 6.13(d) of the Company Disclosure Schedule and lessor estoppel certificates, in a form reasonably satisfactory to Parent, to all of the Company Leased Property not earlier than thirty (30) calendar days nor later than five (5) calendar days prior to the Closing Date.

6.14 Pre-Closing Adjustments. In addition to the adjustments otherwise required by this Agreement, at or before the Effective Time, the Company shall make such additional accounting entries or adjustments, including charge-offs of loans, as Parent shall direct, in compliance with applicable Laws, in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, (i) the Company shall not be required to take such additional actions more than one (1) Business Day prior to the Closing or prior to the time Parent agrees in writing that all of the conditions to its obligations to close as set forth in Article VII have been satisfied or waived, and (ii) based upon consultation with counsel and accountants for the Company, no such additional adjustment shall (A) require any filing with any Governmental Entity, or (B) violate any Law applicable to the Company. Any such pre-closing adjustments that the Company shall direct shall be disregarded for purposes of determining the satisfaction of the conditions set forth in Section 7.2(j) hereof and as deductions or credits to the calculation of the Aggregate Cash Amount.

6.15 Shareholder Litigation and Protests. The Company shall promptly advise Parent orally and in writing of any shareholder litigation or community-based protests against the Company or its directors relating to this Agreement, the Merger or any of the other transactions contemplated hereby and thereby (an “Adverse Shareholder Action”) and shall keep Parent fully informed regarding any such shareholder litigation, including providing all relevant documentation. The Company shall consult with Parent and give good faith consideration of its comments and advice and give Parent the opportunity to participate in the defense or settlement of any such litigation, provided that Parent shall pay its own expenses, subject to applicable Law. No settlement (“Settlement”) in connection with such Adverse Shareholder Action shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

(d) Minimum Parent Common Stock Consideration. On the Closing Date, Parent Common Stock must represent at least forty-two percent (42%) of the sum of (i) the Per Share Cash Amount plus (ii) the product of the Per Share Exchange Ratio multiplied by the closing price of Parent Common Stock on the Nasdaq Global Select Market on such Business Day.

7.2 Conditions to Obligations of Parent and Citizens Business Bank. The obligations of Parent and Citizens Business Bank to effect the Merger are also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) Sections 3.1(a), 3.2(b), 3.7, 3.8, 3.10, 3.11, 3.15, 3.16, 3.18, 3.23, 3.24, 3.25, 3.26, 3.28, 3.31, and 3.33 which shall be true and correct in all material respects, and (ii) Section 3.2(a), 3.3(a), and 3.3(b), which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company has had or would reasonably be expected to result in a Material Adverse Effect on the Company or the Surviving Corporation; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received an opinion of Manatt, Phelps & Phillips, LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Manatt, Phelps & Phillips, LLP, will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d) Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent (or any of its Subsidiaries) from the Federal Reserve, the FDIC, the Commissioner and Nasdaq and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4 the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on Parent or the Company, in each case required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(e) Dissenting Shareholders. Holders of not more than eight percent (8%) of the outstanding shares of Company Common Stock shall have duly exercised their dissenters’ rights under Section 1300 of the CGCL or otherwise have the capacity to exercise such dissenters’ rights in accordance with Section 1300 of the CGCL.

(f) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company.

(g) Third Party Consents. The Company shall have obtained each of the consents listed in Schedule 3.16(b) of the Company Disclosure Schedule and any consents of the type required to be identified in Schedule 3.16(b) of the Company Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to the Parent.

(h) Directors’ Resignations. Parent shall have received the written resignation of each director of the Company (in such director’s capacity as a director) effective as of the Effective Time.

(i) Agreements of Directors and Certain Officers and Employees. Parent shall have received, as of the date of this Agreement, a Non-Competition and Non-Solicitation Agreement in the form of Exhibit C-1 or Exhibit C-2 from each member of the Company Board of Directors and each of the officers of the Company as indicated on Attachment 1 to Exhibit C-1 and Exhibit C-2, and no action shall have been taken by any such person to rescind, terminate or breach any such agreement as of the Closing Date. Parent shall have received a release, in a form reasonably acceptable to Parent, from each officer of the Company who is entitled to receive a Change of Control Payment to the extent required by the agreement which gives rise to such payment.

(j) Financial Measures. As of at least three (3) Business Days prior to the Closing Date, Parent shall have received satisfactory evidence that each of the following minimum financial threshold amounts has been met as of the Measurement Date: (i) Total Loans shall not be less than $150,000,000; (ii) Total Net Equity shall not be less than $24,000,000; (iii) each of Average Demand Deposits and Total Demand Deposits shall not be less than $75,000,000. In addition, the Transaction Costs shall not exceed $3,300,000 and the Change in Control Payments shall not exceed the amount as described in Section 7.2(l)(vi) of the Company Disclosure Schedule.

(k) Expense Report; Transaction Costs. The Company shall have caused its attorneys, accountants, auditors and investment bankers which rendered services to Company in connection with the transactions contemplated by this Agreement (collectively, the “Advisors”) to have submit to the Company estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby and their reasonable estimates of the amounts of the fees and expenses they expect to incur up to and including the Closing Date at least five (5) Business Days prior to the Closing Date. The Company shall have prepared and submitted to Parent no later than five (5) Business Days prior to the Closing Date a final calculation of all Transaction Costs, certified by Company’s Chief Financial Officer with support for all items therein in a form and substance reasonable to Parent. The Company shall have caused the Advisors to submit their final bills for such fees and expenses to the Company for services rendered prior to the Closing Date. Based on such summary, the Company shall have prepared and submitted a final calculation of such fees and expenses, and the Company, shall have accrued and paid the amount of such fees and expenses as calculated above.

(l) For purposes of this Agreement,

(i) “Average Demand Deposits” means the average of the Company’s total demand deposits over the 30-day period ending on the last day of the month immediately preceding the month in which the Closing Date occurs.

(ii) “Measurement Date” means the date that is five (5) Business Days prior to the Closing Date.

(iii) “Total Net Equity” means the total shareholders’ equity of the Company as determined on the Measurement Date and calculated in the same manner as shown on the Company’s quarterly Call Report as filed with its primary banking regulator for the period ended June 30, 2015 but after adding back (on a tax-adjusted basis, and only to the extent such expense has been paid or accrued), (A) all Transaction Costs, (B) all payments on account of any Settlement in accordance with Section 6.15 and legal fees or other costs incurred by Company in connection with any Adverse Shareholder Action in excess of $50,000, (C) all Option Consideration and (D) all pre-closing adjustments effectuated in accordance with Section 6.14.

(iv) “Total Demand Deposits” means the Company’s total demand deposits as of the last day of the month immediately preceding the month in which the Closing Date occurs.

(v) “Total Loans” means the Company’s gross Loans, net of deferred fees and discounts as of the last day of the month immediately preceding the month in which the Closing Date occurs.

(vi) “Transaction Costs” means the following expenses, costs and fees to be paid or incurred by the Company (or any of its Affiliates or successors thereto) in connection with consummation of the transactions described herein, (1) any contract termination fees payable to vendors as to which Parent has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate including, without limitation, the costs and expenses of terminating data processing licenses and contracts identified on Company Disclosure Schedule Section 7.2(l)(vi) to the extent actually paid up to the Effective Time, (2) Change in Control Payments, which shall not exceed the amount described in Company Disclosure Schedule 7.2(l)(vi), (3) legal fees and expenses rendered solely in connection with the transaction contemplated by this Agreement, up to the amounts set forth in Company Disclosure Schedule 7.2(l)(vi), (4) accounting and valuation fees and expenses rendered solely in connection with the transactions contemplated by this Agreement, (5) investment banking and financial advisory fees and expenses, (6) Retention Incentives paid or payable through the Effective

Time, (7) D&O Insurance premiums and costs, and (8) the costs of printing and mailing the Proxy Statement and soliciting the Company Shareholder Approval.

(m) FIRPTA Certificate. The Company shall have delivered to Parent a properly executed statement from the Company meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

(n) Consulting Agreement. The Company’s chief executive officer shall have entered into a one-year consulting agreement with Citizens Business Bank in the form of Schedule 7.2(n).

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent (other than the representations and warranties set forth in (i) Sections 4.1(a), 4.3(a), 4.3(b) and 4.7, which shall be true and correct in all material respects, and (ii) Section 4.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent has had or would reasonably be expected to result in a Material Adverse Effect on Parent; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Citizens Business Bank. Parent and Citizens Business Bank shall have performed in all material respects all of their respective obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Citizens Business Bank by their respective Chief Executive Officers or the Chief Financial Officers to such effect.

(c) Tax Opinion. The Company shall have received an opinion of Buchalter Nemer, a Professional Corporation, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such firm will be entitled to receive and rely upon customary certificates and representations of officers of Parent and the Company.

(d) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

(e) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Parent.

(f) Payment of Merger Consideration. Parent shall have delivered or cause to be delivered the Merger Consideration to the Exchange Agent and the Exchange Agent shall have confirmed such delivery in a manner reasonably acceptable to the Company.

(g) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or Parent:

(a) Mutual Consent—by mutual consent of the Company and Parent in a written instrument authorized by the Boards of Directors of the Company and Parent;

(b) Either Party—by either the Company or Parent;

(i) No Regulatory Approval—(A) if any Governmental Entity that must grant a Requisite Regulatory Approval has (1) denied approval of the Merger and such denial has become final and nonappealable, or (2) advised Parent and/or Company in writing that it will not grant (or intends to rescind or revoke if previously approved) any such Requisite Regulatory Approval and such denial has become final and nonappealable, or (B) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii) Delay—if the Merger shall not have been consummated on or before June 30, 2016 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be consummated by the End Date;

(iii) Breach—if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or on the part of Parent or Citizens Business Bank, in the case of a termination by the Company, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iv) No Company Shareholder Approval—if the Company Shareholder Approval shall not have been obtained at the Company Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Company Shareholder Approval at the Company Shareholder Meeting, or at any adjournment or postponement thereof (it being agreed by the parties that the failure to obtain the Company Shareholder Approval where there is no such breach shall not constitute a breach in and of itself.

(c) No Company Recommendation—by Parent, at any time prior to such time as the Company Shareholder Approval is obtained, in the event (A) the Company shall have breached in any material respect Section 6.9; (B) the Company or the Board of Directors of the Company shall have submitted this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.9(c), or recommends to its shareholders a Company Acquisition Proposal other than the Merger (an “Adverse Change of Recommendation”); (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal by the Company, the Board of Directors of the Company shall have failed to reaffirm its Company Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (D) a tender offer or exchange offer for outstanding shares of the Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Board of Directors of the Company recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors of the Company fails to definitively recommend against acceptance of such offer;

(d) Company Superior Proposal—by the Company, prior to such time as the Company Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Company Superior Proposal; provided that (i) the Company is not in material breach of any of the terms of this Agreement, and (ii) the Company Termination Fee is paid to Parent in advance of or concurrently with such termination in accordance with Section 8.3(b); or

(e) Parent Average Closing Price—(i) by Company, in its sole discretion, in the event that the Parent Average Closing Price is less than $13.37 or (ii) by Parent, its sole discretion, in the event that the Parent Average Closing Price is greater than $20.05.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect and none of the Company, Parent, any of its Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(c), 8.2, 8.3, and 9.3 through 9.11 shall survive any termination of this Agreement, and (ii) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, however, no party hereto shall seek to obtain, or be entitled to, any recovery for consequential, indirect or punitive damages against any other party or any of such party’s Subsidiaries, or any of their respective directors, officers, employees, attorneys, agents, advisers, managers, or Affiliates in connection with the transactions contemplated hereby.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Proxy Statement) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b).

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d) (Company Superior Proposal) or Parent pursuant to Section 8.1(c) (No Company Recommendation), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $1,650,000.00 (the “Company Termination Fee”) by wire transfer to an account specified by Parent promptly, but in any event prior to or concurrently with a termination pursuant to Section 8.1(d) or no later than two (2) Business Days after the date of termination pursuant to Section 8.1(c).

(ii) In the event that any Person shall have made a Company Acquisition Proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and:

(1) thereafter this Agreement is terminated:

(a) by either party pursuant to Section 8.1(b)(ii) (Delay), or Section 8.1(b)(iv) (No Company Shareholder Approval) but only if one or more of the following is true: (A) the Company has effected an Adverse Recommendation Change, (B) the Company has failed to hold the Company Shareholders Meeting or otherwise breached any provision of Section 6.9 or (C) the failure to obtain the Company Shareholder Results in whole or part from the breach of any of the Support Agreements by any of the shareholder parties thereto; or

(b) by Parent pursuant to Section 8.1(b)(iii) (Breach by Company), and

(2) within twelve (12) months after such termination of this Agreement, a Company Acquisition Proposal shall have been consummated or any definitive agreement with respect to a Company Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.9(d) except that the references to “more than 10%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”);

then the Company shall pay Parent the Company Termination Fee by wire transfer to an account specified by Parent prior to the earlier of the execution of a definitive agreement with respect to, or the consummation of, such Company Acquisition Proposal. In no event shall the Company be obligated to pay Parent the Company Termination Fee on more than one occasion or if the Company has paid any damages for breach and in no event shall the Company be obligated to pay parent any damages if Company has paid the Company Termination Fee.

(c) Liquidated Damages. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by the Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of Parent in the event of termination of this Agreement under such applicable section. In the event that the Company fails to pay when due any amounts payable under this Section 8.3, then (i) the party failing to so pay shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the party failing to so pay shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, however, that after any approval of the transactions contemplated by this Agreement by such shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, at the offices of Manatt, Phelps & Phillips, LLP, counsel to Parent, on the last Business Day of the calendar month in which the last to be satisfied of the conditions set forth in Article VII is satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Non-survival of Representations, Warranties and Agreements. This Article IX and the agreements of the Company and Parent contained in Section 6.7 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements set forth in this Agreement shall not survive the consummation of the Merger.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Citizens Business Bank, to:

CVB Financial Corp. / Citizens Business Bank
701 North Haven Avenue
Ontario, California 91764
Attention:	Christopher D. Myers, President & Chief
Executive Officer
Facsimile:	(909) 481-2120

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP
One Embarcadero Center
San Francisco, California 94111
Attention:	Craig D. Miller, Esq.
David Gershon, Esq.
Facsimile:	(415) 291-7474

(b) if to the Company, to:

County Commerce Bank
2400 East Gonzales Road
Oxnard, California 93036
Attention:	Joseph D. Kreutz, President and Chief Executive Officer
Facsimile:	(805) 477-7615

with a copy (which shall not constitute notice) to:

Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, California 91302-4001
Attention:	Arthur A. Coren
Professional Corporation
Facsimile:	(818) 591-3838

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the phrase “to the Knowledge of the Company” means the actual knowledge, after reasonable investigation, of any of the Company’s officers listed on Section 9.4 of the Company Disclosure Schedule, and the phrase “to the Knowledge of Parent” means the actual knowledge, after reasonable investigation, of the Chief Executive Officer and Chief Financial Officer of Parent. For purposes of this definition, a “reasonable investigation” by a Person shall mean a review by the officer of such Person of documents and/or such other information that is reasonably related to the performance of the job functions or oversight responsibilities of such officer. As used in this Agreement, “Person” or “Persons” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Entity or other entity of any kind or nature. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. As used in this Agreement, “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted. For the purposes of the first sentence of Section 6.9(b) only, the “fiduciary duties” of the Company’s Board of Directors shall be interpreted in accordance with Delaware law.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to its principles of conflicts of Laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement, and in respect of the transactions contemplated hereby, is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action, directly or indirectly, arising out of, or relating to, this Agreement or any documents referred to in this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. None of the Company, Parent or Citizens Business Bank shall, and none of the Company, Parent nor Citizens Business Bank shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned, or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent or Citizens Business Bank; provided, however, that any of either the Company, on the one hand, or Parent or Citizens Business Bank, on the other, may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the applicable rules and regulations of the Nasdaq.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except as specifically set forth Section 8.3(c), each party acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that such party would cause the other party hereto irreparable harm and that, accordingly, each party also agrees that in the event of any breach or threatened breach of this Agreement by such party, the other party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and specific performance of the terms hereof, this being in addition to any other remedies to which such party is entitled at Law or in equity.

9.12 Company Disclosure Schedule.

(a) Before entry into this Agreement, the Company delivered to Parent a schedule (a “Company Disclosure Schedule”) which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b) For purposes of this Agreement, when used with respect to the Company, “Previously Disclosed” means, for the Company, information set forth by the Company in the applicable paragraph of the Company Disclosure Schedule or any other paragraph of its Company Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Company Disclosure Schedule is also applicable to the section of this Agreement in question) and, when used with respect to Parent, means information concerning Parent set forth in the Parent SEC Reports.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Name:	Christopher D. Myers
Title:	President & Chief Executive Officer

CITIZENS BUSINESS BANK

By:	/s/ Christopher D. Myers
Name:	Christopher D. Myers
Title:	President & Chief Executive Officer

COUNTY COMMERCE BANK

By:	/s/ Joseph D. Kreutz
Name:	Joseph D. Kreutz
Title:	President and Chief Executive Officer

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2015 by and among CVB Financial Corp., a California corporation (“Parent”), and the shareholder of County Commerce Bank, a California corporation (the “Company”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of the last sentence of Section 7, the Company.

Recitals

A. Parent and Company have entered into that certain Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which the Company will merge (the “Merger”) with and into Citizens Business Bank, a California corporation and wholly-owned subsidiary of Parent, whereupon each share of the Company’s common stock (“Company Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. As a condition to their willingness to enter into the Merger Agreement, Parent and Citizens Business Bank have required that each director of the Company, solely in his or her capacity as a shareholder and beneficial owner or record holder of Company Common Stock, enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent as follows:

(a) Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse in accordance with its terms.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Company Common Stock indicated under the Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Company Common Stock acquired by the Shareholder after the date of this Agreement, the “Shares”) and, as of the date of this Agreement, the Existing Shares constitute all the shares of Company Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

2. Voting Agreement and Agreement Not to Transfer.

(a) From the date of this Agreement until the Termination Date (as defined in Section 8 below) (the “Support Period”), the Shareholder hereby agrees to vote all of the Shares held by the Shareholder (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by this Agreement at any meeting of shareholders of Company (and at any adjournment or postponement thereof), and in connection with any action of the shareholders of the Company taken by written consent, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Company under this Agreement or the Merger Agreement, and (iii) except with the prior written consent of Parent or as otherwise contemplated in or permitted by the Merger Agreement, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving the Company; or (B) any sale, lease or transfer of a material amount of the assets of the Company. During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) During the Support Period, the Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of the Company or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (A) transferring and delivering Shares to the Company to effect the exercise of an option to purchase Company Common Stock; or (B) transferring and delivering the Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement.

3. Cooperation. Except as otherwise contemplated or permitted by the Merger Agreement, during the Support Period the Shareholder agrees that the Shareholder will not directly or indirectly (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Company Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Parent) to any information or data with respect to the Company relating to a Company Acquisition Proposal.

4. No Solicitation. Except as otherwise contemplated or permitted by the Merger Agreement, during the Support Period, Shareholder shall not, and shall not permit any attorney or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions prohibited by Section 6.9(a) of the Merger Agreement that the Company has agreed not to take, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Company Common Stock, other than to recommend that shareholders of the Company vote in favor of the adoption and approval of the Merger Agreement and the Merger. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any possible Company Acquisition Proposal and will use Shareholder’s commercially reasonable efforts to inform any representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Company Common Stock or other securities of the Company of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement. Shareholder shall use Shareholder’s commercially reasonable efforts to cause Company to comply with the provisions of Section 6.9(b) of the Merger Agreement.

6. Shareholder Capacity. The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in his or her capacity as a director of the Company or as a trustee of any the Company benefit plan. Nothing in this Agreement shall be deemed in any manner to limit the discretion of the Shareholder to take any action, or fail to take any action, in his or her capacity as a director of the Company or as a trustee of any benefit plan of the Company, that Shareholder determines Shareholder should take (or fail to take) in the exercise of Shareholder’s duties and responsibilities as a director of the Company or as a trustee of any benefit plan of the Company.

7. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs the Company to enter a stop transfer order with respect to all of Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. The Company agrees that it shall comply with such stop transfer instructions.

8. Termination. This Agreement and the obligations of the Shareholder hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”).

9. Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Parent in the event of a breach of any of the provisions of this Agreement and that Parent may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Parent may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be Parent’s sole remedy under this Agreement, unless Parent shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by Parent Shareholder submits to the jurisdiction of such court in any such action.

10. Miscellaneous.

(a) Definitional Matters.

(i) All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

(ii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b) Entire Agreement. This Agreement together the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(d) Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

(e) Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

(f) Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(g) Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(h) Reliance on Counsel and Other Advisors. The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

(i) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(j) Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile shall have the same force as manual signed originals.

(k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers, President & Chief

           Executive Officer

Facsimile: (909) 481-2120

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

If to the Company, to:

County Commerce Bank

2400 East Gonzales Road

Oxnard, California 9303

Attention: Joseph D. Kreutz, President and Chief Executive Officer

Facsimile:  (805) 477-7614

with a copy (which shall not constitute notice) to:

Horgan, Rosen, Beckham & Coren, L.L.P.

23975 Park Sorrento, Suite 200

Calabasas, California 91302- 4001

Attention: Arthur A. Coren Professional Corporation

Facsimile: (818) 591-3838

If to the Shareholder, to the address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:

Christopher D. Myers
President and Chief Executive Officer

COUNTY COMMERCE BANK

By:

Joseph D. Kreutz
Title:	President and Chief Executive Officer

SHAREHOLDER:

Name:

[Signature Page to Voting and Support Agreement]

[1]
Name:

Number of Shares:

Address for Notices:

[1]	If spousal signature required

[Signature Page to Voting and Support Agreement]

Exhibit B

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement”), is made and entered into by and between Citizens Business Bank, a California banking corporation (“Citizens”), and County Commerce Bank, a California banking corporation (“County”).

WHEREAS, Citizens is a wholly-owned subsidiary of CVB Financial Corp, a California Corporation (“CVB”); and

WHEREAS, the Boards of Directors of Citizens and County have approved, and deem it advisable and in the best interests of Citizens, County and their respective shareholders, that Citizens and County consummate the business transaction provided for in this Agreement in which County would merge with and into Citizens (the “Merger”) as contemplated in that certain Agreement and Plan of Reorganization and Merger dated as of October 14, 2015 by and among CVB, Citizens and County (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that County shall be merged with and into Citizens in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Agreement of Merger, as certified by the California Secretary of State, is filed with the California Department of Business Oversight pursuant to Section 4887(b) of the California Financial Code (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, County shall be merged with and into Citizens and the separate corporate existence of County shall cease. Citizens shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, County and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “Citizens Business Bank.”

(d) Offices. All branch offices of Citizens and County that were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Citizens or County and applicable regulatory authorities after the date of this Agreement.

(e) Further Actions. County shall execute and deliver any documents and instruments and take all action, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Corporate Governance Matters.

(a) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Citizens as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(b) Board of Directors and Officers. The directors and officers of Citizens at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

Section 3. Treatment of Shares.

(a) Shares of County.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of County common stock, each share of County common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law) shall converted into the right to receive (i) the number of shares of CVB common stock, no par value, (“CVB Common Stock”) equal to [●] shares of CVB Common Stock, together with any cash in lieu of fractional shares and (ii) $[●] cash.

(ii) Any shares of the County common stock owned by County as treasury stock or owned, directly or indirectly, by County, CVB or any of CVB’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii) Shares of County common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 3(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(iv) At the Effective Time, the stock transfer books of County will be closed and no transfer of County common stock theretofore outstanding will thereafter be made.

(b) Shares of Citizens. All shares of Citizens Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

Section 4. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Plan of Merger, any or all of which may be waived in accordance with the terms and provisions of the Plan of Merger.

Section 5. Termination and Amendment.

(a) Termination. Notwithstanding the approval of this Agreement by the shareholders of County or Citizens, this Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part of any of Citizens or County or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Plan of Merger.

(b) Amendment. This Agreement may be amended by Citizens and County at any time prior to the Effective Time without the approval of the shareholders of Citizens or County with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to County shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 6. Governing Law. THIS AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE

PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

Section 7. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

Section 8. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 9. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

CITIZENS BUSINESS BANK

By:
[●]
[●]

By:
[●]
[●]

COUNTY COMMERCE BANK

By:
[●]
[●]

By:
[●]
[●]

EXHIBIT C-1

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) dated as of October 14, 2015 is entered into by and between Citizens Business Bank, a California banking corporation (“CBB”), and [●] (“Shareholder”).

RECITALS

A. CVB Financial Corp., a California corporation (“CVB”), and parent corporation of CBB, and County Commerce Bank, a California corporation (“Bank”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of October 14, 2015 (the “Merger Agreement”) which, among other things, contemplates the merger of Bank into CBB (the “Merger”).

B. Shareholder is a beneficial owner of Bank common stock and a director and/or executive officer of Bank.

C. Shareholder is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Bank and/or pursuant to Shareholder’s change in control/severance agreement by and between Shareholder and Bank.

D. As an inducement to CVB to enter into the Merger Agreement, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Bank in accordance with the terms hereof.

E. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Bank has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of CBB immediately prior to termination of Shareholder’s employment with CBB, if applicable.

“Enterprise” means the provision of Financial Services conducted by Bank at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” means any Person with whom Bank has actively pursued a relationship to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger; provided, however, that in each case Shareholder was aware of such pursuit of a relationship during Shareholder’s service to Bank prior to the Effective Time; and provided further, that Bank’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information,

Customers, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Bank of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Bank or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); (iii) information that has been acquired by Shareholder as a result of a professional relationship with a Customer or Prospective Customer unrelated to such Shareholder’s services or relationship with Bank; or (iv) information relating to a Customer or Prospective Customer that is disclosed to the Shareholder directly by such Customer or Prospective Customer.

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and CBB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a) CVB would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for CVB to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that [he/she] is entering into this Agreement with CBB to induce CVB to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of [his/her] position with Bank, Shareholder has developed considerable expertise in the business operations of Bank and has access to Trade Secrets. Shareholder recognizes that CVB and CBB would be irreparably damaged, and its substantial investment in Bank materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Bank in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE II

NONCOMPETITION AND NONSOLICITATION

2.1 Noncompetition. From the date of this Agreement and for the period ending on the expiration of the twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of CBB own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant with, any business or enterprise engaged in providing Financial Services similar to the Enterprise within the Counties of Ventura, Santa Barbara or Los Angeles (the “Territory”). Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (y) Shareholder participates in any such business solely (A) as an officer or director of CVB or CBB or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (z) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner [his/her] expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2 Nonsolicitation. During the Applicable Period, Shareholder shall not, directly or indirectly, without the prior written consent of CVB or CBB, on behalf of any Financial Institution, (i) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services, or (ii) solicit or aid in the solicitation of any officers or employees of Bank, or (iii) induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Bank as of the date hereof or immediately prior to the Effective Time of the Merger to terminate such person’s relationships with the Surviving Corporation. The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solutions by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s). Notwithstanding the provisions of this Section 2.2, unless Shareholder’s business is the business of a Financial Institution, Shareholder shall not be prohibited from providing the services that Shareholder provides in the normal course of Shareholder’s business in accordance with past practices (as of the date of this Agreement) to Persons who are Customers.

2.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Bank, or as otherwise approved by Bank, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of the CVB and/or CBB or as otherwise approved by CVB or CBB, Shareholder (i) shall make no use of the Trade Secrets, or any other part thereof, (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of CBB, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to CVB and/or CBB.

2.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) Shareholder is required to disclose or reveal under any applicable Law, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

(b) Shareholder is otherwise required to disclose or reveal by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement is advance of each disclosure; or

(c) Upon the advice of Shareholder’s counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and CBB on the other, and the existence of any claim or cause of action by Shareholder against Bank, CBB, CVB, or any of their respective Affiliates (or the existence of any claim or cause of action by CBB or CVB against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against CBB or CVB, as the case may be.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 4.3, (i) the obligations of Shareholder under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period.

(c) Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and CBB or the Surviving Corporation, on the other hand.

4.4 Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to CBB in the event of a breach of any of the provisions of this Agreement and that CBB may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CBB may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that CBB has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, CBB shall have the right to inform any third party that CBB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of CBB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBB set forth in this Agreement may give rise to claims by CBB against such third party in addition to any other remedy to which they may be entitled at law or in equity.

4.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to CBB, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers

Fax No.: (909) 483-7199

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Fax No: (415) 291-7474

If to Shareholder, addressed to:

Fax No: ( )

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by CBB in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CBB of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by CBB only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of CBB and its successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

SHAREHOLDER

(Signature)

(Type or Print Shareholder’s Name)

Attachment 1 to Exhibit C-1

Shareholders signing Noncompetition and Nonsolicitation Agreement in the form of Exhibit C-1:

1.	Joseph D. Kreutz

2.	J. Roger Myers

3.	H. Randall Kinsling

4.	Jeffrey R. Becker

5.	Robert O’Hollaren, M.D.

6.	Martin J. Marietta

EXHIBIT C-2

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) dated as of October 14, 2015 is entered into by and between Citizens Business Bank, a California banking corporation (“CBB”), and Richard Favor (“Shareholder”).

RECITALS

A. CVB Financial Corp., a California corporation (“CVB”), and parent corporation of CBB, and County Commerce Bank, a California corporation (“Bank”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of October 14, 2015 (the “Merger Agreement”) which, among other things, contemplates the merger of Bank into CBB (the “Merger”).

B. Shareholder is a beneficial owner of Bank common stock and a director and/or executive officer of Bank and Shareholder intends to join the Surviving Corporation as a Senior Vice President and Senior Credit Administrator following the Merger.

C. Shareholder is entitled to receive, upon consummation of the Merger, substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Bank and/or pursuant to Shareholder’s Change in Control Severance Agreement by and between Shareholder and Bank.

D. As an inducement to CVB to enter into the Merger Agreement, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Bank in accordance with the terms hereof.

E. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Cause” means Shareholder’s (1) commission of (x) a significant act of dishonesty, deceit or breach of fiduciary duty in the performance of his duties as an employee of CBB or (y) an act of dishonesty, deceit or moral turpitude that could reasonably be expected to cast CBB in an unfavorable light, (2) gross or willful failure in any way to perform substantially the duties of his employment, after a written warning concerning performance is given to Shareholder which identifies the manner in which Shareholder has failed to perform such duties, or (3) willfully acted or failed to act (x) in a manner which in the reasonable estimation of CBB constitutes insubordination or (y) in any other way that violates Shareholder’s duties under this Agreement and that adversely affects CBB.

“Customer” means any Person (i) with whom Bank has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of the Surviving Corporation immediately prior to termination of Shareholder’s employment with the Surviving Corporation, if applicable.

“Enterprise” means the provision of Financial Services conducted by Bank at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans or the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” means any Person with whom Bank, CBB or the Surviving Corporation has actively pursued a relationship to provide Financial Services at any time between the date of execution of the Merger Agreement and the later of the (i) Effective Time of the Merger or (ii) immediately prior to termination of Shareholder’s employment with the Surviving Corporation, if applicable; provided, however, that in each case Shareholder was aware of such pursuit of a relationship during Shareholder’s service to Bank prior to the Effective Time; and provided further, that Bank’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Bank of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Bank or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); (iii) information that has been acquired by Shareholder as a result of a professional relationship with a Customer or Prospective Customer unrelated to such Shareholder’s services or relationship with Bank; or (iv) information relating to a Customer or Prospective Customer that is disclosed to the Shareholder directly by such Customer or Prospective Customer.

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and CBB agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a) CVB would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for CVB to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that he is entering into this Agreement with CBB to induce CVB to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his position with Bank, Shareholder has developed considerable expertise in the business operations of Bank and has access to Trade Secrets. Shareholder recognizes that CVB and CBB would be irreparably damaged, and its substantial investment in Bank materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Bank in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE II

NONCOMPETITION AND NONSOLICITATION

2.1 Noncompetition. From the date of this Agreement and for the period ending on the expiration of the twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of CBB own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, or consultant with, any business or enterprise engaged in providing Financial Services similar to the Enterprise within the Counties of Ventura, Santa Barbara or Los Angeles (the “Territory”). Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (y) Shareholder participates in any such business solely (A) as an officer or director of CVB or CBB or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (z) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner his expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2 Nonsolicitation. During the Applicable Period, Shareholder shall not, directly or indirectly, without the prior written consent of CVB or CBB, on behalf of any Financial Institution, (i) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services, or (ii) solicit or aid in the solicitation of any officers or employees of the Bank or the Surviving Corporation, or (iii) induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Bank or the Surviving Corporation immediately prior to the termination of Shareholder’s employment with the Bank or the Surviving Corporation, as the case may be. The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solutions by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Bank, or as otherwise approved by Bank, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of the CVB and/or CBB or as otherwise approved by CVB or CBB, Shareholder (i) shall make no use of the Trade Secrets, or any other part thereof, (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of CBB, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to CVB and/or CBB.

2.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) Shareholder is required to disclose or reveal under any applicable Law, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

(b) Shareholder is otherwise required to disclose or reveal by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement is advance of each disclosure; or

(c) Upon the advice of Shareholder’s counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and CBB on the other, and the existence of any claim or cause of action by Shareholder against Bank, CBB, CVB, or any of their respective Affiliates (or the existence of any claim or cause of action by CBB or CVB against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against CBB or CVB, as the case may be.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated pursuant to subsection (a) of this Section 4.3, the obligations of Shareholder under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period; provided, however, if Shareholder accepts a post-Merger position of employment with CBB and is so employed by CBB after the Merger, then Shareholder’s obligations under Section 2.1 shall terminate at such time prior to the end of the Applicable Period, if ever, that CBB (or a successor of CBB) terminates Shareholder without Cause, reduces Shareholder’s base salary, reduces Shareholder’s bonus potential or reassigns Shareholder to a territory outside Ventura County, provided further, that if CBB fails to offer Shareholder a post-Merger position of employment with CBB on the terms described in the offer letter provided by CBB to Shareholder on or prior to the date of this Agreement, then Shareholder’s obligations under Section 2.1 shall terminate at the Effective Time of the Merger.

(c) Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and CBB or the Surviving Corporation, on the other hand.

4.4 Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to CBB in the event of a breach of any of the provisions of this Agreement and that CBB may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CBB may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that CBB has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, CBB shall have the right to inform any third party that CBB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of CBB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBB set forth in this Agreement may give rise to claims by CBB against such third party in addition to any other remedy to which they may be entitled at law or in equity.

4.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to CBB, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers

Fax No.: (909) 483-7199

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Fax No: (415) 291-7474

If to Shareholder, addressed to:

Fax No: ( )

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by CBB in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CBB of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by CBB only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of CBB and its successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	Christopher D. Myers
Title:	President and Chief Executive Officer

RICHARD FAVOR

(Signature)

APPENDIX B

October 14, 2015

The Board of Directors

County Commerce Bank

2400 East Gonzales Road

Oxnard, CA 93036

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of County Commerce Bank (“CNYB”) of the Merger Consideration (as defined below) to be received by such shareholders in the proposed merger (the “Merger”) of CNYB with and into Citizens Business Bank (“Citizens Bank”), a wholly owned subsidiary of CVB Financial Corp (“CVBF”), pursuant to the Agreement and Plan of Reorganization and Merger (the “Agreement”) to be entered into by and among CNYB, Citizens Bank and CVBF. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any further action of the part of CNYB, CVBF, the holders of common stock of CNYB (“CNYB Common Stock”) or the holders of common stock, no par value per share, of CVBF (the “CVBF Common Stock”), each share of CNYB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) cash (the “Per Share Cash Consideration”) in an amount equal to the quotient of (A) the “Net Aggregate Cash Consideration” (as defined below), divided by (B) the number of shares of CNYB Common Stock issued and outstanding immediately prior to the Effective Time (the “CNYB Closing Shares”) and (ii) shares of CVBF Common Stock (the “Per Share Stock Consideration”) in an amount equal to the quotient of (A) $20,625,000, divided by (B) the CNYB Closing Shares, further divided by (C) the “CVBF Average Closing Price” (as defined below). The Per Share Cash Consideration and the Per Share Stock Consideration, taken together, are referred to herein as the “Merger Consideration.” The terms and conditions of the Merger are more fully set forth in the Agreement.

For the purposes hereof, (i) “Net Aggregate Cash Consideration” means the difference between (i) $20,625,000 minus (ii) the aggregate cash consideration to be paid in respect of certain outstanding options to purchase CNBY Common Stock, as provided in the Agreement and (ii) “CVBF Average Closing Price” means the daily closing volume-weighted average price of CVBF Common Stock on the Nasdaq Global Select Market for the twenty consecutive trading days starting on the 25th trading day prior to the Effective Time, subject to adjustment as provided in the Agreement (as to which we express no opinion).

KBW has acted as financial advisor to CNYB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of KBW’s business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, CNYB and CVBF. In addition, further to an existing sales and trading relationship between CVBF and a KBW affiliated broker-dealer, such affiliate from time to time purchases securities from, and sells securities to, CVBF. As a market maker in securities, KBW and its affiliates may from time to time

Keefe, Bruyette & Woods, A Stifel Company  ●  One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020  ●  Toll Free: 877.520.8569  ●  Fax 415.782.5527  ●  www.kbw.com

The Board of Directors – County Commerce Bank

October 14, 2015

have a long or short position in, and buy or sell, debt or equity securities of CNYB and CVBF for their own accounts and for the accounts of their customers. We have acted exclusively for the board of directors of CNYB (the “Board”) in rendering this opinion and will receive a fee from CNYB for our services. A portion of our fee was payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, CNYB has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than in connection with this present engagement, in the past two years, KBW has not provided investment banking and financial advisory services to CNYB. In the past two years, KBW has not provided investment banking and financial advisory services to CVBF. We may in the future provide investment banking and financial advisory services to CNYB or CVBF and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and bearing upon the financial and operating condition of CNYB and CVBF, including among other things, the following: (i) a draft of the Agreement dated October 13, 2015 (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2014 of CNYB; (iii) the unaudited quarterly financial statements for the fiscal quarters ended March 31, 2015 and June 30, 2015 of CNYB; (iv) the audited financial statements and Annual Reports of Form 10-K for the three fiscal years ended December 31, 2014 of CVBF; (v) the unaudited quarterly financial statements and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015 and June 30, 2015 of CVBF; (vi) certain regulatory filings of CVBF, Citizens Bank and CNYB, including (as applicable) the quarterly reports on Form FR Y-9C and the quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2014 and the two quarters ended March 31, 2015 and June 30, 2015; (vii) certain other interim reports and other communications of CNYB and CVBF to their respective shareholders and investors; and (viii) other financial information concerning the businesses and operations of CNYB and CVBF that was furnished to us by CNYB and CVBF or which we were otherwise directed to use for purposes of our analyses. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CNYB and CVBF; (ii) the assets and liabilities of CNYB and CVBF; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information for CNYB and CVBF with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of CNYB that were prepared by, and provided to us and discussed with us by, CNYB management and that were used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of CVBF for 2015 through 2017 (as well as CVBF long term growth rates based thereon), all of which information was reviewed and discussed with us by CVBF management and, at the direction of CNYB management and with the consent of the Board, was used and relied upon by us based on such discussions; and (vii) estimates regarding certain pro forma financial effects of the Merger on CVBF (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by, and provided to and discussed with us by, CVBF management and used and relied upon by us at the direction of CNYB management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of CNYB and CVBF regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken

Keefe, Bruyette & Woods, A Stifel Company  ●  One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020  ●  Toll Free: 877.520.8569  ●  Fax 415.782.5527  ●  www.kbw.com

The Board of Directors – County Commerce Bank

October 14, 2015

by CNYB, with our assistance, to solicit an indication of interest from another third party regarding a potential transaction with CNYB.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon management of CNYB as to the reasonableness and achievability of the financial and operating forecasts and projections of CNYB (and the assumptions and bases therefor) that were prepared by, and provided to us and discussed with us by, such management and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of CNYB, upon CVBF management as to the reasonableness and achievability of the publicly available consensus “street estimates” of CVBF referred to above (and the CVBF long term growth rates based thereon) all of which was reviewed and discussed with us by such management, as well as the estimates regarding certain pro forma financial effects of the Merger on CVBF (and the assumptions and bases therefor, including without limitation the cost savings and related expenses expected to result or be derived from the Merger) referred to above. We have assumed that all such information is consistent with (in the case of the CVBF “street estimates” and long term growth rates referred to above), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of CVBF management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.

It is understood that the estimated and projected information of CNYB and CVBF prepared and provided to us by the respective managements of CNYB and CVBF were not prepared with the expectation of public disclosure, that all such information, together with the publicly available consensus “street estimates” of CVBF referred to above, is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such information and “street estimates.” We have assumed, based on discussions with the respective managements of CNYB and CVBF, that all of the foregoing information provides a reasonable basis upon which we could form our opinion and we express no view as to any such information (or the assumptions or bases therefor). We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CNYB or CVBF since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for CNYB and CVBF are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CNYB or CVBF, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CNYB or CVBF under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at

Keefe, Bruyette & Woods, A Stifel Company  ●  One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020  ●  Toll Free: 877.520.8569  ●  Fax 415.782.5527  ●  www.kbw.com

The Board of Directors – County Commerce Bank

October 14, 2015

which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transaction will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Merger Consideration and with no other payments in respect of the CNYB Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and any related transaction will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transaction, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CNYB, CVBF, the combined entity, or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result or be derived from the Merger. We have assumed, in all respects material to our analyses, that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of CNYB that CNYB has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CNYB, CVBF, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of CNYB Common Stock of the Merger Consideration to be received by such holders in the Merger. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction, including without limitation, the form or structure of the Merger (including the form of Merger Consideration or the allocation thereof between stock and cash) or any related transaction, any consequences of the Merger or any related transaction to CNYB, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, consulting, voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CNYB to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CNYB or the Board, (iii) the fairness of the amount or nature of any compensation to any of CNYB’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of CNYB Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CNYB (other than the holders of CNYB Common Stock (solely with respect to the Merger Consideration, as described herein and not relative to the consideration to be received by holders of any other class of securities)) or holders of any class of securities of CVBF or any other party to any transaction contemplated by the Agreement, (v) whether CVBF has sufficient cash, available lines of credit or other sources

Keefe, Bruyette & Woods, A Stifel Company  ●  One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020  ●  Toll Free: 877.520.8569  ●  Fax 415.782.5527  ●  www.kbw.com

The Board of Directors – County Commerce Bank

October 14, 2015

of funds to enable it to pay the aggregate amount of the Per Share Cash Consideration to the holders of CNYB Common Stock at the closing of the Merger, (vi) the actual value of CVBF Common Stock to be issued in the Merger, (vii) any adjustment (as provided in the Agreement) to the amount of Merger Consideration assumed to be paid in the Merger for purposes of our opinion, (viii) the prices, trading range or volume at which CNYB Common Stock or CVBF Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which CVBF Common Stock will trade following the consummation of the Merger, (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to CNYB, CVBF, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger, or to any holder of CNYB Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CNYB Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, A Stifel Company  ●  One Montgomery St., Suite 3700, San Francisco, CA 94104

Main: 415.591.5020  ●  Toll Free: 877.520.8569  ●  Fax 415.782.5527  ●  www.kbw.com

APPENDIX C

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections.

The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of CVB Financial’s articles of incorporation and bylaws.

CVB Financial is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third-party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of CVB Financial provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors’ and Officers’ Liability Insurance

CVB Financial presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Indemnification Agreements

CVB Financial has entered into an employment agreement with its chief executive officer agreeing, among other things, to indemnify him against liabilities relating to his services as a director and officer of CVB Financial and the advancement of expenses under certain circumstances. The employment agreement also requires CVB Financial to use its reasonable best efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, its chief executive officer.

Item 21. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits to this registration statement:

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization and Merger, dated October 14, 2015, by and among CVB Financial Corp., Citizens Business Bank and County Commerce Bank (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).

3.1	Articles of Incorporation of the Registrant (incorporated herein by reference to CVB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 20, 2009).

3.2	Bylaws of the Registrant (incorporated herein by reference to CVB Financial Corp.’s Annual Report on Form 10-K filed with the SEC on February 27, 2009).

5.1	Opinion of the General Counsel of the registrant as to the validity of the securities being registered.*

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.*

10.1	Consulting Agreement, dated October 14, 2015, by and between Citizens Business Bank and Joseph D. Kreutz.

23.1	Consent of KPMG LLP, independent registered public accounting firm of the Registrant.*

23.2	Consent of the General Counsel of the registrant (included in Exhibit 5.1).*

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1).*

24.1	Power of Attorney (included on the signature page to the Registration Statement).*

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy for Special Meeting of Shareholders of County Commerce Bank.*

*	Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on December 23, 2015.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Christopher D. Myers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

* Raymond V. O’Brien III	Director and Chairman of the Board	December 23, 2015

* George A. Borba, Jr.	Director and Vice Chairman	December 23, 2015

* Stephen A. Del Guercio	Director	December 23, 2015

* Robert M. Jacoby	Director	December 23, 2015

* Kristina M. Leslie	Director	December 23, 2015

/s/ CHRISTOPHER D. MYERS Christopher D. Myers	Director and Chief Executive Officer and President (Principal Executive Officer)	December 23, 2015

* Hal W. Oswalt	Director	December 23, 2015

* San E. Vaccaro	Director	December 23, 2015

/s/ RICHARD C. THOMAS Richard C. Thomas	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2015

*	By Christopher D. Myers pursuant to the Power of Attorney executed by the directors above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/s/ Christopher D. Myers
Christopher D. Myers
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Reorganization and Merger, dated October 14, 2015, by and among CVB Financial Corp., Citizens Business Bank and County Commerce Bank (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).

3.1	Articles of Incorporation of the Registrant (incorporated herein by reference to CVB Financial Corp.’s Current Report on Form 8-K filed with the SEC on October 20, 2009).

3.2	Bylaws of the Registrant (incorporated herein by reference to CVB Financial Corp.’s Annual Report on Form 10-K filed with the SEC on February 27, 2009).

5.1	Opinion of the General Counsel of the registrant as to the validity of the securities being registered.*

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.*

10.1	Consulting Agreement dated October 14, 2015, by and between Citizens Business Bank and Joseph D. Kreutz.

23.1	Consent of KPMG LLP, independent registered public accounting firm of the Registrant.*

23.2	Consent of the General Counsel of the registrant (included in Exhibit 5.1).*

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1)*

24.1	Power of Attorney (included on the signature page to the Registration Statement).*

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2	Form of Proxy for Special Meeting of Shareholders of County Commerce Bank.*

*	Previously filed.